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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-142108

         PROSPECTUS SUPPLEMENT

(to Prospectus Dated May 10, 2007)

4,800,000 Common Units

Representing Limited Partner Interests

TRANSMONTAIGNE PARTNERS L.P.

TransMontaigne Partners L.P. is selling 4,800,000 common units representing limited partner interests.

TransMontaigne Partners L.P.'s common units are traded on the New York Stock Exchange under the symbol "TLP." On May 17, 2007, the last reported sale price of our common units on the New York Stock Exchange was $36.80 per common unit.

Investing in TransMontaigne Partners L.P.'s common units involves risk. Please read "Risk Factors" beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus.

PRICE $36.80 PER COMMON UNIT

	Price to Public	Underwriting Discounts and Commissions	Proceeds to TransMontaigne Partners L.P.
Per Common Unit	$36.80	$1.656	$35.144
Total	$176,640,000	$7,948,800	$168,691,200

TransMontaigne Partners L.P. has granted the underwriters the right to purchase up to an additional 720,000 common units to cover over-allotments, if any.

This prospectus supplement and the accompanying prospectus may be used by Morgan Stanley & Co. Incorporated and its affiliates in connection with offers and sales of the common units in certain agented brokers' transactions.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver TransMontaigne Partners L.P.'s common units on or about May 23, 2007.

Joint Book-Running Managers

Morgan Stanley	UBS Investment Bank

Wachovia Securities	A.G. Edwards

Stifel Nicolaus

May 17, 2007

Facilities
TransMontaigne Partners Facility
TransMontaigne Partners Pipeline
East Liverpool
Ohio River
Greater Cincinnati
New Albany
Louisville
Evansville
Owensboro
Henderson
Cape
Giradeau
Paducah
Mt Vernon
RAZORBACK
PIPELINE
Rogers
Oklahoma City
Mississippi River
Arkansas City
Greenville
Complex
Baton
Rouge
Dock
Mobile Complex
Jacksonville
Cape Canaveral
Tampa
Port Manatee
Port Everglades Complex
Fisher Island
Brownsville Complex

Prospectus Supplement
Prospectus Supplement Summary
Risk Factors
Use of Proceeds
Capitalization
Price Range of Common Units and Distributions
Unaudited Pro Forma Combined Financial Statements
Selected Historical Financial Data of TransMontaigne Partners
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Material Tax Consequences
Underwriting
Legal Matters
Experts
Where You Can Find More Information
Incorporation of Information Filed With the SEC
Cautionary Statement Regarding Forward-Looking Statements

Prospectus
About This Prospectus
Who We Are
The Guarantors
Risk Factors
Cautionary Statement Regarding Forward-Looking Statements
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Debt Securities
Description of the Common Units
Description of Our Partnership Agreement
Cash Distribution Policy
Conflicts of Interest and Fiduciary Duties
Material Tax Consequences
Investment in TransMontaigne Partners by Employee Cash Benefit Plans
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Incorporation of Information Filed With the SEC
Appendix A: Glossary of Terms

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in our common units, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information" and "Incorporation of Information Filed With the SEC" in this prospectus supplement and the accompanying prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any "free writing prospectus" we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our common units in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus. It does not contain all of the information that you should consider before investing in our common units. You should read the entire prospectus supplement and the accompanying prospectus, the documents incorporated by reference herein and the other documents to which we refer for a more complete understanding of our business and this offering. You should read "Risk Factors" beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus for more information about important risks that you should consider before investing in the common units. Unless we indicate otherwise, the information we present in this prospectus supplement, including references to common units outstanding and ownership percentages, assumes that the underwriters do not exercise their option to purchase additional common units.

        Unless the context requires otherwise, references to "we," "us," "our," "TransMontaigne Partners," "Partners" or the "partnership" are intended to mean TransMontaigne Partners L.P., our wholly owned and controlled operating limited partnership and operating limited liability companies and their subsidiaries. References to TransMontaigne Inc. are intended to mean TransMontaigne Inc., and its subsidiaries other than (i) TransMontaigne GP L.L.C., our general partner, (ii) TransMontaigne Partners and (iii) subsidiaries of TransMontaigne Partners.

TransMontaigne Partners L.P.

        We are a terminaling and transportation company with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Midwest. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels. Heavy refined products include residual fuel oils and asphalt. We do not purchase or market products that we handle or transport. Therefore, we do not have material direct exposure to changes in commodity prices, except for the value of refined product gains and losses arising from our terminaling services agreements with certain of our customers.

        Our existing facilities are located in four geographic regions, which we refer to as our Gulf Coast, Brownsville, River and Midwest facilities.

  •
  Gulf Coast.  Our Gulf Coast facilities consist of eight refined product terminals, seven of which are located in Florida and one of which is located in Mobile, Alabama. These facilities currently have approximately 5.8 million barrels of aggregate active storage capacity.

  •
  Brownsville.  Our terminal in Brownsville, Texas has approximately 2.2 million barrels of aggregate active storage capacity, which includes a liquefied petroleum gas terminaling facility with aggregate active storage capacity of approximately 15,000 barrels. We also operate a bi-directional refined products pipeline for an affiliate of Mexico's state-owned petroleum company for deliveries to and from Mexico.

  •
  Mississippi and Ohio Rivers.  Our River facilities are comprised of 12 refined product terminals located along the Mississippi and Ohio Rivers with approximately 2.7 million barrels of aggregate active storage capacity. Our River facilities also include a dock facility in Baton Rouge, Louisiana that is connected to the Colonial Pipeline.

  •
  Midwest.  Our Midwest facilities consist of a 67-mile interstate refined products pipeline, which we refer to as the Razorback Pipeline, and three refined product terminals with approximately 0.6 million barrels of aggregate active storage capacity.

        We principally derive revenues by charging fees for providing integrated terminaling and related services, including:

  •
  throughput and additive injection fees based on the volume of product distributed at a contracted rate per barrel;

  •
  terminaling storage fees based on a rate per barrel of storage capacity per month;

  •
  ancillary services, such as heating and mixing of stored products; and

  •
  product transfer services.

We generate revenues at the Razorback Pipeline by charging a tariff regulated by the Federal Energy Regulatory Commission, or FERC, based on the volume of product transported. We also generate management fees associated with a bi-directional refined products pipeline that we manage and operate for an affiliate of Mexico's state-owned petroleum company. We may also derive revenues from product gains or losses arising from our terminaling services agreements with certain of our customers. In addition, we operate a portion of the tank capacity at our Port Everglades (South) terminal for a major oil company and receive reimbursement for its proportionate share of operating and maintenance expenses.

        Based on our terminaling services contracts in effect at April 1, 2007, we have contractual commitments from our customers that are expected to generate a majority of our actual revenues for the year ending December 31, 2007. We expect that our actual revenues for the year will be higher than our contractual commitments because of throughput agreements with customers that do not contain minimum revenue commitments and because our customers often use other services we provide that are in addition to the services covered by the minimum revenue commitments.

Our Relationship with TransMontaigne Inc. and Morgan Stanley Capital Group

        We are controlled by our general partner, TransMontaigne GP L.L.C., a Delaware limited liability company, the sole member of which is TransMontaigne Services Inc., which is a wholly owned subsidiary of TransMontaigne Inc. Effective September 1, 2006, Morgan Stanley Capital Group Inc., a wholly owned subsidiary of Morgan Stanley, purchased all of the issued and outstanding capital stock of TransMontaigne Inc. and, as a result, Morgan Stanley became the indirect owner of our general partner. After giving effect to this offering, TransMontaigne Inc. and Morgan Stanley will continue to have a significant interest in our partnership through their indirect ownership of subordinated units representing limited partner interests equal to approximately 26.9% of our aggregate outstanding limited and general partner interests, our sole general partner interest (representing 2% of our aggregate outstanding limited and general partner interests) and the incentive distribution rights.

        TransMontaigne Inc. is a leading distributor of unbranded refined petroleum products to independent wholesalers and industrial and commercial end users, delivering approximately 0.3 million barrels per day throughout the United States, primarily in the Gulf Coast, East Coast and Midwest regions.

        Morgan Stanley is a leading global trading company with extensive trading activities focused on the energy markets, including crude oil and refined petroleum products. Morgan Stanley Capital Group is the principal commodities trading arm of Morgan Stanley. Morgan Stanley Capital Group's trading and risk management activities cover a broad spectrum of the energy industry with extensive resources dedicated to refined product supply and transportation. Morgan Stanley Capital Group engages in trading both physical commodities, like the refined petroleum products that we handle in our terminals, and exchange or over-the-counter commodities derivative instruments. Morgan Stanley Capital Group has access to substantial strategic long-term storage capacity located on all three coasts of the United States, in Northwest Europe and Asia.

        Pursuant to the terms of the terminaling services agreements that we have executed with Morgan Stanley Capital Group, we expect to derive a majority of our revenues from Morgan Stanley Capital Group for the foreseeable future.

Business Strategies

        Our primary business objective is to increase distributable cash flow per unit. The most effective means of growing our business and increasing cash distributions to our unitholders is to expand our asset base and infrastructure and to increase utilization of our existing infrastructure. We intend to accomplish this by executing the following strategies:

        Generate stable cash flows through the use of long-term contracts with our customers.    We intend to continue to generate stable cash flows by capitalizing on the fee-based nature of our business, our minimum revenue commitments from our customers, the long-term nature of our contracts with many of our customers and our lack of material direct exposure to changes in commodity prices.

        Pursue strategic and accretive acquisitions in new and existing markets.    We plan to pursue acquisitions of energy-related terminaling and transportation facilities, including facilities that may be outside our existing areas of operation.

        Maximize the benefits of our relationship with TransMontaigne Inc. and Morgan Stanley Capital Group.     TransMontaigne Inc. and Morgan Stanley Capital Group intend to use us as the primary vehicle for their energy-related terminaling and transportation businesses that support their physical trading, marketing and distribution businesses.

        Execute cost-effective expansion and asset enhancement opportunities.    We continually evaluate opportunities to expand our existing asset base. For example, because an increase in waterborne terminal capacity may facilitate a significant reduction in freight costs for our customers, we currently are in the process of examining an expansion of our Gulf Coast terminaling capacity.

        Maintaining a disciplined financial policy.    We will continue to pursue a disciplined financial policy by maintaining a prudent capital structure, managing our exposure to interest rate risk and conservatively managing our cash reserves.

Competitive Strengths

        We believe that we are well positioned to successfully execute our business strategies using the following competitive strengths:

        The terminaling services agreements we have with our existing customers provide us with stable cash flows.     Based on our terminaling services agreements in effect at April 1, 2007, we have contractual commitments from our customers that are expected to generate a majority of our actual revenues for the year ending December 31, 2007. We expect that our actual revenues for the year will be higher than our contractual commitments because of throughput agreements with customers that do not contain minimum revenue commitments and because our customers often use other services we provide that are in addition to the services covered by the minimum revenue commitments.

        We do not have material direct commodity price risk.    Because we do not purchase or market the products that we handle or transport, our cash flows are not subject to material direct exposure to changes in commodity prices.

        Our relationships with TransMontaigne Inc. and Morgan Stanley Capital Group enhance our ability to make strategic acquisitions.    Our exclusive option under the omnibus agreement with TransMontaigne Inc. offers us an attractive means of expanding our asset base by allowing us to negotiate for the purchase of TransMontaigne Inc.'s Southeast terminaling operations, which currently include 24 terminals with an aggregate active storage capacity of approximately 8.5 million barrels. Under the omnibus agreement, we also have the right to negotiate for the purchase of certain facilities that TransMontaigne Inc. purchases or constructs in the future.

        In addition, we believe that our relationships with TransMontaigne Inc. and Morgan Stanley Capital Group will provide us with an advantage in acquiring businesses that have an element of commodity price risk or product marketing and distribution risk inherent in their operations. In these circumstances, we expect that Morgan Stanley Capital Group will assume most or all of the direct commodity price exposure and that TransMontaigne Inc. will assume most or all of the risks related to distributing and marketing the product. As a result, we expect to operate the acquired asset infrastructure under terminaling services agreements that will provide us with stable cash flows.

        We benefit from the strategic fit between our operations and the operations of TransMontaigne Inc. and Morgan Stanley Capital Group.    The operations of TransMontaigne Inc. and Morgan Stanley Capital Group fit strategically with our broad geographical terminal and transportation distribution capability. Our terminaling service agreements with TransMontaigne Inc. and Morgan Stanley Capital Group enable them to support their refined product supply, risk management and marketing businesses and, at the same time, provide us with stable cash flows and help ensure that our facilities are more fully utilized. Moreover, we believe that the value of any terminaling facilities that we acquire will be enhanced if we can concurrently obtain a terminaling services agreement with TransMontaigne Inc. or Morgan Stanley Capital Group.

        We have the ability to execute cost-effective expansion and asset enhancement opportunities, particularly at our Gulf Coast terminals.    We have high utilization of our existing storage capacity, which enables us to focus on expanding our terminal capacity and acquiring additional terminal capacity for our current and future customers. In addition, expanding our existing waterborne terminal capacity at our terminals may facilitate a significant reduction in freight costs for our customers. We have initiated the expansion of our Port Everglades terminal complex facilities to add approximately 0.9 million barrels of storage capacity.

        We have a substantial presence in Florida, which has above-average population growth and significant demand for refined petroleum products, and is not currently served by any local refinery or interstate refined product pipeline.    Seven of our terminals serve our customers' operations in metropolitan areas in Florida, which we believe to be an attractive area for the following reasons:

  •
  Refined products are largely distributed in Florida through terminals with waterborne access, such as our terminals, because Florida has no refineries or interstate refined product pipelines.

  •
  The Florida market is attractive to physical commodity traders because they can originate product supply from multiple locations.

  •
  Florida's population is one of the fastest-growing in the United States, resulting in additional potential demand for refined products.

  •
  The ports served by our terminals are among the busiest cruise ship ports in the United States, with year-round demand.

        Through TransMontaigne Inc. and Morgan Stanley Capital Group, our general partner has access to a knowledgeable management team with significant experience in the energy industry and in executing acquisition and expansion strategies.    The members of our general partner's management team have significant experience with regard to the implementation of acquisition, operating and growth strategies in many facets of the energy industry, including crude oil marketing and transportation; natural gas and natural gas liquid gathering, processing, transportation and marketing; propane storage, transportation and marketing; and refined product storage, transportation and marketing. Over the course of their respective careers, members of our general partner's management team have established strong, long-standing relationships within the energy industry, which we believe will enable us to grow and expand our business through both acquisitions and internal expansion. In addition, through our affiliation with Morgan Stanley Capital Group, we have access to its strong relationships throughout the energy industry.

        We have the financial flexibility to pursue growth opportunities.    We currently have a $150.0 million revolving credit facility, under which we expect to have, as of March 31, 2007, approximately $131.3 million in available borrowing capacity after giving effect to this offering. We believe this available capacity will provide us with flexibility to facilitate our strategic expansion and acquisition strategies.

Recent Developments

  Senior Secured Credit Facility

        On December 22, 2006, we entered into a $225.0 million amended and restated senior secured credit facility with a consortium of lenders. This facility is composed of a $75.0 million term loan facility and a $150.0 million revolving credit facility.

  Brownsville, Texas and River Facilities

        On December 29, 2006, we acquired the Brownsville, Texas and River facilities from TransMontaigne Inc. for an aggregate purchase price of $135.0 million. We financed the acquisition of the Brownsville and River facilities through additional borrowings under our senior secured credit facility. The Brownsville and River facilities added approximately 4.9 million barrels of aggregate active storage capacity and included the Baton Rouge, Louisiana dock facility.

  Increased Distributions

        On May 8, 2007, we paid a cash distribution to unitholders of $0.47 per unit for the three months ended March 31, 2007, an increase of $0.04 per unit over the $0.43 per unit distribution paid for the three months ended December 31, 2006. By reducing outstanding borrowings under our senior secured credit facility using the proceeds of this offering, management expects that the resulting increase in cash available for distribution will enable them to recommend to the board of directors of our general partner that the quarterly cash distribution be increased to $0.50 per unit by the end of the 2007 fiscal year. However, any increase in the cash distribution to unitholders must be approved by the board of directors of our general partner based on the actual amount of cash available for distribution at the time.

        Management's expectations with respect to cash available for distribution and distribution levels are based, in part, on the future performance of the Brownsville and River facilities, acquired on December 29, 2006 from TransMontaigne Inc. The future performance of these facilities is subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those management anticipates. If the Brownsville and River facilities do not perform as anticipated, actual cash available for distribution could be insufficient to enable us to increase our distribution. Consequently, any statements about cash available for distribution or distribution levels should not be regarded as a representation by us or the underwriters that we will have sufficient cash available for distribution to make these distributions or that we will increase our current distribution levels to unitholders.

  New Morgan Stanley Terminaling Services Agreement

        We have executed a new terminaling services agreement with Morgan Stanley Capital Group that will replace our existing terminaling services agreement with TransMontaigne Inc. at our Florida, Mt. Vernon, Missouri and Rogers, Arkansas terminals. Under this agreement, Morgan Stanley Capital Group has agreed to throughput at our Florida, Mt. Vernon, Missouri and Rogers, Arkansas terminals a volume of refined product that will, at the fee schedule set forth in the agreement, result in minimum throughput payments of approximately $30.3 million for the contract year ending May 31, 2008. The new terminaling services agreement with Morgan Stanley Capital Group commences on June 1, 2007 and has a seven-year term expiring on May 31, 2014, subject to renewal. References in this prospectus supplement to our terminaling services agreement with TransMontaigne Inc. relating to our Florida, Mt. Vernon, Missouri and Rogers, Arkansas terminals should be understood to refer to our new terminaling services agreement with Morgan Stanley Capital Group once it commences on June 1, 2007.

Our Organizational Structure

        We conduct our operations through, and our operating assets are owned by, our subsidiaries. TransMontaigne GP L.L.C. is our general partner and has sole responsibility for conducting our business and managing our operations. TransMontaigne GP L.L.C. is a holding company with no independent assets or operations other than its general partner interest in TransMontaigne Partners L.P. TransMontaigne GP L.L.C. is dependent upon the cash distributions it receives from TransMontaigne Partners L.P. to service any obligations it may incur. As a result of Morgan Stanley Capital Group's acquisition of TransMontaigne Inc. on September 1, 2006, Morgan Stanley became the indirect owner of our general partner.

        After giving effect to the issuance and sale of common units offered hereby:

  •
  Public unitholders will own 8,772,500 common units, representing 72.5% of our outstanding limited partner interests, or 71.1% of all our outstanding general and limited partner interests, in the aggregate.

  •
  TransMontaigne Inc., Morgan Stanley Capital Group and their affiliates will collectively own 3,322,266 subordinated units, representing 27.5% of our outstanding limited partner interests, or 26.9% of all our outstanding general and limited partner interests, in the aggregate.

  •
  TransMontaigne GP L.L.C., our general partner, will have made a capital contribution in an amount sufficient to maintain its general partner interest equal to 2% of all our outstanding general and limited partner interests, in the aggregate.

Aggregate ownership of TransMontaigne Partners L.P. after this offering:

Common Units held by Public Unitholders	71.1%
Subordinated Units held by TransMontaigne Inc. and Morgan Stanley*	26.9%
General Partner Interest held by TransMontaigne Inc.	2.0%

100.0%

*
TransMontaigne Inc. and Morgan Stanley do not directly own any common units.

        The diagram on the following page depicts our organization and structure after giving effect to the offering.

THE OFFERING

Common units offered to the public	4,800,000 common units.
5,520,000 common units if the underwriters exercise their over-allotment option in full.
Units outstanding after this offering	8,772,500 common units and 3,322,266 subordinated units, representing limited partner interests in us of 71.1% and 26.9%, respectively.
9,492,500 common units if the underwriters exercise their over-allotment option in full.
Use of proceeds
$167.4 million, or approximately $192.7 million if the underwriters' over-allotment is exercised in full (after deducting underwriting discounts and commissions and estimated expenses of approximately $1.3 million), plus an additional capital contribution from our general partner of approximately $3.6 million, or approximately $4.1 million if the underwriters' over-allotment is exercised in full. We plan to use the net proceeds from this offering primarily to reduce the indebtedness outstanding under our senior secured credit facility, as well as for general business purposes, future acquisitions, capital expenditures and working capital. The indebtedness being repaid was principally incurred to fund our acquisition of the Brownsville and River facilities from TransMontaigne Inc. on December 29, 2006. Affiliates of certain of the underwriters are lenders under our senior secured credit facility and, accordingly, will receive a portion of the proceeds of this offering. Please read "Use of Proceeds" in this prospectus supplement.
Cash distributions
We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement and in the glossary of terms attached as Appendix A in the accompanying prospectus. The amount of available cash may be greater than or less than the minimum quarterly distribution.

If cash distributions exceed $0.44 per unit in a quarter, our general partner will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." See "Cash Distribution Policy" in the accompanying prospectus.
For the quarter ended March 31, 2007, we declared and paid a distribution of $0.47 per unit.

Subordinated units
The principal difference between our common units and subordinated units is that in any quarter during the subordination period the subordinated units are entitled to receive the minimum quarterly distribution of $0.40 only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. The subordination period generally will end once we meet the financial tests in the partnership agreement, but it generally cannot end before June 30, 2010.

When the subordination period ends, each remaining subordinated unit will automatically convert into one common unit, and the common units will no longer be entitled to arrearages. Please see "Cash Distribution Policy—Subordination Period" in the accompanying prospectus.
Early conversion of subordinated units
If we have earned and paid at least $1.60 on each outstanding unit and general partner unit for any three consecutive four-quarter periods ending on or after June 30, 2008, 25% of the subordinated units will convert into common units at the end of such three-year period. If we meet these tests for any three consecutive four-quarter periods ending on or after June 30, 2009, an additional 25% of the subordinated units will convert into common units. The early conversion of the second 25% of the subordinated units may not occur until at least one year after the early conversion of the first 25% of subordinated units.

In addition, the subordinated units will convert if we satisfy additional financial criteria. See "Cash Distribution Policy—Distributions of Available Cash After the Subordination Period" in the accompanying prospectus.
Issuance of additional securities
We can issue an unlimited number of securities without the consent of our unitholders. Please read "Description of Our Partnership Agreement—Issuance of Additional Securities" in the accompanying prospectus.

Limited voting rights
Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, as a holder of common units in a limited partnership you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of all outstanding common and subordinated units, including any common and subordinated units owned by our general partner and its affiliates (but excluding its general partner interest), voting together as a single class. Please read "Description of Our Partnership Agreement—Voting Rights" in the accompanying prospectus.
Limited call right
If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the year ending December 31, 2008, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed to you with respect to that period. We anticipate that for taxable years beginning after December 31, 2008, the taxable income allocable to you will represent a higher percentage of cash distributed to you. Please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" in the accompanying prospectus for an explanation of the basis of this estimate.
New York Stock Exchange symbol	"TLP."

SUMMARY HISTORICAL FINANCIAL DATA AND PRO FORMA FINANCIAL DATA

        We have derived (i) the summary historical financial data as of and for each of the years in the four-year period ended June 30, 2005, the six months ended December 31, 2005 and the year ended December 31, 2006 from our audited financial statements and related notes, (ii) the summary unaudited pro forma financial data for the year ended December 31, 2006 from our unaudited pro forma combined financial statements and related notes and (iii) the summary unaudited historical financial data as of and for the three months ended March 31, 2006 and 2007 from our unaudited financial statements and related notes.

        You should read the information below in conjunction with our historical financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Unaudited Pro Forma Combined Financial Statements" appearing elsewhere in this prospectus supplement.

					Six Months Ended December 31, 2005		Pro Forma	Three Months Ended March 31,
	Years Ended June 30,
						Year Ended December 31, 2006	Year Ended December 31, 2006
	2002	2003	2004	2005				2006	2007
	(dollars in thousands, except per unit amounts)
Income Statement Data:
Revenues	$8,901	$17,175	$34,437	$36,093	$22,908	$56,785	$79,125	$12,090	$21,196
Operating income	2,679	4,581	10,109	10,885	8,196	9,251	14,506	3,459	6,371
Net earnings	2,154	4,581	10,115	10,703	7,139	5,122	(133)	2,719	2,459
Net earnings per limited partnership unit—diluted	—	—	—	0.13	0.90	0.44	(0.02)	0.37	0.33
Balance Sheet Data (at period end):
Total assets	$30,286	$123,806	$120,886	$119,573	$131,036	$271,361	$—	$130,010	$273,380
Long-term debt	—	—	—	28,307	28,000	189,621	—	45,508	189,700
Partners' capital	29,805	121,834	118,657	87,425	100,013	77,865	—	81,613	77,123
Cash Flow Data:
Net cash provided by operating activities	$4,545	$8,469	$16,532	$18,517	$7,833	$18,357	$—	$5,071	$2,735
Net cash (used) by investing activities	(7,115)	(95,949)	(3,256)	(3,686)	(3,042)	(162,631)	—	(18,769)	(2,749)
Net cash provided (used) by financing activities	2,592	87,448	(13,292)	(14,592)	(4,334)	147,033	—	13,611	(3,095)
Distributions to unitholders	—	—	—	—	(4,027)	(12,418)	—	(2,930)	(3,201)
Cash distributions per partnership unit	—	—	—	0.15	0.80	1.72	—	0.43	0.47

Principal Executive Offices

        Our principal executive offices are located at 1670 Broadway, Suite 3100, Denver, Colorado 80202; our telephone number at that location is (303) 672-8200.

RISK FACTORS

        An investment in our common units involves risks. You should carefully consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference as provided under "Where You Can Find More Information," including our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly report on Form 10-Q for the three months ended March 31, 2007, and the risk factors described under "Risk Factors" in the accompanying prospectus. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read "Cautionary Statement Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below, elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference.

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business.

        If any of the following risks were actually to occur, our business, financial condition, or results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in Our Business

We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution to our unitholders following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

        We may not have sufficient available cash each quarter to pay the minimum quarterly distribution to our unitholders. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the level of consumption of products in the markets in which we operate;

  •
  the prices we obtain for our services;

  •
  the level of our operating costs, including payments to our general partner; and

  •
  prevailing economic conditions.

        Additionally, the actual amount of cash we have available for distribution to our unitholders depends on other factors such as:

  •
  the level of capital expenditures we make;

  •
  the restrictions contained in our debt instruments and our debt service requirements;

  •
  fluctuations in our working capital needs; and

  •
  the amount, if any, of reserves, including reserves for future capital expenditures and other matters, established by our general partner in its discretion.

        The amount of cash we have available for distribution to our unitholders depends primarily on our cash flow, including cash flow from operations and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions to our unitholders during periods when we incur net losses and may not make cash distributions to our unitholders during periods when we generate net earnings.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

        Our level of debt could have important consequences to us. For example, our level of debt could:

  •
  impair our ability to obtain necessary financing for distributions to our unitholders, working capital, capital expenditures, acquisitions or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations and future business opportunities;

  •
  make us more vulnerable to competitive pressures, changes in interest rates or a downturn in our business or the economy generally;

  •
  impair our ability to make distributions to our unitholders; and

  •
  limit our flexibility in responding to changing business and economic conditions.

        If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions to our unitholders, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may not be able to effect any of these actions on satisfactory terms, or at all.

        Our senior secured credit facility also contains covenants limiting our ability to make distributions to our unitholders in certain circumstances. In addition, our senior secured credit facility contains various covenants that limit, among other things, our ability to incur indebtedness, grant liens or enter into a merger, consolidation or sale of assets. Furthermore, our senior secured credit facility contains covenants requiring us to maintain certain financial ratios and meet certain tests. Any future breach of any of these covenants or our failure to maintain any of these ratios or meet such tests could result in a default under the terms of our senior secured credit facility, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against the collateral.

Even if unitholders are dissatisfied, it may be difficult for them to remove our general partner without its consent.

        Our unitholders may be unable to remove our general partner without its consent because our general partner and its affiliates will own units representing 27.5% of our aggregate outstanding limited partner interests following the closing of this offering. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units, including any common and subordinated units owned by our general partner and its affiliates but excluding the general partner interest, voting together as a single class, is required to remove our general partner. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on the common units will be extinguished. The removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

        Additionally, any or all of the provisions of the omnibus agreement, other than the indemnification provisions, will be terminable by TransMontaigne Inc. at its option if our general partner is removed without cause and units held by our general partner and its affiliates are not voted in favor of that removal. Cause is narrowly defined in the omnibus agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders' dissatisfaction with our general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You also may incur a tax liability upon a sale of your units. At the completion of this offering, our general partner and its affiliates will own 3,322,266 subordinated units, which constitute 27.5% of our aggregate outstanding common and subordinated units representing limited partner interests. The subordinated units will convert into common units at the end of the subordination period. For additional information about this call right, please read "Description of Our Partnership Agreement—Limited Call Right" in the accompanying prospectus.

USE OF PROCEEDS

        We plan to use the net proceeds from this offering of approximately $167.4 million, or approximately $192.7 million if the underwriters' over-allotment is exercised in full (after deducting underwriting discounts and commissions and estimated expenses of approximately $1.3 million), plus an additional capital contribution from our general partner of approximately $3.6 million, or approximately $4.1 million if the underwriters' over-allotment is exercised in full, primarily to reduce the indebtedness outstanding under our senior secured credit facility, as well as for general business purposes, future acquisitions, capital expenditures and working capital. Affiliates of certain of the underwriters are lenders under our senior secured credit facility and, accordingly, will receive a portion of the proceeds of this offering. See "Underwriting" for additional information.

        The current amount outstanding under our senior secured credit facility, as of March 31, 2007, is approximately $189.7 million. Of this amount, $135.0 million was used to purchase the Brownsville and River facilities from TransMontaigne Inc. on December 29, 2006.

        Indebtedness under the senior secured credit facility bears interest either (i) at a rate of LIBOR plus a margin ranging from 1.5% to 2.5% depending on the total leverage ratio then in effect, or (ii) at the base rate (the greater of (a) the federal funds rate plus 0.5% or (b) the prime rate) plus a margin ranging from 0.5% to 1.5% depending on the total leverage ratio then in effect. As of March 31, 2007, the interest rate under our senior secured credit facility was 7.82%. Our senior secured credit facility has a maturity date of December 22, 2011.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of March 31, 2007 on an actual basis and on a pro forma basis to give effect to (i) the issuance of 4,800,000 common units in this offering, (ii) our general partner's capital contribution, and (iii) the application of the net proceeds as described in "Use of Proceeds."

        You should read the following table in conjunction with our consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus supplement.

	As of March 31, 2007
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$348	$348

Long-term debt	$189,700	$18,704

Partners' equity
Common unitholders	72,456	239,847
Subordinated unitholders	4,535	4,535
General partner interest	132	3,737

Total partners' equity	77,123	248,119

Total Capitalization	$266,823	266,823

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        The common units are listed and traded on the New York Stock Exchange under the symbol "TLP." On May 17, 2007, there were approximately 16 unitholders of record of our common units. This number does not include unitholders whose units are held in trust by other entities. The actual number of unitholders is greater than the number of unitholders of record.

        The following table sets forth the reported high and low per unit sales prices for our common units and cash distributions on our common units for the period indicated. The last reported sales price of our common units on the New York Stock Exchange on May 17, 2007 was $36.80 per unit.

	Low	High	Distribution(1)
2005
May 24, 2005 (initial trading day) through June 30, 2005	$23.66	$27.25	$0.15	(2)
July 1, 2005 through September 30, 2005	$25.35	$29.00	$0.40
October 1, 2005 through December 31, 2005	$21.85	$26.70	$0.40
2006
January 1, 2006 through March 31, 2006	$24.85	$29.65	$0.43
April 1, 2006 through June 30, 2006	$28.55	$33.15	$0.43
July 1, 2006 through September 30, 2006	$29.07	$31.77	$0.43
October 1, 2006 through December 31, 2006	$28.82	$31.62	$0.43
2007
January 1, 2007 through March 31, 2007	$30.12	$37.26	$0.47
April 1, 2007 through May 17, 2007	$34.70	$38.47	N/A	(3)

(1)
Represents cash distributions per unit attributable to the relevant quarter and declared and paid within 45 days after the end of that quarter.

(2)
The distribution for the quarter ended June 30, 2005 reflects the pro rata portion of the minimum quarterly distribution of $0.40 per unit for the period from the closing of the initial public offering on May 27, 2005 through June 30, 2005.

(3)
We expect that cash distributions with respect to the quarter ended June 30, 2007 will be declared in July 2007 and paid in August 2007. Units issued in this offering will receive the same per unit distribution for the quarter ending June 30, 2007 as the units outstanding prior to this offering, even though the units to be issued in this offering will have been outstanding less than a full quarter.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        On December 29, 2006 we acquired from TransMontaigne Inc. various facilities located in Brownsville, Texas, along the Mississippi and Ohio Rivers and at Baton Rouge, Louisiana. We acquired the facilities pursuant to the terms of a facilities sale agreement dated December 29, 2006. Our unaudited pro forma combined statement of operations for the year ended December 31, 2006 assumes that the following transactions occurred on January 1, 2006:

  •
  The acquisition of the Brownsville terminals, 12 terminals along the Mississippi and Ohio Rivers, and the Baton Rouge dock facility, or, collectively, the Acquired Operations, from TransMontaigne Inc. for $135.0 million; and

  •
  Borrowings under our senior secured credit facility of $135.0 million to finance the Acquired Operations and $2.6 million of deferred debt issuance costs to amend and restate our senior secured credit facility.

        The accompanying pro forma combined statement of operations should be read together with the historical consolidated financial statements of TransMontaigne Partners, which are included elsewhere or incorporated by reference in this prospectus supplement. The accompanying pro forma combined statement of operations was derived by adjusting the historical consolidated statement of operations of TransMontaigne Partners. The pro forma combined statement of operations is based on currently available information and certain estimates and assumptions that we believe are reasonable under the circumstances. The pro forma results of operations are not necessarily indicative of the results of future operations and, therefore, the actual results of operations in the future may differ from the pro forma results of operations.

        The acquisition of the Acquired Operations from TransMontaigne Inc. has been recorded at carryover basis in a manner similar to a reorganization of entities under common control. Therefore, the results of operations of the Acquired Operations are included in the historical consolidated statement of operations of TransMontaigne Partners from September 1, 2006 (the date of acquisition by Morgan Stanley Capital Group of TransMontaigne Inc., including our general partner). The results of operations of the Acquired Operations for the period January 1, 2006 through August 31, 2006 are presented separately in the accompanying unaudited pro forma combined statement of operations.

        The accompanying unaudited pro forma combined statement of operations does not give effect to any anticipated cost savings or other financial benefits expected to result from the acquisition of the Acquired Operations.

TransMontaigne Partners L.P.
Unaudited Pro Forma Combined Statement of Operations
Year ended December 31, 2006
(in thousands, except per unit amounts)

	TransMontaigne Partners	Acquired Operations	Adjustments		Pro Forma
Revenues	$56,785	$18,354	1,772	(a)	$79,125
			2,214	(b)
Direct operating costs and expenses	(26,191)	(10,364)	(400	)(b)	(36,955)
Direct general and administrative expenses	(6,453)	—	—		(6,453)
Allocated general and administrative expenses	(4,487)	(2,334)	—		(6,821)
Allocated insurance	(1,215)	(431)	—		(1,646)
Depreciation and amortization	(9,188)	(2,900)	(656	)(c)	(12,744)

Operating income	9,251	2,325	2,930		14,506
Other income (expense):
Interest income	37	—	—		37
Interest expense	(3,356)	—	(10,800	)(d)	(14,156)
Amortization of deferred debt issuance costs	(810)	—	290	(e)	(520)

Net earnings (loss)	5,122	$2,325	$(7,580)		(133)

Less:
Net earnings attributable to predecessor	(1,856)				—
General partner interest in net (earnings) loss	(66)				3

Net earnings (loss) allocable to limited partners	$3,200				$(130)

Net earnings (loss) per limited partners' unit—basic	$0.44				$(0.02)

Net earnings (loss) per limited partners' unit—diluted	$0.44				$(0.02)

Weighted average limited partners' units outstanding—basic	7,283				7,283

Weighted average limited partners' units outstanding—diluted	7,286				7,283

See accompanying notes to unaudited pro forma combined statement of operations.

TransMontaigne Partners L.P.
Notes to Unaudited Pro Forma Combined Statement of Operations

        The accompanying unaudited pro forma combined statement of operations and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions. Therefore, actual results of operations in the future could differ materially from the pro forma results of operations.

        Effective December 29, 2006, we acquired from TransMontaigne Inc. a refined product terminal with approximately 2.2 million barrels of aggregate active storage capacity in Brownsville, Texas, twelve refined product terminals along the Mississippi and Ohio Rivers with approximately 2.7 million barrels of aggregate active storage capacity, and the Baton Rouge, Louisiana dock facility, which we refer to, collectively, as the Acquired Operations, for a cash payment of $135.0 million. Our acquisition of the Acquired Operations from TransMontaigne Inc. has been recorded at carryover basis in a manner similar to a reorganization of entities under common control. Therefore, the results of operations of the Acquired Operations are included in the historical consolidated statement of operations of TransMontaigne Partners from September 1, 2006 (the date of acquisition by Morgan Stanley Capital Group of TransMontaigne Inc., including our general partner). The results of operations of the Acquired Operations for the period January 1, 2006 through August 31, 2006 are presented separately in the accompanying unaudited pro forma combined statement of operations. The difference between the consideration we paid to TransMontaigne Inc. of $135.0 million and the carryover basis of the Acquired Operations' net assets of approximately $139.0 million has been reflected as an increase to partners' equity—subordinated units in the TransMontaigne Partners historical consolidated balance sheet at December 31, 2006.

        At December 31, 2006, TransMontaigne Inc.'s accounting basis in the assets and liabilities of the Acquired Operations is preliminary and subject to change pending the completion of an ongoing appraisal of TransMontaigne Inc.'s identifiable tangible and intangible assets. TransMontaigne Inc.'s preliminary basis in the assets and liabilities of the Acquired Operations are as follows (in thousands):

	December 29, 2006	September 1, 2006
Cash	$15	$15
Trade accounts receivable	—	2,420
Prepaid expenses and other	164	126
Property, plant and equipment	111,621	108,066
Goodwill and other intangible assets, net	26,831	26,934
Other assets, net	10	3
Trade accounts payable	—	(1,221)
Other accrued liabilities	(136)	(520)

Equity	$138,505	$135,823

Pro Forma Adjustments

  (a)
  During 2006, we executed a terminaling services agreement with Valero Supply and Marketing Company, or Valero, that became effective on April 1, 2006. Pursuant to the terminaling services agreement, we agreed to provide Valero with light oil storage capacity at certain of our River terminals. Had our terminaling services agreement with Valero been effective as of January 1, 2006, our revenues for the year ended December 31, 2006 would have increased by approximately $1.8 million.

  (b)
  On December 29, 2006, we executed a terminaling services agreement with TransMontaigne Inc. for the throughput of liquefied petroleum gas, or LPG, at our Brownsville, Texas terminal. TransMontaigne Inc. acquired the LPG facilities on August 22, 2006 from Rio Vista Energy

    Partners L.P. and Penn Octane Corporation. Had TransMontaigne Inc. acquired the LPG facilities on January 1, 2006 and had our terminaling services agreement with TransMontaigne Inc. been effective as of January 1, 2006, our revenues and direct operating costs and expenses would have increased by approximately $2.2 million and $0.4 million, respectively, for the year ended December 31, 2006.

  (c)
  Reflects depreciation and amortization expense on the Acquired Operations based on the straight-line method of depreciation over the estimated useful lives of the acquired assets.

  (d)
  Reflects interest expense at 8.0% on the additional borrowings under our senior secured credit facility of $135.0 million to finance the acquisition of the Acquired Operations. Should the actual interest rate increase or decrease by 0.5%, pro forma interest expense would increase or decrease by $675,000 for the year ended December 31, 2006.

  (e)
  Reflects amortization of the $2.6 million of deferred financing costs to amend and restate our senior secured credit facility.

SELECTED HISTORICAL FINANCIAL DATA OF TRANSMONTAIGNE PARTNERS

        The following table sets forth selected historical financial data of TransMontaigne Partners for the periods and as of the dates indicated. The following selected financial data for each of the years in the four-year period ended June 30, 2005, the six months ended December 31, 2005, the year ended December 31, 2006 and the three months ended March 31, 2006 and 2007, has been derived from our consolidated financial statements. We adopted a December 31 year end for financial and tax reporting purposes effective December 31, 2005; we previously maintained a June 30 year end. You should not expect the results for any prior periods to be indicative of the results that may be achieved in future periods. You should read the following information together with our historical consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement.

							Three Months Ended March 31,
	Years Ended June 30,				Six Months Ended December 31, 2005(3)(4)
						Year Ended December 31, 2006(5)
	2002(1)	2003(2)	2004	2005			2006	2007(5)
	(dollars in thousands)
Statement of Operations Data:
Revenues	$8,901	$17,175	$34,437	$36,093	$22,908	$56,785	$12,090	$21,196
Direct operating costs and expenses	(2,894)	(6,006)	(14,231)	(15,175)	(7,896)	(26,191)	(4,527)	(8,804)
Direct general and administrative expenses	—	—	—	(79)	(1,267)	(6,453)	(1,100)	(893)
Allocated general and administrative expenses	(1,400)	(2,500)	(3,300)	(2,800)	(1,588)	(4,487)	(812)	(1,725)
Allocated insurance	(200)	(500)	(900)	(1,000)	(500)	(1,215)	(250)	(413)
Depreciation and amortization	(1,728)	(3,588)	(5,903)	(6,154)	(3,461)	(9,188)	(1,942)	(2,990)
Gain on disposition of assets, net	—	—	6	—	—	—	—	—

Operating income	2,679	4,581	10,109	10,885	8,196	9,251	3,459	6,371
Other income (expense):
Interest income	—	—	6	—	4	37	3	5
Interest expense	—	—	—	(167)	(969)	(3,356)	(697)	(3,788)
Amortization of deferred financing costs	—	—	—	(15)	(92)	(810)	(46)	(129)
Minority interest share in earnings of Razorback Pipeline	(525)	—	—	—	—	—	—	—

Net earnings	$2,154	$4,581	$10,115	$10,703	$7,139	$5,122	$2,719	$2,459

Other Financial Data:
Net cash provided by operating activities	$4,545	$8,469	$16,532	$18,517	$7,833	$18,357	$5,071	$2,735
Net cash (used) by investing activities	(7,115)	(95,949)	(3,256)	(3,686)	(3,042)	(162,631)	(18,769)	(2,749)
Net cash provided (used) by financing activities	2,592	87,448	(13,292)	(14,592)	(4,334)	147,033	13,611	(3,095)
Balance Sheet Data:
Property, plant and equipment, net	$29,985	$120,153	$118,012	$116,281	$125,884	$235,074	$125,451	$235,035
Total assets	30,286	123,806	120,886	119,573	131,036	271,361	130,010	273,380
Long-term debt	—	—	—	28,307	28,000	189,621	45,508	189,700
Equity	29,805	121,834	118,657	87,425	100,013	77,865	81,613	77,123

(1)
Effective June 30, 2002, TransMontaigne Inc. acquired the remaining 40% interest that it did not own in the Razorback Pipeline system.

(2)
The consolidated financial statements include the results of operations of the Coastal Fuels assets from the closing date of their acquisition by TransMontaigne Inc. (February 28, 2003). See Note 3 of Notes to consolidated financial statements.

(3)
The consolidated financial statements include the results of operations of the Mobile, Alabama terminal facility from the closing date of its acquisition by TransMontaigne Inc. (August 1, 2005). See Note 3 of Notes to consolidated financial statements.

(4)
The consolidated financial statements include the results of operations of the Oklahoma City, Oklahoma terminal from the closing date of our acquisition (October 31, 2005). See Note 3 of Notes to consolidated financial statements.

(5)
The consolidated financial statements include the results of operations of the Brownsville, Texas and River terminal facilities from the closing date of Morgan Stanley Capital Group's acquisition of TransMontaigne Inc. (September 1, 2006). See Note 3 of Notes to consolidated financial statements.

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the results of operations and financial condition should be read in conjunction with the accompanying consolidated financial statements included elsewhere or incorporated by reference in this prospectus supplement.

Overview

        We are a terminaling and transportation company formed by TransMontaigne Inc. At March 31, 2007, our operations are composed of:

  •
  seven refined product terminals located in Florida, with an aggregate active storage capacity of approximately 5.5 million barrels, that provide integrated terminaling services to TransMontaigne Inc., other distribution and marketing companies and the United States government;

  •
  a 67-mile, interstate refined products pipeline, which we refer to as the Razorback Pipeline, that currently transports gasolines and distillates for TransMontaigne Inc. from Mt. Vernon, Missouri to Rogers, Arkansas;

  •
  two refined product terminals, one located in Mt. Vernon, Missouri and the other located in Rogers, Arkansas, with an aggregate active storage capacity of approximately 0.4 million barrels, that are connected to the Razorback Pipeline and provide integrated terminaling services to TransMontaigne Inc.;

  •
  one refined product terminal located in Oklahoma City, Oklahoma, with aggregate active storage capacity of approximately 0.2 million barrels, that provides integrated terminaling services to a major oil company;

  •
  one refined product terminal located in Mobile, Alabama with aggregate active storage capacity of approximately 0.2 million barrels that provides integrated terminaling services to TransMontaigne Inc. and other distribution and marketing customers;

  •
  one refined product terminal located in Brownsville, Texas with aggregate active storage capacity of approximately 2.2 million barrels that provides integrated terminaling services to TransMontaigne Inc., Morgan Stanley Capital Group, and other distribution and marketing customers; and

  •
  twelve refined product terminals located along the Mississippi and Ohio Rivers, or River terminals, with aggregate active storage capacity of approximately 2.7 million barrels and the Baton Rouge, Louisiana dock facility that provide integrated terminaling services to third-party distribution and marketing customers.

        We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels. Heavy refined products include residual fuel oils and asphalt. We do not purchase or market products that we handle or transport. Currently all of our operations are located in the United States.

        The majority of our business is devoted to providing terminaling and transportation services to TransMontaigne Inc. and Morgan Stanley Capital Group. TransMontaigne Inc. and Morgan Stanley Capital Group, in the aggregate, accounted for approximately 59%, 64%, 70%, 56% and 45% of our revenues for the years ended June 30, 2004 and 2005, the six months ended December 31, 2005, the year ended December 31, 2006 and the three months ended March 31, 2007, respectively. TransMontaigne Inc., formed in 1995, is a terminaling, distribution and marketing company that supplies, distributes and markets refined petroleum products to wholesalers, distributors, marketers and industrial and commercial end users throughout the United States, primarily in the Gulf Coast, East Coast and Midwest regions. TransMontaigne Inc. also provides supply chain management services to various customers throughout the United States. TransMontaigne Inc. currently relies on us to provide substantially all the integrated terminaling services it requires to support its operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Midwest. Pursuant to the terms of terminaling services agreements we have executed with TransMontaigne Inc., we expect to continue to derive a majority of our revenues from TransMontaigne Inc. and Morgan Stanley Capital Group for the foreseeable future.

        We are controlled by our general partner, TransMontaigne GP L.L.C., which is a wholly owned subsidiary of TransMontaigne Inc. TransMontaigne GP L.L.C. is a holding company with no independent assets or operations other than its general partner interest in TransMontaigne Partners L.P. TransMontaigne GP L.L.C. is dependent upon the cash distributions it receives from TransMontaigne Partners L.P. to service any obligations it may incur. Effective September 1, 2006, Morgan Stanley Capital Group, a wholly owned subsidiary of Morgan Stanley, purchased all of the issued and outstanding capital stock of TransMontaigne Inc. Morgan Stanley Capital Group is the principal commodities trading arm of Morgan Stanley. Morgan Stanley Capital Group is a leading global commodity trader involved in proprietary and counterparty-driven trading in numerous commodities including crude oil, refined petroleum products, natural gas and natural gas liquids, coal, electric power, base and precious metals, and others. Morgan Stanley Capital Group engages in trading both physical commodities, like the refined petroleum products that we handle in our terminals, and exchange or over-the-counter commodities derivative instruments. As a result of Morgan Stanley's acquisition of TransMontaigne Inc., Morgan Stanley became the indirect owner of our general partner. TransMontaigne Inc. and Morgan Stanley have a significant interest in our partnership through their ownership of our sole general partner interest, the incentive distribution rights and subordinated units representing limited partner interests equal to 44.6% of our aggregate outstanding general and limited partner interests, which will be reduced to 26.9% of our aggregate outstanding general and limited partner interests after the completion of this offering.

        We do not take ownership of or market products that we handle or transport and, therefore, we are not directly exposed to changes in commodity prices, except for the value of refined product gains and losses arising from our terminaling services agreements with certain of our customers. The volume of refined product that is handled, transported through or stored in our terminals and pipeline is directly affected by the level of supply and demand in the wholesale markets served by our terminals and pipeline. Overall supply of refined products in the wholesale markets is influenced by the products' absolute prices, the availability of capacity on delivering pipelines and vessels, fluctuating refinery margins and the markets' perception of future product prices. The demand for gasoline peaks during the summer driving season, which extends from April to September, and declines during the fall and winter months. The demand for marine fuels typically peaks in the winter months due to the increase in the number of cruise ships originating from the Florida ports. Despite these seasonalities, the overall impact on the volume of product throughput in our terminals and pipeline is not material.

Nature of Revenues and Expenses

        We derive revenues from our terminal and pipeline transportation operations by charging fees for providing integrated terminaling, transportation and related services. The fees we charge, our other sources of revenue and our direct operating costs and expenses are described below.

        Throughput and Additive Injection Fees, Net.    We earn throughput fees for each barrel of product that is distributed at our terminals by our customers. Terminal throughput fees are based on the volume of product distributed at the facility's truck loading racks, generally at a standard rate per barrel of product. We provide additive injection services in connection with the delivery of product at our terminals. These fees generally are based on the volume of product injected and delivered over the truck loading rack at our terminals.

        Terminaling Storage Fees.    We provide storage capacity at our terminals. Terminaling storage fees generally are based on a rate per barrel of storage capacity per month and vary with the duration of the terminaling services agreement and the type of product.

        Pipeline Transportation Fees.    We earn pipeline transportation fees at our Razorback Pipeline based on the volume of refined product transported and the distance from the origin point to the delivery point. The FERC regulates the tariff on the Razorback Pipeline.

        Management Fees and Reimbursed Costs.    We manage and operate for a major oil company certain tank capacity at our Port Everglades (South) terminal and receive reimbursement of its proportionate share of operating and maintenance costs. We also manage and operate for an affiliate of Mexico's state- owned petroleum company a bi-directional products pipeline connected to our Brownsville, Texas terminal facility.

        Other Revenue.    In addition to providing storage and distribution services at our terminal facilities, we also provide ancillary services including heating and mixing of stored products and product transfer services. We also recognize gains from the sale of product to TransMontaigne Inc. resulting from the excess of product deposited by our customers into our terminals over the amount of product that the customer is contractually permitted to withdraw from those terminals.

        Direct Operating Costs and Expenses.    The direct operating costs and expenses of our operations include the directly related wages and employee benefits, utilities, communications, maintenance and repairs, property taxes, rent, vehicle expenses, environmental compliance costs, materials and supplies.

        Direct General and Administrative Expenses.    The direct general and administrative expenses of our operations include costs related to operating as a public entity, such as accounting and legal costs associated with annual and quarterly reports and tax return and Schedule K-1 preparation and distribution, independent director fees and amortization of deferred equity-based compensation.

Critical Accounting Policies and Estimates

        A summary of the significant accounting policies that we have adopted and followed in the preparation of our historical consolidated financial statements is detailed in Note 1 of Notes to consolidated financial statements. Certain of these accounting policies require the use of estimates. We have identified the following estimates that, in our opinion, are subjective in nature, require the exercise of judgment, and involve complex analyses. These estimates are based on our knowledge and understanding of current conditions and actions that we may take in the future. Changes in these estimates will occur as a result of the passage of time and the occurrence of future events. Subsequent changes in these estimates may have a significant impact on our financial condition and results of operations.

        Allowance for Doubtful Accounts.    At December 31, 2006 and March 31, 2007, our allowance for doubtful accounts was $75,000 and $74,000, respectively. Our allowance for doubtful accounts represents the amount of trade receivables that we do not expect to collect. The valuation of our allowance for doubtful accounts is based on our analysis of specific individual customer balances that are past due and, from that analysis, we estimate the amount of the receivable balance that we do not expect to collect. That estimate is based on various factors, including our experience in collecting past due amounts from the customer being evaluated, the customer's current financial condition, the current economic environment and the economic outlook for the future.

        Accrued Environmental Obligations.    At December 31, 2006 and March 31, 2007, we had an accrued liability of $682,000 and $660,000, respectively, as our best estimate of the undiscounted future payments we expect to pay for environmental costs to remediate existing conditions. Estimates of our environmental obligations are subject to change due to a number of factors and judgments involved in the estimation process, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation, technology changes affecting remediation methods, alternative remediation methods and strategies, and changes in environmental laws and regulations. Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

        Costs incurred to remediate existing contamination at the terminals we acquired from TransMontaigne Inc. have been, and are expected in the future to be, insignificant. As part of the omnibus agreement, TransMontaigne Inc. retained 100% of these liabilities and indemnified us against certain potential environmental claims, losses and expenses associated with the operation of the acquired terminal facilities and occurring before the date of acquisition, up to a maximum liability (not to exceed $15.0 million for the Florida and Midwest terminals acquired on May 27, 2005, not to exceed $2.5 million for the Mobile, Alabama terminal acquired on January 1, 2006, and not to exceed $15.0 million for the Brownsville, Texas and River terminals acquired on December 29, 2006) for this indemnification obligation (see Note 2 of Notes to consolidated financial statements).

Results of Operations—Years Ended July 30, 2004 and 2005, Six Months Ended December 31, 2005, Year Ended December 31, 2006 and Three Months Ended March 31, 2006 and 2007

        In reviewing our historical results of operations, you should be aware that the accompanying consolidated financial statements include the assets, liabilities and results of operations of certain TransMontaigne Inc. terminal and pipeline transportation operations prior to their acquisition by us from TransMontaigne Inc. The results of operations of TransMontaigne Inc.'s terminals and pipelines prior to being acquired by us are reflected in the accompanying consolidated financial statements as being attributable to TransMontaigne Inc., or Predecessor. The acquired assets and liabilities have been recorded at TransMontaigne Inc.'s carryover basis. At the closing of our initial public offering on May 27, 2005, we acquired from TransMontaigne Inc. seven Florida terminals, including terminals located in Tampa, Port Manatee, Fisher Island, Port Everglades (North), Port Everglades (South), Cape Canaveral, and Jacksonville; and the Razorback Pipeline system, including the terminals located at Mt. Vernon, Missouri and Rogers, Arkansas in exchange for 120,000 common units, 2,872,266 subordinated units, a 2% general partner interest and a cash payment of approximately $111.5 million. On January 1, 2006, we acquired from TransMontaigne Inc. the Mobile, Alabama terminal in exchange for a cash payment of approximately $17.9 million. On December 29, 2006, we acquired from TransMontaigne Inc. the Brownsville, Texas terminal, 12 terminals along the Mississippi and Ohio Rivers and the Baton Rouge, Louisiana dock facility in exchange for a cash payment of $135.0 million. The acquisitions of terminal and pipeline operations from TransMontaigne Inc. have been accounted for as transactions among entities under common control and, accordingly, prior periods include the activity of the acquired terminal and pipeline operations since the date common control was established. For acquisitions made by us from TransMontaigne Inc. prior to September 1, 2006, common control was established as of the date TransMontaigne Inc. purchased the terminal and pipeline operation. For acquisitions made by us from TransMontaigne Inc. on or after September 1, 2006, common control was established as of September 1, 2006 (the date Morgan Stanley Capital Group purchased TransMontaigne Inc.).

        On February 28, 2003, TransMontaigne Inc. purchased five Florida terminals located in Port Manatee, Fisher Island, Port Everglades (North), Cape Canaveral and Jacksonville, from an affiliate of El Paso Corporation. On August 1, 2005, TransMontaigne Inc. purchased the Mobile, Alabama terminal operations from Radcliff/Economy Marine Services, Inc.

        The historical results of operations reflect the impact of the following acquisitions:

  •
  the purchase of the Brownsville, Texas terminal, River terminals and the Baton Rouge, Louisiana dock facility by Morgan Stanley Capital Group, completed in September 2006 when it acquired

    TransMontaigne Inc., and subsequent acquisition by us from TransMontaigne Inc. in December 2006;

  •
  the acquisition of the Oklahoma City, Oklahoma terminal by us, completed in October 2005;

  •
  the purchase of the Mobile, Alabama terminal by TransMontaigne Inc., completed in August 2005, and subsequent acquisition by us from TransMontaigne Inc. in January 2006;

  •
  the purchase of five Florida terminals by TransMontaigne Inc., completed in February 2003, and subsequent acquisition by us from TransMontaigne Inc. in May 2005; and

  •
  the purchase of the remaining 40% interest in the Razorback Pipeline by TransMontaigne Inc., completed in June 2002, and subsequent acquisition by us from TransMontaigne Inc. in May 2005.

        Selected results of operations data for each of the quarters in the two-year period ended June 30, 2005, the six months ended December 31, 2005, the year ended December 31, 2006 and the three months ended March 31, 2007, are summarized below (in thousands):

	Three Months Ended
	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	Year Ended June 30, 2004
Revenues	$8,812	$8,020	$8,797	$8,808	$34,437
Direct operating costs and expenses	(3,830)	(2,916)	(3,709)	(3,776)	(14,231)
Allocated general and administrative expenses	(825)	(825)	(825)	(825)	(3,300)
Allocated insurance expense	(187)	(243)	(244)	(226)	(900)
Depreciation and amortization	(1,287)	(1,537)	(1,522)	(1,557)	(5,903)
Gain on disposition of assets, net	—	6	—	—	6

Operating income	2,683	2,505	2,497	2,424	10,109
Other income (expense), net	—	—	6	—	6

Net earnings	$2,683	$2,505	$2,503	$2,424	$10,115

	Three Months Ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	Year Ended June 30, 2005
Revenues	$8,392	$8,300	$9,714	$9,687	$36,093
Direct operating costs and expenses	(3,920)	(3,820)	(3,879)	(3,556)	(15,175)
Direct general and administrative expenses	—	—	—	(79)	(79)
Allocated general and administrative expenses	(700)	(700)	(700)	(700)	(2,800)
Allocated insurance expense	(250)	(250)	(263)	(237)	(1,000)
Depreciation and amortization	(1,537)	(1,507)	(1,509)	(1,601)	(6,154)

Operating income	1,985	2,023	3,363	3,514	10,885
Other income (expense), net	—	—	—	(182)	(182)

Net earnings	$1,985	$2,023	$3,363	$3,332	$10,703

	Three Months Ended
	September 30, 2005	December 31, 2005	Six Months Ended December 31, 2005
Revenues	$10,967	$11,941	$22,908
Direct operating costs and expenses	(3,791)	(4,105)	(7,896)
Direct general and administrative expenses	(595)	(672)	(1,267)
Allocated general and administrative expenses	(775)	(813)	(1,588)
Allocated insurance expense	(250)	(250)	(500)
Depreciation and amortization	(1,674)	(1,787)	(3,461)

Operating income	3,882	4,314	8,196
Other income (expense), net	(509)	(548)	(1,057)

Net earnings	$3,373	$3,766	$7,139

	Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	Year Ended December 31, 2006
Revenues	$12,090	$11,563	$13,850	$19,282	$56,785
Direct operating costs and expenses	(4,527)	(5,647)	(6,508)	(9,509)	(26,191)
Direct general and administrative expenses	(1,100)	(672)	(3,761)	(920)	(6,453)
Allocated general and administrative expenses	(812)	(822)	(1,135)	(1,718)	(4,487)
Allocated insurance expense	(250)	(250)	(304)	(411)	(1,215)
Depreciation and amortization	(1,942)	(1,790)	(2,250)	(3,206)	(9,188)

Operating income (loss)	3,459	2,382	(108)	3,518	9,251
Other income (expense), net	(740)	(845)	(937)	(1,607)	(4,129)

Net earnings (loss)	$2,719	$1,537	$(1,045)	$1,911	$5,122

	Three Months Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	Year Ending December 31, 2007
Revenues	$21,196	—	—	—	$21,196
Direct operating costs and expenses	(8,804)	—	—	—	(8,804)
Direct general and administrative expenses	(893)	—	—	—	(893)
Allocated general and administrative expenses	(1,725)	—	—	—	(1,725)
Allocated insurance expense	(413)	—	—	—	(413)
Depreciation and amortization	(2,990)	—	—	—	(2,990)

Operating income	6,371	—	—	—	6,371
Other income (expense), net	(3,912)	—	—	—	(3,912)

Net earnings	$2,459	—	—	—	$2,459

        We derive revenues from our terminal and pipeline transportation operations by charging fees for providing integrated terminaling, transportation and related services. Our revenues were as follows (in thousands):

	Years Ended June 30,		Six Months Ended December 31,			Three Months Ended March 31,
					Year Ended December 31, 2006
	2004	2005	2004	2005		2006	2007
Throughput and additive injection fees, net	$10,617	$11,893	$5,374	$12,004	$27,122	$6,358	$10,159
Terminaling storage fees	17,711	18,014	9,015	5,270	17,068	2,549	7,763

	28,328	29,907	14,389	17,274	44,190	8,907	17,922
Pipeline transportation fees	2,141	2,242	1,098	1,226	2,449	594	574
Management fees and reimbursed costs	108	221	64	634	1,319	309	318
Other	3,860	3,723	1,141	3,774	8,827	2,280	2,382

Revenue	$34,437	$36,093	$16,692	$22,908	$56,785	$12,090	$21,196

        The revenues of our business segments were as follows (in thousands):

			Six Months Ended December 31,			Three Months Ended March 31,
	Years Ended June 30,
					Year Ended December 31, 2006
	2004	2005	2004	2005		2006	2007
Gulf Coast terminals	$30,307	$31,600	$14,583	$19,773	$40,037	$10,347	$10,792
Midwest terminals and pipeline system	4,130	4,493	2,109	3,135	6,783	1,743	1,751
Brownsville, Texas terminal (since September 1, 2006)	—	—	—	—	4,248	—	3,986
River terminals (since September 1, 2006)	—	—	—	—	5,717	—	4,667

Revenues	$34,437	$36,093	$16,692	$22,908	$56,785	$12,090	$21,196

        On August 1, 2005, TransMontaigne Inc. acquired the Mobile, Alabama terminal. The Mobile terminal is included in the results of operations of our Gulf Coast terminals business segment from the date of acquisition by TransMontaigne Inc. For the six months ended December 31, 2005 and the year ended December 31, 2006, the Mobile terminal contributed approximately $1.4 million and $3.5 million, respectively, in revenues.

        Effective October 31, 2005, we acquired the Oklahoma City, Oklahoma terminal. The Oklahoma City terminal is included in the results of operations of our Midwest terminals and pipeline system business segment from the date of acquisition. For the six months ended December 31, 2005 and the year ended December 31, 2006, the Oklahoma City terminal contributed approximately $0.2 million and $1.1 million, respectively, in revenues.

        Effective December 29, 2006, we acquired the Brownsville, Texas terminal, River terminals and the Baton Rouge, Louisiana dock facility from TransMontaigne Inc. The Brownsville terminal, River terminals and the Baton Rouge dock facility are included in our results of operations from September 1, 2006, the date of Morgan Stanley Capital Group's acquisition of TransMontaigne Inc.

        Throughput and Additive Injection Fees, Net.    We earn throughput fees for each barrel of product that is distributed at our terminals by our customers. Terminal throughput fees are based on the volume of product distributed at the facility's truck loading racks, generally at a standard rate per barrel of product. We provide additive injection services in connection with the delivery of product at our terminals. These fees generally are based on the volume of product injected and delivered over the rack at our terminals. The throughput and additive injection fees, net by business segments were as follows (in thousands):

			Six Months Ended December 31,			Three Months Ended March 31,
	Years Ended June 30,
					Year Ended December 31, 2006
	2004	2005	2004	2005		2006	2007
Gulf Coast terminals	$9,186	$10,077	$4,497	$10,807	$21,523	$5,589	$7,033
Midwest terminals and pipeline system	1,431	1,816	877	1,197	3,027	769	614
Brownsville, Texas terminal (since September 1, 2006)	—	—	—	—	1,351	—	1,501
River terminals (since September 1, 2006)	—	—	—	—	1,221	—	1,011

Throughput and additive injections fees, net	$10,617	$11,893	$5,374	$12,004	$27,122	$6,358	$10,159

        The terminaling services agreement with TransMontaigne Inc. at our Gulf Coast terminals converted the fees charged on heavy oil volumes from a storage agreement to a throughput agreement effective June 1, 2005. The throughput fees charged on heavy oil volumes were approximately $0.5 million for the one month ended June 30, 2005, approximately $3.9 million for the six months ended December 31, 2005, approximately $6.4 million for the year ended December 31, 2006 and approximately $2.0 million and $2.2 million for the three months ended March 31, 2006 and 2007, respectively.

        Effective September 1, 2006, we amended our Terminaling Services Agreement with TransMontaigne Inc. The amendment eliminated the retention by us of a loss allowance on product receipts at our Florida terminals and the collection by us of a management fee for managing and operating on behalf of TransMontaigne Inc. certain tank capacity owned by a utility company. In exchange, the amendment provides for an increase in throughput fees charged on light and heavy oil volumes at our Florida terminals. For the year ended December 31, 2006, and three months ended March 31, 2007, we recognized approximately $1.8 million and $1.5 million, respectively, of additional throughput and additive injection fees, net, due to the increase in the rate per barrel of product throughput by TransMontaigne Inc. at our Florida terminals.

        Included in the terminal throughput fees for the years ended June 30, 2004 and 2005, the six months ended December 31, 2005, and the year ended December 31, 2006 are fees charged to TransMontaigne Inc. and Morgan Stanley Capital Group of approximately $10.5 million, $11.8 million, $11.5 million and $22.9 million, respectively. Included in the terminal throughput fees for the three months ended March 31, 2006 and 2007, are fees charged to TransMontaigne Inc. and Morgan Stanley Capital Group of approximately $5.9 million and $7.9 million, respectively.

        Terminaling Storage Fees.    We provide our customers with storage capacity at our terminals. Terminaling storage fees generally are based on a rate per barrel of storage capacity per month and vary with the duration of the terminaling services agreement and the type of product. The terminaling storage fees by business segments were as follows (in thousands):

			Six Months Ended December 31,			Three Months Ended March 31,
	Years Ended June 30,
					Year Ended December 31, 2006
	2004	2005	2004	2005		2006	2007
Gulf Coast terminals	$17,711	$18,014	$9,015	$5,270	$10,786	$2,549	$2,822
Midwest terminals and pipeline system	—	—	—	—	—	—	—
Brownsville, Texas terminal (since September 1, 2006)	—	—	—	—	1,967	—	1,446
River terminals (since September 1, 2006)	—	—	—	—	4,315	—	3,495

Terminaling storage fees	$17,711	$18,014	$9,015	$5,270	$17,068	$2,549	$7,763

        Included in the terminaling storage fees for the years ended June 30, 2004 and 2005, the six months ended December 31, 2005, the year ended December 31, 2006 and the three months ended March 31, 2006 and 2007 are fees charged to TransMontaigne Inc. and Morgan Stanley Capital Group of approximately $7.2 million, $8.4 million, $nil, $0.2 million, $nil and $0.4 million, respectively, for the storage of refined products.

        Pipeline Transportation Fees.    We earn pipeline transportation fees at our Razorback Pipeline based on the volume of product transported and the distance from the origin point to the delivery point. The FERC regulates the tariff on the Razorback Pipeline. Included in pipeline transportation fees for the years ended June 30, 2004 and 2005, the six months ended December 31, 2005, and the year ended December 31, 2006, are fees charged to TransMontaigne Inc. and Morgan Stanley Capital Group of approximately $2.1 million, $2.2 million, $1.2 million and $2.4 million, respectively. Included in pipeline transportation fees for the three months ended March 31, 2006 and 2007, are fees charged to TransMontaigne Inc. and Morgan Stanley Capital Group of approximately $0.6 million and $0.6 million, respectively.

        Management Fees and Reimbursed Costs.    We manage and operate for a major oil company certain tank capacity at our Port Everglades (South) terminal and receive reimbursement of its proportionate share of operating and maintenance costs. We also manage and operate for an affiliate of Mexico's state- owned petroleum company a bi-directional products pipeline connected to our Brownsville, Texas terminal facility and receive a management fee and reimbursement of costs. From May 27, 2005 through August 31, 2006, we managed and operated on behalf of TransMontaigne Inc. certain tank capacity owned by a utility and received a management fee from TransMontaigne Inc. Effective September 1, 2006, our agreement with TransMontaigne Inc. to manage and operate the utility's tank capacity was terminated. The management fees and reimbursed costs by business segments were as follows (in thousands):

	Years Ended June 30,		Six Months Ended December 31,			Three Months Ended March 31,
					Year Ended December 31, 2006
	2004	2005	2004	2005		2006	2007
Gulf Coast terminals	$108	$221	$64	$634	$954	$309	$42
Midwest terminals and pipeline system	—	—	—	—	—	—	—
Brownsville, Texas terminal (since September 1, 2006)	—	—	—	—	365	—	276
River terminals (since September 1, 2006)	—	—	—	—	—	—	—

Management fees and reimbursed costs	$108	$221	$64	$634	$1,319	$309	$318

        Included in management fees and reimbursed costs for the years ended June 30, 2004 and 2005, the six months ended December 31, 2005, the year ended December 31, 2006 and three months ended

March 31, 2006 and 2007, are fees charged to TransMontaigne Inc. and Morgan Stanley Capital Group of approximately $nil, $0.1 million, $0.6 million, $0.8 million, $0.3 million and $nil, respectively.

        Other Revenue.    We provide ancillary services including heating and mixing of stored products and product transfer services. We also recognize gains from the sale of product to TransMontaigne Inc. and Morgan Stanley Capital Group resulting from the excess of product deposited by our customers into our terminals over the amount of product that the customer is contractually permitted to withdraw from those terminals. The other revenue by business segments were as follows (in thousands):

	Years Ended June 30,		Six Months Ended December 31,			Three Months Ended March 31,
					Year Ended December 31, 2006
	2004	2005	2004	2005		2006	2007
Gulf Coast terminals	$3,302	$3,288	$1,007	$3,062	$6,774	$1,900	$895
Midwest terminals and pipeline system	558	435	134	712	1,307	380	563
Brownsville, Texas terminal (since September 1, 2006)	—	—	—	—	565	—	763
River terminals (since September 1, 2006)	—	—	—	—	181	—	161

Other revenue	$3,860	$3,723	$1,141	$3,774	$8,827	$2,280	$2,382

        Included in other revenue for the years ended June 30, 2004 and 2005, the six months ended December 31, 2005, the year ended December 31, 2006 and three months ended March 31, 2006 and 2007, are product gains, including refined product retained under refined product gain/loss allowance provisions in our terminaling services agreements with certain of our customers, of approximately $0.8 million, $1.4 million, $3.3 million, $5.5 million, $2.0 million and $0.7 million, respectively.

        Included in other revenue for the years ended June 30, 2004 and 2005, the six months ended December 31, 2005, and the year ended December 31, 2006, are fees charged to TransMontaigne Inc. and Morgan Stanley Capital Group of approximately $0.4 million, $0.6 million, $2.8 million and $5.2 million, respectively. Included in other revenue for the three months ended March 31, 2006 and 2007, are fees charged to TransMontaigne Inc. and Morgan Stanley Capital Group of approximately $1.7 million and $0.7 million, respectively.

        Costs and Expenses.    The direct operating costs and expenses of our operations include the directly related wages and employee benefits, utilities, communications, maintenance and repairs, property taxes, rent, vehicle expenses, environmental compliance costs, materials and supplies. The direct operating costs and expenses of our operations were as follows (in thousands):

			Six Months Ended December 31,			Three Months Ended March 31,
	Years Ended June 30,
					Year Ended December 31, 2006
	2004	2005	2004	2005		2006	2007
Wages and employee benefits	$4,442	$4,975	$2,532	$2,700	$7,259	$1,277	$2,788
Utilities and communication charges	1,735	1,207	631	705	2,190	419	763
Repairs and maintenance	3,725	4,713	2,662	2,090	9,966	1,447	3,181
Office, rentals and property taxes	1,972	2,138	1,042	1,187	2,892	645	998
Vehicles and fuel costs	821	1,102	494	794	1,961	434	488
Environmental compliance costs	624	489	225	317	1,960	132	451
Other	912	551	154	103	663	173	157
Less—property and environmental insurance recoveries	—	—	—	—	(700)	—	(22)

Direct operating costs and expenses	$14,231	$15,175	$7,740	$7,896	$26,191	$4,527	$8,804

        The direct operating costs and expenses of our business segments were as follows (in thousands):

			Six Months Ended December 31,			Three Months Ended March 31,
	Years Ended June 30,
					Year Ended December 31, 2006
	2004	2005	2004	2005		2006	2007
Gulf Coast terminals	$13,044	$14,014	$7,058	$7,123	$19,123	$4,217	$4,359
Midwest terminals and pipeline system	1,187	1,161	682	773	2,117	310	634
Brownsville, Texas terminal (since September 1, 2006)	—	—	—	—	2,586	—	2,032
River terminals (since September 1, 2006)	—	—	—	—	2,365		1,779

Direct operating costs and expenses	$14,231	$15,175	$7,740	$7,896	$26,191	$4,527	$8,804

        On August 1, 2005, TransMontaigne Inc. acquired the Mobile, Alabama terminal. The Mobile terminal is included in the results of operations of our Gulf Coast terminals business segment from the date of acquisition by TransMontaigne Inc. For the six months ended December 31, 2005 and the year ended December 31, 2006, the Mobile terminal contributed approximately $0.5 million and $1.3 million, respectively, in direct operating costs and expenses.

        Effective October 31, 2005, we acquired the Oklahoma City, Oklahoma terminal. The Oklahoma City terminal is included in the results of operations of our Midwest terminals and pipeline system business segment from the date of acquisition. For the six months ended December 31, 2005 and the year ended December 31, 2006, the Oklahoma City terminal contributed approximately $33,000 and $0.4 million, respectively, in direct operating costs and expenses.

        Effective December 29, 2006, we acquired the Brownsville, Texas terminal, River terminals and the Baton Rouge, Louisiana dock facility from TransMontaigne Inc. The Brownsville terminal, River terminals and Baton Rouge dock facility are included in our results of operations from September 1, 2006, the date of Morgan Stanley Capital Group's acquisition of TransMontaigne Inc.

        The direct general and administrative expenses of our operations include costs related to operating as a separate public entity, such as accounting and legal costs associated with annual and quarterly reports and tax return and Schedule K-1 preparation and distribution, independent director fees and amortization of deferred equity-based compensation. Direct general and administrative expenses were as follows (in thousands):

	Years Ended June 30,		Six Months Ended December 31,			Three Months Ended March 31,
					Year Ended December 31, 2006
	2004	2005	2004	2005		2006	2007
Accounting and tax expenses	$—	$—	$—	$478	$1,099	$599	$607
Legal expenses	—	—	—	296	631	205	194
Independent director fees and investor relations expenses	—	10	—	60	291	30	74
Amortization of deferred equity-based compensation	—	48	—	323	610	162	—
Acceleration of vesting of all outstanding restricted phantom units and restricted common units	—	—	—	—	3,258	—	—
Provision for potentially uncollectible accounts receivable	—	—	—	—	75	—	—
Other	—	21	—	110	489	104	18

Direct general and administrative expenses	$—	$79	$—	$1,267	$6,453	$1,100	$893

        The accompanying consolidated financial statements include allocated general and administrative charges from TransMontaigne Inc. for allocations of indirect corporate overhead to cover costs of centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental, information technology, human resources, credit, payroll, taxes, engineering and other corporate services. The allocated general and administrative expenses were approximately $3.3 million for the year ended June 30, 2004, approximately $2.8 million for the year ended June 30, 2005, approximately $1.4 million for the six months ended December 31, 2004, approximately $1.6 million for the six months ended December 31, 2005, approximately $4.5 million for the year ended December 31, 2006 and approximately $0.8 million and $1.7 million for the three months ended March 31, 2006 and 2007, respectively. For the year ended December 31, 2006 and the three months ended March 31, 2007, allocated general and administrative expenses include approximately $1.2 million and $0.9 million, respectively, related to the Brownsville, Texas and River terminals.

        The accompanying consolidated financial statements also include allocated insurance charges from TransMontaigne Inc. for allocations of insurance premiums to cover costs of insuring activities such as property, casualty, pollution, automobile, directors' and officers' liability, and other insurable risks. The allocated insurance expenses were approximately $0.9 million for the year ended June 30, 2004, approximately $1.0 million for the year ended June 30, 2005, approximately $0.5 million for the six months ended December 31, 2004, approximately $0.5 million for the six months ended December 31, 2005, approximately $1.2 million for the year ended December 31, 2006 and approximately $0.3 million and $0.4 million for the three months ended March 31, 2006 and 2007, respectively. For the year ended December 31, 2006 and the three months ended March 31, 2007, allocated insurance expense includes approximately $0.2 million and $0.2 million, respectively, related to the Brownsville, Texas and River terminals.

        Depreciation and amortization expense was approximately $5.9 million for the year ended June 30, 2004, approximately $6.2 million for the year ended June 30, 2005, approximately $3.0 million for the six months ended December 31, 2004, approximately $3.5 million for the six months ended December 31, 2005, approximately $9.2 million for the year ended December 31, 2006 and approximately $1.9 million and $3.0 million for the three months ended March 31, 2006 and 2007, respectively. For the year ended December 31, 2006 and the three months ended March 31, 2007, depreciation and amortization expense includes approximately $1.8 million and $1.1 million, respectively, related to the Brownsville, Texas and River terminals.

Liquidity and Capital Resources

        Our primary liquidity needs are to fund our distributions to our unitholders, fund our capital expenditures and fund our working capital requirements. Prior to our initial public offering in May 2005, investments and advances from TransMontaigne Inc. were our primary means of funding our liquidity needs. Currently, our principal sources of funds to meet our liquidity needs are cash generated by operations, borrowings under our senior secured credit facility and debt and equity offerings.

        Excluding acquisitions, capital expenditures for the year ended June 30, 2005, the six months ended December 31, 2005, the year ended December 31, 2006 and the three months ended March 31, 2006 and 2007, were approximately $3.7 million, $1.2 million, $10.1 million, $0.8 million and $2.7 million, respectively, for terminal and pipeline facilities and assets to support these facilities. Excluding acquisitions, budgeted capital projects to be initiated during the year ending December 31, 2007, are estimated to range up to $60 million, which includes approximately $5.0 million of capital expenditures to maintain our existing facilities. The budgeted capital projects, which are expected to be completed during 2008, include the following:

Terminal	Description of Project	Incremental Storage Capacity
		(in Bbls)
Brownsville	Increase LPG tank capacity.	19,000
Tampa	Increase light oil tank capacity. Improve truck rack capacity and functionality.	265,000
Port Everglades	Increase light oil and residual oil tank capacity.	900,000
River	Reactivate light oil tank capacity.	185,000

        During 2007, we also expect to commence discussions with TransMontaigne Inc. regarding the acquisition of its Southeast terminaling operations with a goal of closing the transaction during the fourth quarter of 2007. TransMontaigne Inc.'s Southeast terminaling operations currently include 24 terminals with an aggregate active storage capacity of approximately 8.5 million barrels. We may seek to issue additional equity or debt securities to finance all or a significant portion of the purchase price of the Southeast terminaling operations.

        Future capital expenditures will depend on numerous factors, including the availability, economics and cost of appropriate acquisitions which we identify and evaluate; the economics, cost and required regulatory approvals with respect to the expansion and enhancement of existing systems and facilities; customer demand for the services we provide; local, state and federal governmental regulations; environmental compliance requirements; and the availability of debt financing and equity capital on acceptable terms.

        Senior Secured Credit Facility.    On December 22, 2006, we entered into a $225.0 million amended and restated senior secured credit facility, or senior secured credit facility, with a consortium of lending institutions. The senior secured credit facility is composed of a $75.0 million term loan facility and a $150.0 million revolving credit facility. We may elect to have loans under the Senior Secured Credit Facility bear interest either (i) at a rate of LIBOR plus a margin ranging from 1.5% to 2.5% depending on the total leverage ratio then in effect, or (ii) at the base rate (the greater of (a) the federal funds rate plus 0.5% or (b) the prime rate) plus a margin ranging from 0.5% to 1.5% depending on the total leverage ratio then in effect. We also pay a commitment fee ranging from 0.3% to 0.5% per annum, depending on the total leverage ratio then in effect, on the total amount of unused commitments. Our obligations under the senior secured credit facility are secured by a first priority security interest in favor of the lenders in our assets, including cash, accounts receivable, inventory, general intangibles, investment property, contract rights and real property.

        The terms of the senior secured credit facility include covenants that restrict our ability to make cash distributions and acquisitions. We may make distributions of cash to the extent of our "available cash" as defined in our partnership agreement. We may make acquisitions meeting the definition of "permitted acquisitions" which include: acquisitions in which the consideration paid for such acquisition, together with the consideration paid for other acquisitions in the same fiscal year, does not exceed $25.0 million; acquisitions that arise from the exercise of the option under the omnibus agreement with TransMontaigne Inc.; and acquisitions in which we have (i) provided the agent prior written documentation in form and substance reasonably satisfactory to the agent demonstrating our pro forma compliance with all financial and other covenants contained in the senior secured credit facility after giving effect to such acquisition and (ii) satisfied all other conditions precedent to such acquisition which the agent may reasonably require in connection therewith. The principal balance of loans and any accrued and unpaid interest are due and payable in full on the maturity date, December 22, 2011.

        The senior secured credit facility also contains customary representations and warranties (including those relating to organization and authorization, compliance with laws, absence of defaults, material agreements and litigation) and customary events of default (including those relating to monetary defaults, covenant defaults, cross defaults and bankruptcy events). The primary financial covenants contained in the senior secured credit facility are (i) a total leverage ratio test (not to exceed 5.75 times through the earlier of September 30, 2007 or the completion of a new equity offering of not less than $65.0 million, and not to exceed 4.5 times thereafter), (ii) a senior secured leverage ratio test (not to exceed 5.75 times through the earlier of September 30, 2007 or the completion of a new equity offering of not less than $65.0 million, and not to exceed 4.0 times thereafter), and (iii) a minimum interest coverage ratio test (not to be less than 2.25 times through September 30, 2007, then 2.5 times through December 31, 2007, and not less than 2.75 times thereafter). These financial covenants are based on a defined financial performance measure within the senior secured credit facility known as "Consolidated EBITDA."

        For each of the quarters ending on or before December 31, 2006, the senior secured credit facility stipulates our Consolidated EBITDA at approximately $9.0 million per quarter for purposes of calculating the total leverage ratio and the senior secured leverage ratio. That assumption is reflected in the following calculation of the "total leverage ratio" and "senior secured leverage ratio" contained in the senior secured credit facility for the twelve months ended March 31, 2007.

	Three Months Ended
					Twelve Months Ended March 31, 2007
	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
Financial performance debt covenant test:
Consolidated EBITDA for the total leverage ratio, as stipulated in the senior secured credit facility	$9,025	$9,025	$9,025	$9,361	$36,436
Consolidated funded indebtedness					$189,700
Total leverage ratio and senior secured leverage ratio					5.21x
Consolidated EBITDA for the interest coverage ratio	$4,440	$4,721	$3,950	$9,361	$22,472
Consolidated interest expense, as stipulated in the senior secured credit facility	$799	$891	$935	$3,783	$6,408
Interest coverage ratio					3.51x
Reconciliation of Consolidated EBITDA to cash flows provided by (used in) operating activities:
Consolidated EBITDA for total leverage ratio	$9,025	$9,025	$9,025	$9,361	$36,436
Less pro forma adjustments	(4,585)	(4,304)	(5,075)	—	(13,964)

Consolidated EBITDA for interest coverage ratio	4,440	4,721	3,950	9,361	22,472
Consolidated interest expense	(799)	(891)	(935)	(3,783)	(6,408)
Effects of our acquisition of Brownsville, Texas and River terminals on December 29, 2006	—	—	2,362	—	2,362
Change in operating assets and liabilities	1,523	(5,112)	4,026	(2,843)	(2,406)

Cash flows provided by (used in) operating activities	$5,164	$(1,282)	$9,403	$2,735	$16,020

        If we were to fail either financial performance covenant, or any other covenant contained in the senior secured credit facility, we would seek a waiver from our lenders under such facility. If we were unable to obtain a waiver from our lenders and the default remained uncured after any applicable grace period, we would be in breach of the senior secured credit facility, and the lenders would be entitled to declare all outstanding borrowings immediately due and payable.

        We believe that our future cash expected to be provided by operating activities, available borrowing capacity under our senior secured credit facility, and our relationship with institutional lenders and equity investors should enable us to meet our planned capital and liquidity requirements through at least December 2011, the maturity date of our senior secured credit facility.

        Contractual Obligations and Contingencies.    We have contractual obligations that are required to be settled in cash. The amounts of our contractual obligations at December 31, 2006, are as follows (in thousands):

	Years Ending December 31,
	2007	2008	2009	2010	2011	Thereafter
Additions to property, plant and equipment under contract	$4,337	$—	$—	$—	$—	$—
Operating leases—property and equipment	1,220	1,204	1,161	1,116	743	1,096
Long-term debt	—	—	—	—	189,621	—
Interest expense on debt(1)	15,170	15,170	15,170	15,170	14,796	—

Total contractual obligations to be settled in cash	$20,727	$16,374	$16,331	$16,286	$205,160	$1,096

(1)
Assumes that our outstanding long-term debt at December 31, 2006 remains outstanding until its maturity date and we incur interest expense at 8.0%.

        Off-Balance Sheet Arrangements.    At December 31, 2006 and March 31, 2007, our outstanding letters of credit were approximately $0.2 million and $0.2 million, respectively.

        See Notes 2, 9, 10 and 12 of Notes to consolidated financial statements for additional information regarding our contractual obligations and off-balance sheet arrangements that may affect our results of operations and financial condition.

BUSINESS

        We are a terminaling and transportation company with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Midwest. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels. Heavy refined products include residual fuel oils and asphalt. We do not purchase or market products that we handle or transport. Therefore, we do not have material direct exposure to changes in commodity prices, except for the value of refined product gains and losses arising from our terminaling services agreements with certain of our customers.

        We are controlled by our general partner, TransMontaigne GP L.L.C., which is a wholly owned subsidiary of TransMontaigne Inc. TransMontaigne GP L.L.C. is a holding company with no independent assets or operations other than its general partner interest in TransMontaigne Partners L.P. TransMontaigne GP L.L.C. is dependent upon the cash distributions it receives from TransMontaigne Partners L.P. to service any obligations it may incur. Effective September 1, 2006, Morgan Stanley Capital Group, purchased all of the issued and outstanding capital stock of TransMontaigne Inc. and, as a result, Morgan Stanley became the indirect owner of our general partner.

        TransMontaigne Inc. is a leading distributor of unbranded refined petroleum products to independent wholesalers and industrial and commercial end users, delivering approximately 0.3 million barrels per day throughout the United States, primarily in the Gulf Coast, East Coast and Midwest regions. TransMontaigne Inc. also provides supply chain management services to various customers throughout the United States. TransMontaigne Inc. currently relies on us to provide substantially all of the integrated terminaling services it requires to support its operations in our four geographic regions.

        Morgan Stanley is a leading global trading company with extensive trading activities focused on the energy markets, including crude oil and refined petroleum products. Morgan Stanley Capital Group is the principal commodities trading arm of Morgan Stanley. Morgan Stanley Capital Group's trading and risk management activities cover a broad spectrum of the energy industry with extensive resources dedicated to refined product supply and transportation. Morgan Stanley Capital Group engages in trading both physical commodities, like the refined petroleum products that we handle in our terminals, and exchange or over-the-counter commodities derivative instruments. Morgan Stanley Capital Group has access to substantial strategic long-term storage capacity located on all three coasts of the United States, in Northwest Europe and Asia.

        Our existing facilities are located in four geographic regions, which we refer to as our Gulf Coast, Brownsville, River and Midwest facilities.

  •
  Gulf Coast.  Our Gulf Coast facilities consist of eight refined product terminals, seven of which are located in Florida and one of which is located in Mobile, Alabama. These facilities currently have approximately 5.8 million barrels of aggregate active storage capacity.

  •
  Brownsville.  Our terminal in Brownsville, Texas has approximately 2.2 million barrels of aggregate active storage capacity, which includes a liquefied petroleum gas terminaling facility with aggregate active storage capacity of approximately 15,000 barrels. We also operate a bi-directional refined products pipeline for an affiliate of Mexico's state-owned petroleum company for deliveries to and from Mexico.

  •
  Mississippi and Ohio Rivers.  Our River facilities are comprised of 12 refined product terminals located along the Mississippi and Ohio Rivers with approximately 2.7 million barrels of aggregate active storage capacity. Our River facilities also include a dock facility in Baton Rouge, Louisiana that is connected to the Colonial Pipeline.

  •
  Midwest.  Our Midwest facilities consist of a 67-mile, interstate refined products pipeline, which we refer to as the Razorback Pipeline, and three refined product terminals with approximately 0.6 million barrels of aggregate active storage capacity.

Recent Developments

  Senior Secured Credit Facility

        On December 22, 2006, we entered into a $225.0 million senior secured credit facility with a consortium of lenders. This facility is composed of a $75.0 million term loan facility and a $150.0 million revolving credit facility.

  Brownsville, Texas and River Facilities

        On December 29, 2006, we acquired the Brownsville, Texas and River facilities, including the Baton Rouge, Louisiana dock facility, from TransMontaigne Inc. for an aggregate purchase price of $135.0 million. We financed the acquisition of the Brownsville and River facilities through additional borrowings under our senior secured credit facility. The Brownsville and River facilities added approximately 4.9 million barrels of aggregate active storage capacity.

  Increased Distributions

        On May 8, 2007 we paid a cash distribution to unitholders of $0.47 per unit for the three months ended March 31, 2007, an increase of $0.04 per unit over the $0.43 per unit distribution paid for the three months ended December 31, 2006. By reducing outstanding borrowings under our senior secured credit facility using the proceeds of this offering, management expects that the resulting increase in cash available for distribution will enable them to recommend to the board of directors of our general partner that the quarterly distribution be increased to $0.50 per unit by the end of the 2007 fiscal year. However, any increase in the cash distribution to unitholders must be approved by the board of directors of our general partner based on the actual amount of cash available for distribution at the time.

        Management's expectations with respect to cash available for distribution and distribution levels are based, in part, on the future performance of the Brownsville, Texas and River facilities, acquired on December 29, 2006 from TransMontaigne Inc. The future performance of these facilities is subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those management anticipates. If the Brownsville and River facilities do not perform as anticipated, actual cash available for distribution could be insufficient to enable us to increase our distribution. Consequently, any statements about cash available for distribution or distribution levels should not be regarded as a representation by us that we will have sufficient cash available for distribution to make these distributions or that we will increase our current distribution levels to unitholders.

  New Morgan Stanley Terminaling Services Agreement

        We have executed a new terminaling services agreement with Morgan Stanley Capital Group that will replace our existing terminaling services agreement with TransMontaigne Inc. at our Florida, Mt. Vernon, Missouri and Rogers, Arkansas terminals. Under this agreement, Morgan Stanley Capital Group has agreed to throughput at our Florida, Mt. Vernon, Missouri and Rogers, Arkansas terminals a volume of refined product that will, at the fee schedule set forth in the agreement, result in minimum throughput payments of approximately $30.3 million for the contract year ending May 31, 2008. The new terminaling services agreement with Morgan Stanley Capital Group commences on June 1, 2007 and has a seven-year term expiring on May 31, 2014, subject to renewal. References in this prospectus supplement to our terminaling services agreement with TransMontaigne Inc. relating to our Florida, Mt. Vernon, Missouri and Rogers, Arkansas terminals should be understood to refer to our new terminaling services agreement with Morgan Stanley Capital Group once it commences on June 1, 2007.

Industry Overview

        Refined product terminaling and transportation companies, such as TransMontaigne Partners, facilitate the movement of refined products to consumers around the country. Consumption of refined products in the United States exceeds domestic production, which necessitates the importing of refined products from other countries. Moreover, a substantial majority of the petroleum refining that occurs in the United States east of the Rocky Mountains is concentrated in the Gulf Coast region, which necessitates the transportation of domestic product to other areas, such as the East Coast, Florida and Midwest regions of the country. Terminaling and transportation companies receive, store, blend, treat and distribute refined products, both domestic and imported, as they are transported from refineries to retailers and end-users.

        Refining.    Refineries in the Gulf Coast region refine crude oil into various light refined products and heavy refined products. Light refined products include gasolines, diesel fuels, heating oils and jet fuels. Heavy refined products include residual fuel oils and asphalt. These products have various characteristics, such as sulfur content, octane level, Reid-vapor pressure and other chemical characteristics. Refined products of specific grade and characteristics are substantially identical in composition from one refinery to another and are referred to as being "fungible." The refined products initially are stored at the refineries' own terminal facilities. The refineries owned by major oil companies then schedule for delivery some of their refined product output to satisfy their own retail delivery obligations, for example, at branded gasoline stations, and sell the remainder of their refined product output to independent marketing and distribution companies or traders, such as TransMontaigne Inc. and Morgan Stanley Capital Group, for resale. The major refineries typically prefer to sell their excess refined product to independent marketing and distribution companies rather than to other refineries and integrated oil companies, which are their primary competitors.

        Transportation.    For an independent distribution and marketing company, such as TransMontaigne Inc. to distribute refined petroleum products in the wholesale markets, it must first schedule that product for shipment by tankers or barges or on common carrier pipelines to a terminal.

        Refined product is transported to marine terminals, such as our Gulf Coast terminals and Baton Rouge, Louisiana dock facility, by tankers or barges. Because there are economies of scale in transporting products by vessel, marine terminals with larger storage capacities for various commodities have the ability to offer their customers lower per-barrel freight costs to a greater extent than do terminals with smaller storage capacities.

        Refined product reaches inland terminals, such as our Midwest terminals, by common carrier pipelines. Common carrier pipelines are pipelines with published tariffs that are regulated by the FERC or state authorities. These pipelines ship fungible refined products in batches, with each batch generally consisting of product owned by several different companies. As a batch of product is shipped on a pipeline, each terminal operator along the way draws the volume of product that is scheduled for that facility as the batch passes in the pipeline. Consequently, each terminal operator must monitor the type of product in the common carrier pipeline to determine when to draw product scheduled for delivery to that terminal. In addition, both the common carrier pipeline and the terminal operator monitor the volume of product drawn to ensure that the amount scheduled for delivery at that location is actually received.

        At both inland and marine terminals, the various products are segregated and stored in tanks pending delivery to or on behalf of our customers.

        Delivery.    Most terminals have a tanker truck loading facility commonly referred to as a "rack." Often, commercial and industrial end-users and independent retailers rely on independent trucking companies to pick up product at the rack and transport it to the end-user or retailer at its location. Each truck holds an aggregate of approximately 8,000 gallons (approximately 190 barrels) of various refined products in different compartments. The driver swipes a magnetic card that identifies the customer purchasing the refined product, the carrier and the driver as well as the type or grade of refined products to be pumped into the truck. A computerized system electronically reviews the credentials of the carrier, including insurance and certain mandated certifications, and confirms the customer is within product allocation limits. When all conditions are verified as being current and correct, the system authorizes the delivery of the refined product to the truck. As refined product is being loaded into the truck, additives are injected into refined products, including all gasolines, to conform to government specifications and individual customer requirements. If a truck is loading gasoline for retail sale by an independent gasoline station, generic additives will be added to the gasoline as it is loaded into the truck. If the gasoline is for delivery to a branded retail gasoline station, the proprietary additive compound of that particular retailer will be added to the gasoline as it is loaded. The type and amount of additive are electronically and mechanically controlled by equipment located at the truck loading rack. Approximately one to two gallons of additive are injected into an 8,000 gallon truckload of gasoline.

        At marine terminals, the refined product will be stored in tanks and may be delivered to tanker trucks over a rack in the same manner as at an inland terminal. Refined product also may be delivered to cruise ships and other vessels, known as bunkering, either at the dock, through a pipeline or truck, or by barge. Cruise ships typically purchase approximately 6,000 to 8,000 barrels, the equivalent of approximately 42 tanker truckloads, of bunker fuel per refueling. Bunker fuel is a mixture of residual fuel oil and distillate. Each large vessel generally requires its own mixture of bunker fuel to match the distinct characteristics of that ship's engines and turbines. Because the mixture for each ship requires precision to mix and deliver, cruise ships often prefer to refuel in United States ports with experienced companies.

Our Operations

        Our existing terminal facilities are located in the United States along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Midwest. We use our terminaling facilities to, among other things:

  •
  receive refined products from the pipeline, ship, barge or railcar making delivery on behalf of our customers, and transfer those products to the tanks located at our terminals;

  •
  store the refined products in our tanks for our customers;

  •
  monitor the volume of the refined products stored in our tanks;

  •
  distribute the refined products out of our terminals in small lots or truckloads via the truck racks and other distribution equipment located at our terminals, including pipelines;

  •
  heat residual fuel oils and asphalt stored in our tanks, and provide other ancillary services related to the throughput process; and

  •
  operate and manage for an affiliate of Mexico's state-owned petroleum company a 17-mile bi-directional refined products pipeline that connects our Brownsville terminal complex to a pipeline in Mexico that terminates at a terminal facility located in Cadereyta, Mexico.

        We principally derive revenues from our product terminals by charging fees for providing integrated terminaling and related services, including:

  •
  throughput and additive injection fees based on the volume of product distributed at a contracted rate per barrel;

  •
  terminaling storage fees based on a rate per barrel of storage capacity per month;

  •
  ancillary services including heating and mixing of stored products; and

  •
  product transfer services.

        We generate revenues at the Razorback Pipeline by charging a tariff regulated by the FERC, based on the volume of product transported and the distance from the origin point to the delivery point. We also generate management fees associated with a bi-directional refined products pipeline that we manage and operate for an affiliate of Mexico's state-owned petroleum company. We also derive revenues from product gains or incur losses from product losses arising from our terminaling services agreements with certain of our customers. In addition, we operate a portion of the tank capacity at our Port Everglades (South) terminal for a major oil company and receive reimbursement for its proportionate share of operating and maintenance expenses.

        TransMontaigne Inc. and Marathon Petroleum Company LLC, which we refer to as Marathon, are the principal customers at our Florida facilities; TransMontaigne Inc. is our principal customer at our Midwest facilities; our principal customers at our Brownsville, Texas facilities include: Valero Energy Corporation and its affiliates, which we refer to as Valero, Morgan Stanley Capital Group and an affiliate of Mexico's state-owned petroleum company; and Valero is our principal customer at our River facilities.

        The locations and approximate aggregate active storage capacity at our terminal facilities as of March 31, 2007 are as follows:

Locations	Active Storage Capacity (shell bbls)
Gulf Coast Facilities
Florida
Port Everglades Complex
Port Everglades-North	1,614,000
Port Everglades-South	378,000	(1)
Jacksonville	271,000
Cape Canaveral	727,000
Port Manatee	1,385,000
Fisher Island	672,000
Tampa	496,000
Alabama
Mobile	235,000

Gulf Coast Total	5,778,000

Midwest Facilities
Rogers and Mt. Vernon
(aggregate amounts)	404,000
Oklahoma City	157,000

Midwest Total	561,000

Brownsville, Texas Terminal Complex	2,215,000

River Facilities
Arkansas City, AR	769,000
Evansville, IN	218,000
New Albany, IN	201,000
Greater Cincinnati, KY	200,000
Henderson, KY	133,000
Louisville, KY	181,000
Owensboro, KY	145,000
Paducah, KY Complex	288,000
Baton Rouge, LA Dock	—
Greenville, MS (Clay Street)	150,000
Greenville, MS (Industrial Road)	56,000
Cape Girardeau, MO	140,000
East Liverpool, OH	227,000

River Total	2,708,000

TOTAL CAPACITY	11,262,000

(1)
Reflects our ownership interest net of a major oil company's ownership interest in certain tank capacity.

        Brownsville, Texas Operations.    At our Brownsville, Texas terminal facilities, we handle a large volume of liquid product movements between Mexico and south Texas including refined petroleum products, chemicals, vegetable oils, naphtha, wax and propane on behalf of, and provide integrated terminaling services to, third parties engaged in the distribution and marketing of refined products and natural gas liquids. Our Brownsville facilities receive refined products on behalf of our customers from waterborne vessels, by truck or railcar. We also receive natural gas liquids by pipeline.

        We operate and maintain a 17-mile bi-directional refined products pipeline owned by an affiliate of Petroleos Mexicanos, or PEMEX, the state-owned, national petroleum company of Mexico. This pipeline connects our Brownsville terminal complex to a pipeline in Mexico that terminates at PEMEX's refinery, located in Cadereyta, Nuevo Leon, Mexico, a suburb of the large industrial city of Monterrey. The pipeline transports fully refined petroleum products and blending components. We operate and manage the 17-mile portion of the pipeline located in the United States for a fee that is based on the average daily volume handled during the month. Additionally we are reimbursed for non-routine maintenance expenses on a "cost-plus" basis, under which we are reimbursed for the actual costs plus a fee based on a fixed percentage of the expense.

        The customers we serve at our Brownsville terminal facilities consist principally of wholesale and retail marketers of refined products and industrial and commercial end-users of refined products, waxes and industrial chemicals. Our principal customers are TransMontaigne Inc., Morgan Stanley Capital Group and an affiliate of Mexico's state-owned petroleum company.

        Gulf Coast Operations.    Our Gulf Coast operations include eight refined product terminals located in Florida and Alabama. At our Gulf Coast terminals, we handle refined products and crude oil on behalf of, and provide integrated terminaling services to customers engaged in the distribution and marketing of refined products and crude oil and the United States government. Our Gulf Coast terminals receive refined products from waterborne vessels on behalf of our customers. In addition, our Jacksonville terminal also receives asphalt by rail and our Port Everglades (North) terminal receives product by rail and truck as well as by barge. We distribute by truck or barge at all of our Gulf Coast terminals. In addition, we distribute refined products by pipeline at our Port Everglades and Tampa terminals and by rail at our Port Everglades (North) and Jacksonville terminals. Our Port Everglades (South) terminal is connected by pipeline to our Port Everglades (North) terminal. A major oil company retains an ownership interest, ranging from 25% to 50%, in specific tank capacity at our Port Everglades (South) terminal. We operate the Port Everglades (South) terminal, and we are reimbursed by the major oil company for its proportionate share of our operating and maintenance expenses. Our Mobile terminal facility receives and distributes refined product by truck and barge.

        The principal customers at our Gulf Coast facilities are TransMontaigne Inc. and Marathon. The customers TransMontaigne Inc. serves from our Gulf Coast terminals consist principally of wholesale and retail marketers of refined products, cruise ships, an electric utility and industrial and commercial end-users. The principal refined products that we handle at our Gulf Coast terminals are light refined products, heavy refined products and crude oil.

        River Operations.    Our River facilities include twelve refined product terminals along the Mississippi and Ohio Rivers and the Baton Rouge, Louisiana dock facility. At our River terminals, we handle gasolines, diesel fuels, heating oil, chemicals and fertilizers on behalf of, and provide integrated terminaling services to customers engaged in the distribution and marketing of refined products and industrial and commercial end-users. Our River terminals receive products from waterborne vessels on behalf of our customers. We distribute products primarily by truck and waterborne vessels. The principal customer at our River facilities is Valero.

        Midwest Terminals and Pipeline Operations.    In Missouri and Arkansas we own and operate the Razorback Pipeline and terminals in Rogers, Arkansas, at the terminus of the pipeline, and Mt. Vernon,

Missouri, at the origin of the pipeline. We also own and operate a terminal facility at Oklahoma City, Oklahoma. The Razorback Pipeline is a 67 mile, 8-inch diameter interstate common carrier pipeline that transports light refined product on behalf of TransMontaigne Inc. from our terminal at Mt. Vernon, where it is interconnected with a pipeline system owned by Magellan Midstream Partners, to our terminal at Rogers. The Razorback Pipeline has a capacity of approximately 30,000 barrels per day. The FERC regulates the transportation tariffs for interstate shipments on the Razorback Pipeline. TransMontaigne Inc. currently is the only shipper on the Razorback Pipeline and our sole customer at our Rogers and Mt. Vernon terminals. TransMontaigne Inc. markets gasolines and diesel fuels from the facilities to wholesale and retail marketers of refined products.

        Our Oklahoma City terminal receives gasolines and diesel fuels from the Magellan pipeline for delivery via our truck rack to a major oil company's customers for redistribution to locations throughout the Oklahoma City region.

Business Strategies

        Our primary business objective is to increase distributable cash flow per unit. The most effective means of growing our business and increasing distributions to our unitholders is to expand our asset base and infrastructure, and to increase utilization of our existing infrastructure. We intend to accomplish this by executing the following strategies:

        Generate stable cash flows through the use of long-term contracts with our customers.    We intend to continue to generate stable cash flows by capitalizing on the fee-based nature of our business, our minimum revenue commitments from our customers, the long-term nature of our contracts with many of our customers and our lack of material direct exposure to changes in commodity prices. We generate revenues from customers who pay us fees based on the volume of storage capacity contracted for, volume of refined products throughput at our terminals or volume of refined product transported in the Razorback Pipeline. We have long-term terminaling services agreements with, among others, Marathon, Morgan Stanley Capital Group, an affiliate of Mexico's state-owned petroleum company, TransMontaigne Inc. and Valero.

        Pursue strategic and accretive acquisitions in new and existing markets.    We plan to pursue acquisitions of energy-related terminaling and transportation facilities, including facilities that may be outside our existing areas of operation. In many cases, we would expect to pursue these acquisitions jointly with TransMontaigne Inc. and Morgan Stanley Capital Group. In light of the recent industry trend of large energy companies divesting their distribution and logistic assets, we believe there will continue to be significant acquisition opportunities.

        Maximize the benefits of our relationship with TransMontaigne Inc. and Morgan Stanley Capital Group.     TransMontaigne Inc. and Morgan Stanley Capital Group intend to use us as the primary vehicle for their energy-related terminaling and transportation businesses that support their physical trading, marketing and distribution businesses. We intend to capitalize on the strategic fit between our infrastructure with Morgan Stanley Capital Group's global supply capabilities and TransMontaigne Inc.'s marketing and distribution business. In addition, our relationship with TransMontaigne Inc. and Morgan Stanley Capital Group provides us with access to a significant pool of management talent and strong relationships throughout the energy industry, which we intend to utilize to implement our strategies.

        Execute cost-effective expansion and asset enhancement opportunities.    We continually evaluate opportunities to expand our existing asset base. For example, because an increase in waterborne terminal capacity may facilitate a significant reduction in freight costs for our customers, we currently are in the process of examining an expansion of our Gulf Coast terminaling capacity.

        Maintaining a disciplined financial policy.    We will continue to pursue a disciplined financial policy by maintaining a prudent capital structure, managing our exposure to interest rate risk and conservatively managing our cash reserves.

Competitive Strengths

        We believe that we are well positioned to successfully execute our business strategies using the following competitive strengths:

        The terminaling services agreements we have with our existing customers provide us with stable cash flows.     Based on our terminaling services agreements in effect at April 1, 2007, we have contractual commitments from our customers that are expected to generate a majority of our actual revenues for the year ending December 31, 2007. We expect that our actual revenues for the year will be higher than our contractual commitments because of throughput agreements with customers that do not contain minimum revenue commitments and because our customers often use other services we provide that are in addition to the services covered by the minimum revenue commitments. We believe that the fee-based nature of our business, our minimum revenue commitments from our customers, and the long-term nature of our contracts with many of our customers will provide us with stable cash flows.

        We do not have material direct commodity price risk.    Because we do not purchase or market the products that we handle or transport, our cash flows are not subject to material direct exposure to changes in commodity prices.

        Our relationships with TransMontaigne Inc. and Morgan Stanley Capital Group enhance our ability to make strategic acquisitions.    Our exclusive option under the omnibus agreement with TransMontaigne Inc. offers us an attractive means of expanding our asset base by allowing us to negotiate for the purchase of TransMontaigne Inc.'s Southeast terminaling operations, which currently include 24 terminals with an aggregate active storage capacity of approximately 8.5 million barrels. Under the omnibus agreement, we also have the right to negotiate for the purchase of certain facilities that TransMontaigne Inc. purchases or constructs in the future.

        In addition, we believe that our relationships with TransMontaigne Inc. and Morgan Stanley Capital Group will provide us with an advantage in acquiring businesses that have an element of commodity price risk or product marketing and distribution risk inherent in their operations. In these circumstances, we expect that Morgan Stanley Capital Group will assume most or all of the direct commodity price exposure and TransMontaigne Inc. will assume most or all of the risks related to distributing and marketing the product. As a result, we should expect to operate the acquired asset infrastructure under terminaling services agreements that will provide us with stable cash flows.

        We benefit from the strategic fit between our operations and the operations of TransMontaigne Inc. and Morgan Stanley Capital Group.    The operations of TransMontaigne Inc. and Morgan Stanley Capital Group fit strategically with our broad geographical terminal and transportation distribution capability. Our terminaling service agreements with TransMontaigne Inc. and Morgan Stanley Capital Group enable them to support their refined product supply, risk management and marketing businesses and, at the same time, provide us with stable cash flows and help ensure that our facilities are more fully utilized. Moreover, we believe that the value of any terminaling facilities we acquire will be enhanced if we can concurrently obtain a terminaling services agreement with TransMontaigne Inc. or Morgan Stanley Capital Group.

        We have the ability to execute cost-effective expansion and asset enhancement opportunities, particularly at our Gulf Coast terminals.    We have high utilization of our existing storage capacity, which enables us to focus on expanding our terminal capacity and acquiring additional terminal capacity for our current and future customers. In addition, expanding our existing waterborne terminal capacity at our Gulf Coast terminals may facilitate a significant reduction in freight costs for our customers. We have initiated the expansion of our storage capacity at our Port Everglades terminal complex facilities to add approximately 0.9 million barrels.

        We have a substantial presence in Florida, which has above-average population growth and significant demand for refined petroleum products, and is not currently served by any local refinery or interstate refined product pipeline.    Seven of our terminals serve our customers' operations in metropolitan areas in Florida, which we believe to be an attractive area for the following reasons:

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  Refined products are largely distributed in Florida through terminals with waterborne access, such as our terminals, because Florida has no refineries or interstate refined product pipelines.

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  The Florida market is attractive to physical commodity traders because they can originate product supplies from multiple locations, both domestically and overseas, and transport the product to the terminal by ship.

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  Florida's population is one of the fastest-growing in the United States, resulting in additional potential demand for refined products.

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  The ports served by our terminals are among the busiest cruise ship ports in the United States, with year-round demand.

        Through TransMontaigne Inc. and Morgan Stanley Capital Group, our general partner has access to a knowledgeable management team with significant experience in the energy industry and in executing acquisition and expansion strategies.    The members of our general partner's management team have significant experience with regard to the implementation of acquisition, operating and growth strategies in many facets of the energy industry, including crude oil marketing and transportation; natural gas and natural gas liquid gathering, processing, transportation and marketing; propane storage, transportation and marketing; and refined product storage, transportation and marketing. Over the course of their respective careers, members of our general partner's management team have established strong, long-standing relationships within the energy industry, which we believe will enable us to grow and expand our business through both acquisitions and internal expansion. In addition, through our affiliation with Morgan Stanley Capital Group, we have access to its strong relationships throughout the energy industry.

        We have the financial flexibility to pursue growth opportunities.    We currently have a $150.0 million revolving credit facility, under which we expect to have, as of March 31, 2007, approximately $131.3 million in available borrowing capacity after giving effect to this offering. We believe this available capacity will provide us with flexibility to facilitate our strategic expansion and acquisition strategies.

Competition

        We face competition from other terminals and pipelines that may be able to supply our customers with refined product integrated terminaling and transportation services on a more competitive basis. We compete with national, regional and local terminal and transportation companies, including the major integrated oil companies, of widely varying sizes, financial resources and experience. These competitors include BP p.l.c., Chevron U.S.A. Inc., CITGO Petroleum Corporation, Conoco Phillips, Exxon Mobil Corporation, Amerada Hess Corporation, Holly Corporation and its affiliate Holly Energy Partners, L.P., Kinder Morgan, Inc. and its affiliate Kinder Morgan Energy Partners, L.P., Magellan Midstream Partners, L.P., Marathon Ashland Petroleum, LLC, Motiva Enterprises LLC, Murphy Oil Corporation, Sunoco, Inc. and its affiliate Sunoco Logistics Partners L.P., Valero L.P. and terminals in the Caribbean. In particular, our ability to compete could be harmed by factors we cannot control, including:

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  price competition from terminal and transportation companies, some of which are substantially larger than us and have greater financial resources, and control substantially greater refined product storage capacity, than we do;

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  the perception that another company can provide better service; and

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  the availability of alternative supply points, or supply points located closer to our customers' operations.

        We also compete with national, regional and local terminal and transportation companies for acquisition and expansion opportunities. Some of these competitors are substantially larger than us and have greater financial resources and lower costs of capital than we do.

Significant Customer Relationships

        We have several significant customer relationships from which we expect to continue to derive a substantial majority of our revenues for the foreseeable future. These relationships include:

Customer	Location
TransMontaigne Inc	Gulf Coast, Midwest and Brownsville, Texas facilities
Morgan Stanley Capital Group	Brownsville facilities
Valero Energy Corporation and its affiliates	River and Brownsville facilities
Marathon Petroleum Company LLC	Gulf Coast and River facilities
PMI Trading Limited, an affiliate of Mexico's state-owned petroleum company	Brownsville facilities

Our Relationship With TransMontaigne Inc. And Morgan Stanley Capital Group

        General.    A majority of our business is devoted to providing integrated terminaling and transportation services to TransMontaigne Inc. Pursuant to the terms of our terminaling services agreement with TransMontaigne Inc., we expect to continue to derive a majority of our revenues from TransMontaigne Inc. for the foreseeable future.

        We are controlled by our general partner, TransMontaigne GP L.L.C., which is a wholly owned subsidiary of TransMontaigne Inc. TransMontaigne Inc., formed in 1995, is a terminaling, distribution and marketing company that markets refined petroleum products to wholesalers, distributors, marketers and industrial and commercial end users throughout the United States, primarily in the Gulf Coast, East Coast and Midwest regions. TransMontaigne Inc. also provides supply chain management services to various customers throughout the United States. At March 31, 2007, TransMontaigne Inc. owned 26 refined product terminals, of which 24 terminals are subject to our exclusive option to purchase; 14 tug boats and 20 barges; a hydrant system in Port Everglades; and its distribution and marketing business. TransMontaigne Inc.'s marketing operations generally consist of the distribution and marketing of refined products through contract and rack spot sales in the physical markets, and providing related value-added fuel procurement and supply chain management services. On September 1, 2006, a wholly owned subsidiary of Morgan Stanley Capital Group purchased all of the issued and outstanding capital stock of TransMontaigne Inc. TransMontaigne Inc. and Morgan Stanley Capital Group will continue to have a significant interest in our partnership after giving effect to this offering through their ownership of subordinated units representing limited partner interests equal to approximately 26.9% of our aggregate outstanding limited and general partner interests, our sole general partner interest (representing 2% of our aggregate outstanding limited and general partner interests) and the incentive distribution rights.

        Morgan Stanley Capital Group is a leading global commodity trader involved in proprietary and counterparty-driven trading in numerous commodities markets including crude oil and refined products, natural gas and natural gas liquids, coal, electric power, base and precious metals and others. Morgan Stanley Capital Group has been actively trading crude oil and refined products for over 20 years and on a daily basis trades millions of barrels of physical crude oil and refined products and exchange-traded and over-the-counter crude oil and refined product derivative instruments. Morgan Stanley Capital Group also invests as principal in acquisitions, including the acquisition of TransMontaigne Inc., that complement

Morgan Stanley's commodity trading activities. Morgan Stanley Capital Group has substantial strategic long-term storage capacity located on all three coasts of the United States, in Northwest Europe and Asia.

        Exclusive Option to Purchase Additional Refined Product Terminals.    TransMontaigne Inc. has granted us an exclusive option to negotiate for the purchase of its refined product terminals located in the Southeast corridor at various points along the Plantation and Colonial Pipelines, which extend from the Gulf Coast through the Southeast and Mid-Atlantic regions, with a current aggregate active storage capacity of approximately 8.5 million barrels. The option with respect to the terminals along the Plantation and Colonial Pipelines will be exercisable for one year beginning in December 2007, but both parties can voluntarily negotiate for the purchase and sale of the Southeast terminals prior to the option exercise date.

        Our conflicts committee, composed of the independent members of the board of directors of our general partner, notifies TransMontaigne Inc. of our desire to acquire specific terminaling assets from TransMontaigne Inc. The exercise of the option will be subject to the negotiation of a purchase price and a terminaling services agreement relating to the terminals proposed to be purchased, and may be conditioned on obtaining various consents. Such consents may include consents of the holders of TransMontaigne Inc.'s credit facilities or governmental consents.

        The exercise price would be determined according to a process in which, within 45 days of our notification that we wish to exercise the option, TransMontaigne Inc. would propose to our general partner the terms on which it would be willing to sell the terminals, including the terms of a terminaling services agreement. Within 45 days after TransMontaigne Inc.'s delivery of its proposed terms, we would propose a cash purchase price for the terminals. If we cannot agree on a purchase price after negotiating in good faith for 60 days, TransMontaigne Inc. would have the right to seek an alternative purchaser willing to pay at least 105% of the purchase price we proposed; if an alternative transaction on such terms has not been consummated within six months, we would have the right to purchase the terminals at the price we originally proposed. If we do not exercise this right, TransMontaigne Inc. would be free to retain or sell the facilities without restriction.

Obligation to Offer to Sell Acquired or Constructed Assets

        Pursuant to the omnibus agreement, subject to certain exclusions and conditions, TransMontaigne Inc. has agreed to offer us any tangible assets that it acquires or constructs related to the storage, transportation or terminaling of refined products in the United States. At the request of the conflicts committee of our general partner, TransMontaigne Inc. is required to make such an offer within two years of the date of purchase or construction completion. We expect that TransMontaigne Inc. will operate the assets it offers to us pursuant to the omnibus agreement for this interim period, during which time TransMontaigne Inc.'s distribution and marketing operations will seek to achieve substantial utilization of the assets. We have one year following receipt of TransMontaigne Inc.'s offer to notify TransMontaigne Inc. whether we are interested in pursuing the offer. If we are interested in pursuing the offer, TransMontaigne Inc. is obligated to submit a term sheet to us within 45 days after receipt of our notice specifying the fundamental terms of the proposed transaction, other than the purchase price. We would then have 45 days to propose a cash purchase price for the transaction, and we and TransMontaigne Inc. would then be obligated to negotiate in good faith for 60 days to reach an agreement. If we decline any such offer, TransMontaigne Inc. is free to use the asset to compete with us. If we and TransMontaigne Inc. do not agree to all of the terms of the transaction, including the purchase price, after negotiating in good faith, TransMontaigne Inc. would have the right to seek an alternative purchaser willing to pay at least 105% of the purchase price we proposed; if an alternative transaction on such terms has not been consummated within six months, we would have the right to purchase the assets at the purchase price we originally proposed and on the other fundamental terms specified in the term sheet previously provided by TransMontaigne Inc.

        The obligation to offer includes assets subject to lease or joint venture arrangements controlled by TransMontaigne Inc. and extending for more than five years, to the extent of TransMontaigne Inc.'s interest in the assets, but does not apply to assets acquired by TransMontaigne Inc. in an asset exchange transaction, or to:

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  any business operated by TransMontaigne Inc. or any of its subsidiaries as of May 27, 2005;

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  any business conducted by TransMontaigne Inc. with the approval of the conflicts committee of our general partner;

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  tangible assets acquired by TransMontaigne Inc., including as part of a larger acquisition of other assets, if the fair value of the tangible assets does not exceed $10.0 million; and

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  tangible assets, or capital improvements of tangible assets, constructed by TransMontaigne Inc., including as part of a larger construction project, if the construction cost of the tangible assets or capital improvements does not exceed $10.0 million.

        In addition, any offer to sell tangible assets will be conditioned on obtaining various consents. Such consents may include consents of TransMontaigne Inc.'s lenders. In the event that TransMontaigne Inc. or its affiliates no longer control our general partner, TransMontaigne Inc.'s obligation to offer to sell assets to us will terminate.

Rights of First Refusal

        The omnibus agreement also provides TransMontaigne Inc. a right of first refusal to purchase our assets that are in the same line of business in which TransMontaigne Inc. is engaged, provided that TransMontaigne Inc. agrees to pay no less than 105% of the purchase price offered by the third party bidder. Before we enter into any contract to sell such terminal or pipeline facilities, we must give written notice of all material terms of such proposed sale to TransMontaigne Inc. TransMontaigne Inc. will then have the sole and exclusive option for a period of 45 days following receipt of the notice, to purchase the subject facilities for no less than 105% of the purchase price on the terms specified in the notice.

        TransMontaigne Inc. also has a right of first refusal, subject to comparable procedures, to contract for the use of any petroleum product storage capacity that is put into commercial service (i) after May 27, 2005, (ii) was subject to the terminaling services agreement prior to the termination or expiration thereof, or (iii) is subject to a contract which terminates or becomes terminable by us (excluding a contract renewable solely at the option of our customer), provided that TransMontaigne Inc. agrees to pay 105% of the fees offered by the third party customer.

        The omnibus agreement also provides us with a right of first refusal with respect to any proposed sale or transfer, other than in an asset exchange transaction, of:

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  any tangible assets that TransMontaigne Inc. acquires or constructs related to the storage, transportation or terminaling of refined products, provided such assets generate qualifying income as defined in Section 7704 of the Internal Revenue Code, prior to TransMontaigne Inc.'s delivery to the conflicts committee of proposed terms as described in "—Obligation to Offer to Sell Acquired or Constructed Assets" above; and

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  any of the assets subject to our exclusive option prior to the applicable exercise period and any assets acquired in asset exchange transaction that replace assets subject to our executive options;

provided, that in either case, we agree to pay at least 105% of the purchase price offered by the third party bidder.

Terminaling Services Agreements

        Terminaling Services Agreement Relating to Gulf Coast and Midwest Facilities.    We have a terminaling and transportation services agreement with TransMontaigne Inc. relating to our Florida and Midwest terminals, other than our Oklahoma City terminal, that will expire on December 31, 2013. Under this agreement, TransMontaigne Inc. agreed to throughput at our Florida and Midwest terminals and transport on the Razorback Pipeline a volume of refined products that will, at the fee and tariff schedule contained in the agreement, result in minimum revenues to us of $5.0 million per quarter, or $20.0 million per year. TransMontaigne Inc.'s minimum revenue commitment applies only to the Florida and Midwest terminals and pipeline acquired by us on May 27, 2005, and may not be spread among facilities we subsequently acquire. In exchange for TransMontaigne Inc.'s minimum revenue commitment, we agreed to provide TransMontaigne Inc. approximately 2.6 million barrels of light oil storage capacity and approximately 1.3 million barrels of heavy oil storage capacity at certain of our Florida terminals. If TransMontaigne Inc. fails to meet its minimum revenue commitment in any quarter, it must pay us the amount of any shortfall within 15 business days following receipt of an invoice from us. A shortfall payment may be applied as a credit in the following four quarters after TransMontaigne Inc.'s minimum obligations are met.

        We have executed a new terminaling services agreement with Morgan Stanley Capital Group that will replace our existing terminaling services agreement with TransMontaigne Inc. at our Florida, Mt. Vernon, Missouri and Rogers, Arkansas terminals. Under this agreement, Morgan Stanley Capital Group has agreed to throughput at our Florida, Mt. Vernon, Missouri and Rogers, Arkansas terminals a volume of refined product that will, at the fee schedule set forth in the agreement, result in minimum throughput payments of approximately $30.3 million for the contract year ending May 31, 2008. The new terminaling services agreement with Morgan Stanley Capital Group commences on June 1, 2007 and has a seven-year term expiring on May 31, 2014, subject to renewal. References in this prospectus supplement to our terminaling services agreement with TransMontaigne Inc. relating to our Florida, Mt. Vernon, Missouri and Rogers, Arkansas terminals should be understood to refer to our new terminaling services agreement with Morgan Stanley Capital Group once it commences on June 1, 2007.

        Gulf Coast (Mobile) Terminaling Services Agreement.    We have a terminaling and transportation services agreement with TransMontaigne Inc. that will expire on December 31, 2012. Under this agreement, TransMontaigne Inc. agreed to throughput at our Mobile, Alabama terminal certain minimum volumes of refined products that will result in minimum throughput revenues to us of $2.1 million per year. In exchange for TransMontaigne Inc.'s minimum throughput commitment, we agreed to provide TransMontaigne Inc. approximately 46,000 barrels of light refined product storage capacity and approximately 65,000 barrels of heavy refined product storage capacity at the terminal. If TransMontaigne Inc. fails to meet its minimum revenue commitment in any year, it must pay us the amount of any shortfall within 15 business days following receipt of an invoice from us. A shortfall payment may be applied as a credit in the following year after TransMontaigne Inc.'s minimum obligations are met.

        Asphalt Terminaling Services Agreement.    We have a terminaling services agreement with Marathon regarding approximately 1.0 million barrels of asphalt storage capacity throughout our Florida facilities that will expire on May 1, 2011. The terminaling services agreement became effective February 20, 2006 at our Jacksonville and Port Manatee facilities and on May 1, 2006 at our Cape Canaveral and Port Everglades facilities. Concurrently with the effective dates of the Marathon terminaling services agreement, the agreement with our former asphalt customer for the use of this storage capacity expired.

        River Facilities Terminaling Services Agreement.    We have a terminaling services agreement with Valero that will expire on April 1, 2013. Pursuant to the terminaling services agreement, we agreed to provide Valero with approximately 1.0 million barrels of light refined product storage capacity at our Cape Girardeau, Evansville, Greenville, Henderson, Owensboro and Paducah terminals. Valero also has a right to match any third-party offer to use any existing, new or converted light refined product storage capacity that we put into commercial service, at any of the terminals subject to this agreement. If Valero fails to exercise its right to match, it has the right to terminate the terminaling services agreement in its entirety or with respect to the applicable terminal.

        Brownsville LPG Terminaling Services Agreement.    We have a terminaling and transportation services agreement with TransMontaigne Inc. relating to our Brownsville, Texas facilities that will expire on March 31, 2010. Under this agreement, TransMontaigne Inc. agreed to throughput at our Brownsville facilities certain minimum volumes of natural gas liquids that will result in minimum revenues to us of $1.4 million per year. In exchange for TransMontaigne Inc.'s minimum throughput commitment, we agreed to provide TransMontaigne Inc. approximately 15,000 barrels of storage capacity at our Brownsville facilities. TransMontaigne Inc.'s minimum revenue commitment will increase to approximately $2.4 million per year when we increase the LPG storage capacity at our Brownsville LPG terminal to approximately 33.700 barrels.

        PMI Terminaling Services Agreements.    We have five (5) terminaling services agreements with PMI Trading Limited, or PMI, an affiliate of Mexico's state-owned petroleum company, relating to our Brownsville, Texas facilities that, if not renewed, will expire between May 31, 2007 and June 30, 2016. Under these agreements, PMI agreed to throughput and store at our terminals certain minimum volumes of diesel, gasoline, natural gasoline, distillate, and naphtha liquids. We also manage and operate a 17-mile bi-directional pipeline on behalf of PMI.

        Morgan Stanley Capital Group Terminaling Services Agreement.    We have a terminaling services agreement with Morgan Stanley Capital Group relating to our Brownsville, Texas facilities that will expire on October 31, 2010. Under this agreement, Morgan Stanley Capital Group agreed to store a specified minimum amount of fuel oils at our terminals that will result in minimum revenues to us of approximately $2.2 million per year. In exchange for its minimum revenue commitment, we agreed to provide Morgan Stanley Capital Group a minimum amount of storage capacity for such fuel oils.

        Oklahoma City Terminaling Services Agreement.    We have a revenue support agreement with TransMontaigne Inc. that provides that in the event any current third-party terminaling agreement should expire, TransMontaigne Inc. agrees to enter into a terminaling services agreement that will expire no earlier than November 1, 2012. The agreement provides that TransMontaigne Inc. agrees to throughput certain minimum volumes of refined product that will result in minimum revenues to us of $0.8 million per year. TransMontaigne Inc.'s minimum revenue commitment currently is not in effect because a major oil company is under contract for the utilization of the light oil storage capacity at the terminal.

        Other Terminaling Services Agreements.    We also have terminaling service agreements with other customers at our terminal facilities for throughput and storage of refined products, crude oil and other products. These agreements include various minimum throughput commitments, storage commitments and other terms, including duration, that we negotiate on a case-by-case basis.

Terminals and Pipeline Control Operations

        The pipelines we own or operate are operated via geosynchronous satellite, microwave, radio and frame relay communication systems from a central control room located in Atlanta, Georgia. We also monitor activity at our terminals from this control room.

        The control center operates with state-of-the-art System Control and Data Acquisition, or SCADA, systems. Our control center is equipped with computer systems designed to continuously monitor operational data, including refined product throughput, flow rates and pressures. In addition, the control center monitors alarms and throughput balances. The control center operates remote pumps, motors, engines, and valves associated with the receipt of refined products. The computer systems are designed to enhance leak-detection capabilities, sound automatic alarms if operational conditions outside of pre-established parameters occur, and provide for remote-controlled shutdown of pump stations on the pipeline. Pump stations and meter-measurement points on the pipeline are linked by satellite or telephone communication systems for remote monitoring and control, which reduces our requirement for full-time on-site personnel at most of these locations.

        Despite these controls, during the year ended December 31, 2006, two unrelated releases of refined product (gasoline and fuel oil, respectively) resulted in aggregate unreimbursed environmental remediation costs and refined product losses of approximately $1.2 million. Each was due to human error and did not involve any system malfunctions. We have analyzed the causes of these accidents and have taken steps designed to reduce the likelihood of similar events in the future.

Safety and Maintenance

        We perform preventive and normal maintenance on the pipeline and terminal systems we operate or own and make repairs and replacements when necessary or appropriate. We also conduct routine and required inspections of the pipeline and terminal tanks we operate or own as required by code or regulation. External coatings and impressed current cathodic protection systems are used to protect against external corrosion. We conduct all cathodic protection work in accordance with National Association of Corrosion Engineers standards. We continually monitor, test, and record the effectiveness of these corrosion inhibiting systems.

        We monitor the structural integrity of selected segments of our Razorback Pipeline, which we own, and a bi-directional refined products pipeline that we operate and maintain on behalf of an affiliate of Mexico's state-owned petroleum company through a program of periodic internal inspections as well as hydrostatic testing that conforms to Federal standards. Beginning in 2002, the Department of Transportation, or DOT, required internal inspections or other integrity testing of all DOT-regulated crude oil and refined product pipelines. We internally tested the Razorback Pipeline in 2004 and have completed all necessary repairs and maintenance.

        Maintenance facilities containing equipment for pipe repairs, spare parts, and trained response personnel are located along the Razorback Pipeline and a bi-directional refined products pipeline that we manage for an affiliate of Mexico's state-owned petroleum company. Employees participate in simulated spill deployment exercises on a regular basis. They also participate in actual spill response boom deployment exercises in planned spill scenarios in accordance with Oil Pollution Act of 1990 requirements. We believe that the pipelines we own and manage have been constructed and are maintained in all material respects in accordance with applicable federal, state, and local laws and the regulations and standards prescribed by the American Petroleum Institute, the DOT, and accepted industry practice.

        At our terminals, tanks designed for gasoline storage are equipped with internal or external floating roofs that minimize emissions and prevent potentially flammable vapor accumulation between fluid levels and the roof of the tank. Our terminal facilities have facility response plans, spill prevention and control plans, and other plans and programs to respond to emergencies.

        Many of our terminal loading racks are protected with water deluge systems activated by either heat sensors or an emergency switch. Several of our terminals also are protected by foam systems that are activated in case of fire. All of our terminals are subject to participation in a comprehensive environmental management program to assure compliance with applicable air, solid waste, and wastewater regulations.

Safety Regulation

        We are subject to regulation by the United States Department of Transportation under the Accountable Pipeline and Safety Partnership Act of 1996, sometimes referred to as the Hazardous Liquid Pipeline Safety Act, or HLPSA, and comparable state statutes relating to the design, installation, testing, construction, operation, replacement and management of the pipeline facilities we operate or own. HLPSA covers petroleum and petroleum products and requires any entity that owns or operates pipeline facilities to comply with such regulations and also to permit access to and copying of records and to make certain reports and provide information as required by the Secretary of Transportation. We believe that we are in material compliance with these HLPSA regulations.

        The United States Department of Transportation Office of Pipeline Safety, or OPS, has promulgated regulations that require qualification of pipeline personnel. These regulations require pipeline operators to develop and maintain a written qualification program for individuals performing covered tasks on pipeline facilities. The intent of these regulations is to ensure a qualified work force and to reduce the probability and consequence of incidents caused by human error. The regulations establish qualification requirements for individuals performing covered tasks, and amends certain training requirements in existing regulations. We believe that we are in material compliance with these OPS regulations.

        We also are subject to OPS regulation for High Consequence Areas, or HCAs, for Category 2 pipeline systems (companies operating less than 500 miles of jurisdictional pipeline). This regulation specifies how to assess, evaluate, repair and validate the integrity of pipeline segments that could impact populated areas, areas unusually sensitive to environmental damage and commercially navigable waterways, in the event of a release. The pipelines we own or manage are subject to these requirements. The regulation requires an integrity management program that utilizes internal pipeline inspection, pressure testing, or other equally effective means to assess the integrity of pipeline segments in HCAs. The program requires periodic review of pipeline segments in HCAs to ensure adequate preventative and mitigative measures exist. Through this program, we evaluated a range of threats to each pipeline segment's integrity by analyzing available information about the pipeline segment and consequences of a failure in an HCA. The regulation requires prompt action to address integrity issues raised by the assessment and analysis. The complete baseline assessment of all segments must be performed by February 17, 2009, with intermediate compliance deadlines prior to that date. We have completed baseline assessments for all segments.

        Our terminals also are subject to various state regulations regarding our storage of refined product in aboveground storage tanks. These regulations require, among other things, registration of tanks, financial assurances and inspection and testing, consistent with the standards established by the American Petroleum Institute. We have completed baseline assessments for all of the segments and believe that we are in material compliance with these aboveground storage tank regulations.

        We also are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard, the Environmental Protection Agency, or EPA, community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act, and comparable state statutes require us to organize and disclose information about the hazardous materials used in our operations. Certain parts of this information must be reported to employees, state and local governmental authorities, and local citizens upon request. We believe that we are in material compliance with OSHA and state requirements, including general industry standards, record keeping requirements and monitoring of occupational exposures.

        In general, we expect to increase our expenditures during the next decade to comply with higher industry and regulatory safety standards such as those described above. Although we cannot estimate the magnitude of such expenditures at this time, we do not believe that they will have a material adverse impact on our results of operations.

Environmental Matters

        Our operations are subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of refined product terminals and pipelines, we must comply with these laws and regulations at federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

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  requiring remedial action to mitigate releases of hydrocarbons, hazardous substances or wastes caused by our operations or attributable to former operators;

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  requiring capital expenditures to comply with environmental control requirements; and

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  enjoining the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hydrocarbons, hazardous substances or wastes have been released or disposed of. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hydrocarbons, hazardous substances or other wastes into the environment.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that may affect our operations and to plan accordingly to comply with and minimize the costs of such requirements.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations. In addition, we believe that the various environmental activities in which we are presently engaged are not expected to materially interrupt or diminish our operational ability. We cannot assure you, however, that future events, such as changes in existing laws, the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs. The following is a discussion of certain material environmental concerns that relate to our business.

Water

        The Federal Water Pollution Control Act of 1972, renamed and amended as the Clean Water Act or CWA, imposes strict controls against the discharge of pollutants, including oil and its derivatives into navigable waters. The discharge of pollutants into regulated waters is prohibited except in accordance with the terms of a permit issued by the EPA or the state. We do not have any terminal location that discharges any type of processed wastewater into the environment. We are, however, subject to various types of storm water discharge requirements at our terminals. The EPA and a number of states have adopted regulations that require us to obtain permits to discharge storm water run-off from our facilities. Such permits may require us to monitor and sample the effluent from our operations. The cost involved in obtaining and renewing these storm water permits is not material. We believe that we are in substantial compliance with effluent limitations at our facilities and with the CWA generally.

        The CWA provides penalties for any discharges of petroleum products in reportable quantities and imposes substantial potential liability for the costs of removing an oil or hazardous substance spill. State laws for the control of water pollution also provide for various civil and criminal penalties and liabilities in the event of a release of petroleum or its derivatives in surface waters or into the groundwater. Spill prevention control and countermeasure requirements of federal laws require appropriate containment be constructed around product storage tanks to help prevent the contamination of navigable waters in the event of a product tank spill, rupture or leak.

        The primary federal law for oil spill liability is the Oil Pollution Act of 1990, as amended, or OPA, which addresses three principal areas of oil pollution—prevention, containment and cleanup. It applies to vessels, offshore platforms, and onshore facilities, including terminals, pipelines and transfer facilities. In order to handle, store or transport oil, shore facilities are required to file oil spill response plans with the United States Coast Guard, the OPS, or the EPA. Numerous states have enacted laws similar to OPA. Under OPA and similar state laws, responsible parties for a regulated facility from which oil is discharged may be liable for removal costs and natural resources damages. We believe that we are in substantial compliance with regulations pursuant to OPA and similar state laws.

        Contamination resulting from spills or releases of refined products is an inherent risk in the petroleum terminal and pipeline industry. To the extent that groundwater contamination requiring remediation exists around the facilities we own as a result of past operations, we believe any such contamination can be controlled or remedied without having a material adverse effect on our financial condition. However, such costs are often unpredictable and are site specific and, therefore, the effect may be material in the aggregate.

Air Emissions

        Our operations are subject to the federal Clean Air Act, or CAA, and comparable state and local statutes. The CAA requires most industrial operations in the United States to incur capital expenditures to meet the air emission control standards that are developed and implemented by the EPA and state environmental agencies. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our operations, and also impose various monitoring and reporting requirements. Such laws and regulations may require a facility to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions and obtain and strictly comply with air permits containing requirements.

        Many of our terminaling operations require air permits. These operations generally include volatile organic compound emissions (primarily hydrocarbons) associated with truck loading activities and tank working and breathing losses. The sources of these emissions are strictly regulated through the permitting process. Such regulation includes stringent control technology and extensive permit review and periodic renewal. The cost involved in obtaining and renewing these permits is not material.

        Moreover, any of our facilities that emit volatile organic compounds or nitrogen oxides and are located in ozone non-attainment areas face increasingly stringent regulations, including requirements to install various levels of control technology on sources of pollutants. We believe that we are in substantial compliance with existing standards and regulations pursuant to the Clean Air Act and similar state and local laws, and we do not anticipate that implementation of additional regulations will have a material adverse effect on us.

        Congress is currently considering proposed legislation directed at reducing "greenhouse gas emissions." It is not possible at this time to predict how legislation that may be enacted to address greenhouse gas emissions would impact our operations. However, future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial position, results of operations and cash flows.

Hazardous and Solid Waste

        Our operations are subject to the federal Resource Conservation and Recovery Act, as amended, or RCRA, and comparable state laws, which impose detailed requirements for the handling, storage, treatment, and disposal of hazardous and solid waste. All of our terminal facilities are classified by the EPA as Conditionally Exempt Small Quantity Generators. Our terminals do not generate hazardous waste except on isolated and infrequent cases. At such times, only third party disposal sites which have been audited and approved by us are used. Our operations also generate solid wastes which are regulated under state law or the less stringent solid waste requirements of RCRA. We believe that we are in substantial compliance with the existing requirements of RCRA and similar state and local laws, and the cost involved in complying with these requirements is not material.

Site Remediation

        The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or CERCLA, also known as the "Superfund" law, and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations such as landfills. In the course of our operations we will generate wastes or handle substances that may fall within the definition of a "hazardous substance." CERCLA authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. Under CERCLA, we could be subject to joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released, for damages to natural resources, and for the costs of certain health studies. We believe that we are in substantial compliance with the existing requirements of CERCLA.

        We currently own, lease, or operate numerous properties and facilities that for many years have been used for industrial activities, including refined product terminaling operations. Hazardous substances, wastes, or hydrocarbons may have been released on or under the properties owned or leased by us, or on or under other locations where such substances have been taken for disposal. In addition, some of these properties have been operated by third parties or by previous owners whose treatment and disposal or release of hazardous substances, wastes, or hydrocarbons, was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes (including substances disposed of or released by prior owners or operators), remediate contaminated property (including groundwater contamination, whether from prior owners or operators or other historic activities or spills), or perform remedial plugging or pit closure operations to prevent future contamination.

        During 2006, two unrelated releases of refined product at our facilities, each of which was caused by human error and did not involve any system malfunctions, resulted in approximately $1.2 million in unreimbursed environmental remediation costs and refined product losses. Remediation has been completed on one site, while assessment and remediation is ongoing at the second site pursuant to a remediation plan negotiated with the state environmental agency overseeing the remediation project.

        In connection with its acquisition of five Florida terminals from an affiliate of El Paso Corporation, TransMontaigne Inc. agreed to assume responsibility for known environmental conditions at the acquired terminals. TransMontaigne Inc. currently is undertaking, or evaluating the need for, remediation of subsurface hydrocarbon contamination at the acquired Florida terminals. The total cost for remediating the contamination at these acquired terminal locations currently is estimated by TransMontaigne Inc. to be between $2.9 million and $5.0 million. TransMontaigne Inc.'s activities are being administered by the Florida Department of Environmental Protection under state-administered programs that encourage and help to fund all or a portion of the cleanup of contaminated sites. Under these programs, TransMontaigne Inc. believes that it is eligible to receive state reimbursement of the majority of the costs associated with the remediation of the acquired sites. As such, TransMontaigne Inc. believes that its share of the total liability after state reimbursement, as estimated by it, is between $0.9 million and $3.0 million. Costs incurred to remediate existing contamination at the Florida terminals historically owned by TransMontaigne Inc. have been, and are expected in the future to be, insignificant.

        Under the omnibus agreement, TransMontaigne Inc. has agreed to indemnify us for five years after May 27, 2005 against certain potential environmental claims, losses and expenses associated with the operation of the Florida and Midwest terminals and occurring before May 27, 2005. TransMontaigne Inc.'s maximum liability for this indemnification obligation is $15.0 million and it has no obligation to indemnify us for aggregate losses until such aggregate losses exceed $0.3 million. TransMontaigne Inc. has no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after May 27, 2005. We have agreed to indemnify TransMontaigne Inc. against environmental liabilities related to our facilities, to the extent these liabilities are not subject to TransMontaigne Inc.'s indemnification obligations.

        Under the purchase agreement for the refined product terminal in Mobile, Alabama, TransMontaigne Inc. agreed to indemnify us through December 2008 against certain potential environmental liabilities associated with the operation of the Mobile terminal that occurred on or prior to January 1, 2006. Our environmental losses must first exceed $200,000 and TransMontaigne Inc.'s indemnification obligations are capped at $2.5 million. The cap amount does not apply to any environmental liabilities known to exist as of January 1, 2006.

        Under the purchase agreement for the Brownsville, Texas and River facilities, TransMontaigne Inc. agreed to indemnify us through December 2011 against certain potential environmental liabilities associated with the operation of the Brownsville and River facilities that occurred on or prior to December 31, 2006. Our environmental losses must first exceed $0.3 million and TransMontaigne Inc.'s indemnification obligations are capped at $15.0 million. The cap amount does not apply to any environmental liabilities known to exist as of December 31, 2006.

Endangered Species Act

        The Endangered Species Act restricts activities that may affect endangered or threatened species or their habitats. While some of our facilities are in areas that may be designated as habitat for endangered or threatened species, we believe that we are in substantial compliance with the Endangered Species Act. However, the discovery of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

Operational Hazards and Insurance

        Our terminal and pipeline facilities may experience damage as a result of an accident or natural disaster. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We maintain insurance of various types that we consider adequate to cover our operations and properties.

        The insurance covers all of our facilities in amounts that we consider to be reasonable. The insurance policies are subject to deductibles that we consider reasonable and not excessive. Our insurance does not cover every potential risk associated with operating terminals, pipelines and other facilities, including the potential loss of significant revenues. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences. The events of September 11, 2001, and their overall effect on the insurance industry have adversely impacted the availability and cost of coverage. Due to these events, insurers have excluded acts of terrorism and sabotage from our insurance policies.

        We share some insurance policies, including our general liability and pollution policies, with TransMontaigne Inc. These policies contain caps on the insurer's maximum liability under the policy, and claims made by either of TransMontaigne Inc. or us are applied against the caps. The possibility exists that, in any event in which we wish to make a claim under a shared insurance policy, our claim could be denied or only partially satisfied due to claims made by TransMontaigne Inc. against the policy cap.

Tariff Regulation

        The Razorback Pipeline, which runs between Mt. Vernon, Missouri and Rogers, Arkansas, is an interstate petroleum products pipeline and is subject to regulation by the FERC, under the Interstate Commerce Act and the Energy Policy Act of 1992 and rules and orders promulgated under those statutes.

FERC regulation requires that the rates of interstate oil pipelines, such as those of the Razorback Pipeline, be filed at FERC and posted publicly, and that these rates be "just and reasonable" and nondiscriminatory. Rates of interstate oil pipeline companies are currently regulated by the FERC primarily through an index methodology, whereby a pipeline is allowed to change its rates based on the change from year to year in the Producer Price Index for finished goods. In the alternative, interstate oil pipeline companies may elect to support rate filings by using a cost-of-service methodology, competitive market showings or actual agreements between shippers and the oil pipeline company.

        The FERC generally has not investigated interstate rates on its own initiative when those rates have not been the subject of a protest or a complaint by a shipper. A shipper or other party having a substantial economic interest in our rates could, however, challenge our rates. In response to such challenges, the FERC could investigate our rates. If our rates were successfully challenged, the amount of cash available for distribution to unitholders could be reduced. In the absence of a challenge to our rates, given our ability to utilize either filed rates as annually indexed or to utilize rates tied to cost of service methodology, competitive market showing or actual agreements between shippers and us, we do not believe that these regulations would have any negative material monetary impact on us unless the regulations were substantially modified in such a manner so as to prevent a pipeline company's ability to earn a fair return for the shipment of petroleum products utilizing its transportation system, which we believe to be an unlikely scenario.

        On July 20, 2004, the United States Court of Appeals for the District of Columbia Circuit, or D.C. Circuit, issued its opinion in BP West Coast Products, LLC v. FERC, which vacated the portion of the FERC's decision applying the Lakehead policy, under which the FERC allowed a regulated entity organized as a master limited partnership to include in its cost-of-service an income tax allowance to the extent that entity's unitholders were corporations subject to income tax. On May 4, 2005, the FERC adopted a policy statement providing that all entities owning public utility assets—oil and gas pipelines and electric utilities—would be permitted to include an income tax allowance in their cost-of-service rates to reflect the actual or potential income tax liability attributable to their public utility income, regardless of the form of ownership. Any tax pass-through entity seeking an income tax allowance would have to establish that its partners or members have an actual or potential income tax obligation on the entity's public utility income. The ultimate impact of this new policy remains uncertain because it is being challenged before the D.C. Circuit and is being refined as it is applied in individual cases. The case before the D.C. Circuit has been briefed and argued and is currently pending decision. If the D.C. Circuit or FERC were to act to substantially reduce or eliminate the right of a master limited partnership to include in its cost-of-service an income tax allowance to reflect actual or potential income tax liability on public utility income, it may become more difficult for the Razorback Pipeline to justify its rates if they were challenged in a protest or complaint.

Title to Properties

        The Razorback Pipeline is constructed on rights-of-way granted by the apparent record owners of the property and in some instances these rights-of-way are revocable at the election of the grantor. Several rights-of-way for the Razorback Pipeline and other real property assets are shared with other pipelines and other assets owned by affiliates of TransMontaigne Inc. and by third parties. In many instances, lands over which rights-of-way have been obtained are subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained permits from public authorities to cross over or under, or to lay facilities in or along, watercourses, county roads, municipal streets, and state highways and, in some instances, these permits are revocable at the election of the grantor. We have also obtained permits from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor's election. In some cases, property for pipeline purposes was purchased in fee.

        Some of the leases, easements, rights-of-way, permits, licenses and franchise ordinances transferred to us will require the consent of the grantor to transfer these rights, which in some instances is a governmental entity. Our general partner has obtained or is in the process of obtaining sufficient third-party consents, permits, and authorizations for the transfer of the facilities necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits, or authorizations that have not been obtained, our general partner believes that these consents, permits, or authorizations will be obtained, or that the failure to obtain these consents, permits, or authorizations would not have a material adverse effect on the operation of our business.

        Our general partner believes that we have satisfactory title to all of our assets. Record title to some of our assets may continue to be held by affiliates of TransMontaigne Inc. until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that were not obtained prior to transfer. We will make these filings and request these consents, the granting of which is subject to the discretion of the applicable governmental entity. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens that can be imposed in some jurisdictions for government-initiated action to clean up environmental contamination, liens for current taxes and other burdens, and easements, restrictions, and other encumbrances to which the underlying properties were subject at the time of acquisition by TransMontaigne Partners (Predecessor) or us, our general partner believes that none of these burdens should materially detract from the value of these properties or from our interest in these properties or should materially interfere with their use in the operation of our business.

Employees

        TransMontaigne GP L.L.C. is our general partner and manages our operations and activities. TransMontaigne Services Inc. is an indirect wholly owned subsidiary of TransMontaigne Inc. and is the sole member of TransMontaigne GP. TransMontaigne Services Inc. employs the personnel who provide support to TransMontaigne Inc.'s operations, as well as our operations. At May 4, 2007, TransMontaigne Services Inc. had approximately 745 full-time employees, of whom 197 provide services directly to us. At May 4, 2007, none of TransMontaigne Services Inc.'s employees who provide services directly to us were covered by a collective bargaining agreement. TransMontaigne Services Inc. considers its employee relations to be good.

MANAGEMENT

Board of Directors and Officers of Our General Partner

        TransMontaigne GP L.L.C., or TransMontaigne GP is our general partner and manages our operations and activities on our behalf. TransMontaigne Services Inc. is an indirect wholly owned subsidiary of TransMontaigne Inc. and is the sole member of TransMontaigne GP. TransMontaigne Inc. is a wholly owned subsidiary of Morgan Stanley Capital Group, the principal commodity trading arm of Morgan Stanley. We have no officers or employees and all of our management and operational activities are provided by officers and employees of TransMontaigne Services Inc. Our general partner is not elected by our unitholders and is not subject to re-election on a regular basis in the future. Unitholders are not entitled to elect directors to the board of directors of our general partner or directly or indirectly participate in our management or operation.

        The board of directors of our general partner oversees our operations. Our general partner has appointed seven members to its board of directors, four of whom, Messrs. Masters, Peters, Shaffer and Utsler, are independent as defined under the independence standards established by the New York Stock Exchange. The New York Stock Exchange does not require a listed limited partnership, like TransMontaigne Partners, to have a majority of independent directors on the board of directors of its general partner or to establish a compensation committee or a nominating or governance committee.

        The officers of our general partner manage the day-to-day affairs of our business. All of the officers listed below split their time between managing our business and affairs and the business and affairs of TransMontaigne Inc. The officers of our general partner may face a conflict regarding the allocation of their time between our business and the other business interests of TransMontaigne Inc. The sole member of our general partner, TransMontaigne Services Inc., intends to seek to cause the officers to devote as much time to the management of our operations as is necessary for the proper conduct of our business and affairs.

        The following table shows information for the directors and officers of our general partner:

Name	Age	Position
Donald H. Anderson	58	Chairman of the Board
Randall J. Larson	49	Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer
William S. Dickey	49	Executive Vice President, Chief Operating Officer and Director
Frederick W. Boutin	51	Senior Vice President and Treasurer
Erik B. Carlson	60	Senior Vice President, Corporate Secretary and General Counsel
Javed Ahmed	37	Director
Jerry R. Masters	49	Director
David A. Peters	48	Director
D. Dale Shaffer	64	Director
Rex L. Utsler	61	Director

        Donald H. Anderson was elected as the non-executive Chairman of the board of directors of our general partner in February 2005. Mr. Anderson served as the President and the Chief Executive Officer of our general partner from February 2005 to September 2006. Mr. Anderson has served as Chairman of the Board of TransMontaigne Inc. since September 2006. From September 1999 to September 2006 he served as Vice Chairman and Chief Executive Officer of TransMontaigne Inc., and served as its President from January 2000 to September 2006. From 1997 through September 1999, Mr. Anderson was the Executive Director and a Principal of Western Growth Capital LLC, a Colorado-based private equity investment and consulting firm. From December 1994 until March 1997, Mr. Anderson was Chairman, President and Chief

Executive Officer of PanEnergy Services, PanEnergy's non-jurisdictional operating subsidiary. From December 1994 until March 1997, Mr. Anderson also served as a Director of TEPPCO Partners, L.P. Mr. Anderson was previously President, Chief Operating Officer and Director of Associated Natural Gas Corporation from 1989 until its merger with PanEnergy Corporation in 1994. Mr. Anderson is a director of Bear Paw Energy, LLC.

        Randall J. Larson has served as the Chief Executive Officer of our general partner since September 2006 and as the Chief Financial Officer and Chief Accounting Officer of our general partner since February 2005. From February 2005 to September 2006, Mr. Larson served as the Executive Vice President of our general partner and served as a director of our general partner from February 2005 to October 2006. Mr. Larson has been the President and Chief Executive officer of TransMontaigne Inc. since September 2006, its Chief Financial Officer since January 2003 and its Chief Accounting Officer since May 2002. Mr. Larson served as Executive Vice President of TransMontaigne Inc. from May 2002 to September 2006 and also served as its Controller from May 2002 until January 2003. From July 1994 through April 2002, Mr. Larson was a partner with KPMG LLP. From July 1992 to June 1994, Mr. Larson served as a Professional Accounting Fellow in the Office of Chief Accountant of the Securities and Exchange Commission. Mr. Larson also serves as a director of Lion Oil Company, a privately held company.

        William S. Dickey was elected Executive Vice President, Chief Operating Officer and Director of our general partner in February 2005. Mr. Dickey has been an Executive Vice President and Chief Operating Officer of TransMontaigne Inc. since May 2000. From January 1999 until May 2000, Mr. Dickey was a Vice President of TEPPCO Partners, L.P. From 1994 to 1998, Mr. Dickey served as Vice President and Chief Financial Officer of Associated Natural Gas, Inc. and its successor, Duke Energy Field Services.

        Frederick W. Boutin was elected Senior Vice President and Treasurer of our general partner in February 2005. Mr. Boutin has been Senior Vice President and Treasurer of TransMontaigne Inc. since June 2003. Mr. Boutin also served as Senior Vice President of TransMontaigne Inc. from September 1996 to March 2002. In addition, Mr. Boutin served as Vice President of TransMontaigne Product Services Inc. from February 2002 to June 2003; Vice President of Coastal Tug and Barge, Inc. from February 2003 to June 2003; Vice President of Coastal Fuels Marketing, Inc. from February 2003 to June 2003; and Senior Vice President and Director of TransMontaigne Transport Inc. from February 2002 to the present. From 1985 to 1995, Mr. Boutin served as a Vice President of Associated Natural Gas, Inc. and its successor, Duke Energy Field Services.

        Erik B. Carlson was elected Senior Vice President, Corporate Secretary and General Counsel of our general partner in February 2005. Mr. Carlson has been the Senior Vice President, Corporate Secretary and General Counsel of TransMontaigne Inc. since January 1998. From February 1983 until January 1998, Mr. Carlson served as Senior Vice President, General Counsel and Corporate Secretary of Associated Natural Gas Corporation and its successor, Duke Energy Field Services.

        Jerry R. Masters was elected as a director of our general partner in May 2005, and serves as a member of the compensation and conflicts committees, and as chair of the audit committee, of the board of directors of our general partner. Mr. Masters is a private investor and was a part-time consultant to Microsoft Corporation from April 2000 to August 2002. From February 1991 to April 2000, Mr. Masters held various executive positions within the financial organization at Microsoft Corporation. In his last position as Senior Director, Mr. Masters was responsible for external financial reporting, budgeting and forecasting, and financial modeling of mergers and acquisitions.

        Javed Ahmed was elected as a director of our general partner in October 2006. Mr. Ahmed's election was in conjunction with Morgan Stanley's acquisition of TransMontaigne Inc. Mr. Ahmed is a Managing Director of Morgan Stanley and works in the firm's Commodities Group. He has been with Morgan Stanley since 1997. In addition to being a director of our general partner, Mr. Ahmed is a director of TransMontaigne Inc. and Lion Oil Company, both privately held companies.

        David A. Peters was elected as a director of our general partner in May 2005, and serves as a member of the audit, compensation and conflicts committees of the board of directors of our general partner. Since 1999 Mr. Peters has been a business consultant with a primary client focus in the energy sector; in addition, Mr. Peters also served as a member of the board of directors of QDOBA Restaurant Corporation from 1998 to 2003. From 1997 to 1999 Mr. Peters was a managing director of a private investment fund, and from 1995 to 1997 he served as an executive vice president at DukeEnergy/PanEnergy Field Services responsible for natural gas gathering, processing and storage operations. Prior to joining DukeEnergy/PanEnergy Field Services, Mr. Peters held various positions with Associated Natural Gas Corp.

        D. Dale Shaffer was elected as a director of our general partner in May 2005, and serves as a member of the conflicts committee and as chair of the compensation committee of the board of directors of our general partner. Since 1992, Mr. Shaffer has served as President of National Water Company, a privately held firm formed by Mr. Shaffer to provide a broad range of water consulting and operating services to clients using raw water. From 2001 through 2002, Mr. Shaffer also served as Director of Development for Kinder Morgan Power Company, a subsidiary of Kinder Morgan Inc., a publicly traded company.

        Rex L. Utsler was elected as a director of our general partner in May 2005, and serves as a member of the audit committee and as chair of the conflicts committee of the board of directors of our general partner. Mr. Utsler is the President and Chief Executive Officer of Grease Monkey International, Inc. and Grease Monkey Holding Corporation, a franchisor of automotive preventive maintenance centers, positions he has held since January 2001. Effective January 2006, Mr. Utsler became a director of Grease Monkey Fundraising, LLC, and is the President, Chief Executive Officer and a director of Monkey Shine Franchising LLC, a franchisor of car wash centers, as of January 5, 2007.

MATERIAL TAX CONSEQUENCES

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read "Material Tax Consequences" beginning on page 60 of the accompanying prospectus. You are urged to consult your own tax advisor about the federal, state, foreign and local tax consequences particular to your circumstances.

        We estimate that if you purchase a common unit in this offering and hold the common unit through the record date for the distribution with respect to the fourth calendar quarter of 2008, you will be allocated, on a cumulative basis, an amount of federal taxable income for the taxable years 2007 through 2008 that will be less than 20% of the amount of cash distributed to you with respect to that period. This estimate is based upon many assumptions regarding our business and operations, including assumptions with respect to capital expenditures, cash flows and anticipated cash distributions. This estimate and our assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, this estimate is based on current tax law and tax reporting positions that we have adopted and with which the Internal Revenue Service might disagree. Accordingly, we cannot assure you that this estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate, and any differences could materially affect the value of the common units. For example, the percentage of taxable income relative to our distributions could be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to make the minimum quarterly distribution on all units, yet we only distribute the minimum quarterly distribution on all units; or

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  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and TransMontaigne Partners has agreed to sell to them, severally, the number of common units indicated below:

Name	Number of Common Units
Morgan Stanley & Co. Incorporated	1,200,000
UBS Securities LLC	1,200,000
Wachovia Capital Markets, LLC	960,000
A.G. Edwards & Sons, Inc.	960,000
Stifel, Nicolaus & Company, Incorporated	480,000

Total	4,800,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the common units subject to their acceptance of the common units from TransMontaigne Partners and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common units offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common units offered by this prospectus supplement if any such common units are taken. However, the underwriters are not required to take or pay for the common units covered by the underwriters over-allotment option described below.

        The underwriters initially propose to offer part of the common units directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $.994 per common unit under the public offering price. After the initial offering of the common units in this offering, the offering price and other selling terms may from time to time be varied by the representatives.

        TransMontaigne Partners has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 720,000 additional common units at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common units offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common units as the number listed next to the underwriter's name in the preceding table bears to the total number of common units listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $203,136,000, the total underwriters discounts and commissions would be $9,141,120 and total proceeds to TransMontaigne Partners would be $193,994,880.

        We estimate that our out of pocket expenses for this offering, excluding underwriter discounts and commissions, will be approximately $1.3 million.

        Each of TransMontaigne Partners and the directors and executive officers of our general partner has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and UBS Securities

LLC on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units,

        whether any transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise.

        The restrictions described in this paragraph do not apply to:

  •
  the sale of units to the underwriters;

  •
  the issuance by TransMontaigne Partners of common units upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing; or

  •
  transactions by any person other than TransMontaigne Partners relating to common units or other securities acquired in open market transactions after the completion of the offering of the units.

        In order to facilitate the offering of the common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common units for their own account. In addition, to cover over-allotments or to stabilize the price of the common units, the underwriters may bid for, and purchase, common units in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common units in the offering, if the syndicate repurchases previously distributed common units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common units above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        TransMontaigne Partners and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        Affiliates of UBS Securities LLC and Wachovia Capital Markets, LLC are lenders under our senior secured credit facility, and will receive a portion of the proceeds from this offering through the payment of those facilities.

        Morgan Stanley is the indirect owner of TransMontaigne Inc., which owns our general partner. In addition, before giving effect to this offering, Morgan Stanley owns, directly and indirectly, subordinated units representing limited partner interests in us equal to 44.6% of our aggregate outstanding limited and general partner interests, our sole general partner interest, which represents 2% of our aggregate outstanding limited and general partner interests, and the incentive distribution rights. As a result of this affiliation, this offering is being made in compliance with Rule 2720 of the National Association of Securities Dealers, Inc.'s Conduct Rules. Because a bona fide independent market exists for our common units, the NASD does not require that we use a qualified independent underwriter for this offering.

        This prospectus supplement and the accompanying prospectus may be used by Morgan Stanley & Co. Incorporated in connection with offers and sales of the common units in certain agented brokers' transactions; however, Morgan Stanley & Co. Incorporated is not obligated to engage in such agented brokers' transactions and may discontinue such activities without notice at any time.

        Javed Ahmed, who is a member of the board of directors of our general partner, is affiliated with Morgan Stanley. See "Management."

LEGAL MATTERS

        The validity of the common units and tax matters will be passed upon for us by Morrison & Foerster LLP, Denver, Colorado, and New York, New York. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements and schedule of TransMontaigne Partners L.P. as of December 31, 2005 and 2006 and for each of the years in the two-year period ended June 30, 2005, the six months ended December 31, 2005 and for the year ended December 31, 2006 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the combined balance sheets of TransMontaigne Partners (Predecessor) as of June 30, 2005, December 31, 2005, and August 31, 2006, and the related combined statements of operations, equity, and cash flows for each of the years in the two-year period ended June 30, 2005, the six months ended December 31, 2005, and for the eight months ended August 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about their public reference room and their copy charges. Our reports and other information about us may also be inspected at:

The New York Stock Exchange
20 Broad Street
New York, New York 10005

INCORPORATION OF INFORMATION FILED WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus supplement. Any information that we file with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede the information contained in this prospectus supplement.

        We are incorporating by reference the following documents that we have previously filed with the SEC (Commission File No. 001-32505), except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules:

  •
  Annual Report on Form 10-K for the year ended December 31, 2006.

  •
  Current Reports on Form 8-K and 8-K/A filed with the SEC on January 5, 2007, January 22, 2007, March 16, 2007, April 24, 2007, May 8, 2007 and May 11, 2007.

  •
  Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

  •
  The description of our limited partner interests contained in our Registration Statement on Form 8-A dated and filed with the SEC on May 17, 2005, including any amendments or reports filed with the SEC for the purpose of updating such description.

        We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering. In no event, however, will any of the information that we "furnish" to the SEC in any Current Report on Form 8-K from time to time be incorporated by reference into, or otherwise included in, this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any of the documents referred to above by written or oral request to:

TransMontaigne Partners L.P.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Attention: Investor Relations
Telephone: (303) 626-8200

        We maintain a web site at www.transmontaignepartners.com. The reference to our web site does not constitute incorporation by reference of the information contained at the site and you should not consider it a part of this prospectus supplement or any other document we file with or furnish to the SEC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the following:

  •
  certain statements, including possible or assumed future results of operations, in "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

  •
  any statements contained in this prospectus supplement regarding the prospects for our business or any of our services or our ability to pay distributions;

  •
  any statements preceded by, followed by or that include the words "may," "seeks," "believes," "expects," "anticipates," "intends," "continues," "estimates," "plans," "targets," "predicts," "attempts," "is scheduled," or similar expressions; and

  •
  other statements contained in this prospectus supplement regarding matters that are not historical facts.

        Our business and results of operations are subject to risks and uncertainties, many of which are beyond our ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

        Important factors, many of which are described in more detail in "Risk Factors" in this prospectus supplement and the accompanying prospectus, that could cause actual results to differ materially from our expectations include, but are not limited to:

  •
  a reduction in revenues from any of our significant customers upon which we rely for a substantial majority of our revenues;

  •
  debt levels and restrictions in our debt agreements that may limit our operational flexibility;

  •
  the impact on our facilities or operations of extreme weather conditions, such as hurricanes, and other events, such as terrorist attacks or war and costs associated with environmental compliance and remediation;

  •
  failure by any of our significant customers to continue to engage us to provide services after the expiration of existing terminaling services agreements, or our failure to secure comparable alternative arrangements;

  •
  the continued creditworthiness of, and performance by our significant customers;

  •
  the availability of acquisition opportunities and successful integration and future performance of acquired facilities;

  •
  timing, cost and other economic uncertainties related to the construction of new tank capacity or facilities;

  •
  conflicts of interest and the limited fiduciary duties of our general partner, which is controlled by TransMontaigne Inc.;

  •
  our failure to avoid federal income taxation as a corporation or the imposition of state-level taxation; and

  •
  the impact of current and future laws and governmental regulations, general economic, market or business conditions.

        We do not intend to update these forward-looking statements except as required by law.

Consolidated Financial Statements—TransMontaigne Partners L.P.
Report of Independent Registered Public Accounting Firm
Consolidated balance sheets as of June 30, 2005, December 31, 2005 and 2006 and March 31, 2007 (unaudited)

Consolidated statements of operations for the years ended June 30, 2004 and 2005, six months ended December 31, 2004 (unaudited), six months ended December 31, 2005, the year ended December 31, 2006 and three months ended March 31, 2006 (unaudited) and 2007 (unaudited)

Consolidated statements of partners' equity for the years ended June 30, 2004 and 2005, six months ended December 31, 2005, year ended December 31, 2006 and three months ended March 31, 2007 (unaudited)

Consolidated statements of cash flows for the years ended June 30, 2004 and 2005, six months ended December 31, 2004 (unaudited), six months ended December 31, 2005, the year ended December 31, 2006 and three months ended March 31, 2006 (unaudited) and 2007 (unaudited)
Notes to consolidated financial statements
Combined Financial Statements—TransMontaigne Partners (Predecessor)
Report of Independent Registered Public Accounting Firm
Combined balance sheets as of June 30, 2005, December 31, 2005 and August 31, 2006
Combined statements of operations for each of the years in the two-year period ended June 30, 2005, six months ended December 31, 2005 and the eight months ended August 31, 2006
Combined statements of equity for each of the years in the two-year period ended June 30, 2005, six months ended December 31, 2005 and the eight months ended August 31, 2006
Combined statements of cash flows for each of the years in the two-year period ended June 30, 2005, six months ended December 31, 2005 and the eight months ended August 31, 2006
Notes to combined financial statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Member
TransMontaigne GP L.L.C.:

        We have audited the accompanying consolidated balance sheets of TransMontaigne Partners L.P. and subsidiaries as of June 30, 2005, December 31, 2005 and December 31, 2006, and the related consolidated statements of operations, partners' equity, and cash flows for each of the years in the two-year period ended June 30, 2005, the six months ended December 31, 2005, and the year ended December 31, 2006. These consolidated financial statements are the responsibility of TransMontaigne GP L.L.C.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TransMontaigne Partners L.P. and subsidiaries as of June 30, 2005, December 31, 2005 and December 31, 2006, and the results of their operations and their cash flows for the two-year period ended June 30, 2005, the six months ended December 31, 2005, and the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of TransMontaigne Partners L.P. and subsidiaries' internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2007 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP
Denver, Colorado March 16, 2007

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2005	December 31, 2005	December 31, 2006	March 31, 2007
				(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$241	$698	$3,457	$348
Trade accounts receivable, net	492	1,003	1,625	4,200
Due from TransMontaigne Inc.	14	1,212	13	2,834
Other current assets	302	338	1,156	1,285

	1,049	3,251	6,251	8,667
Property, plant and equipment, net	116,281	125,884	235,074	235,035
Goodwill	—	—	23,235	23,235
Other assets, net	2,243	1,901	6,801	6,443

	$119,573	$131,036	$271,361	$273,380

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$2,180	$1,784	$2,410	$3,643
Accrued liabilities	1,661	1,239	1,465	2,914

Total current liabilities	3,841	3,023	3,875	6,557
Long-term debt	28,307	28,000	189,621	189,700

Total liabilities	32,148	31,023	193,496	196,257

Partners' equity:
Predecessor equity	—	9,625	—	—
Common unitholders (3,972,500 units issued and outstanding at June 30, 2005, December 31, 2005 and 2006, and March 31, 2007 (unaudited), respectively)	76,255	75,474	72,852	72,456
Subordinated unitholders (3,322,266 units issued and outstanding at June 30, 2005, December 31, 2005 and 2006, and March 31, 2007 (unaudited), respectively)	13,433	14,581	4,866	4,535
General partner interest (2% interest with 148,873 equivalent units outstanding at June 30, 2005, December 31, 2005 and 2006, and March 31, 2007 (unaudited), respectively)	281	333	147	132
Deferred equity-based compensation	(2,544)	—	—	—

Total partners' equity	87,425	100,013	77,865	77,123

	$119,573	$131,036	$271,361	$273,380

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

	Year ended June 30, 2004	Year ended June 30, 2005	Six months ended December 31, 2004	Six months ended December 31, 2005	Year ended December 31, 2006	Three months ended March 31, 2006	Three months ended March 31, 2007
			(Unaudited)			(Unaudited)	(Unaudited)
Revenue	$34,437	$36,093	$16,692	$22,908	$56,785	$12,090	$21,196
Costs and expenses:
Direct operating costs and expenses	(14,231)	(15,175)	(7,740)	(7,896)	(26,191)	(4,527)	(8,804)
Direct general and administrative expenses	—	(79)	—	(1,267)	(6,453)	(1,100)	(893)
Allocated general and administrative expenses	(3,300)	(2,800)	(1,400)	(1,588)	(4,487)	(812)	(1,725)
Allocated insurance expense	(900)	(1,000)	(500)	(500)	(1,215)	(250)	(413)
Depreciation and amortization	(5,903)	(6,154)	(3,044)	(3,461)	(9,188)	(1,942)	(2,990)
Gain on disposition of assets, net	6	—	—	—	—	—	—

Operating income	10,109	10,885	4,008	8,196	9,251	3,459	6,371

Other income (expense):
Interest income	6	—	—	4	37	3	5
Interest expense	—	(167)	—	(969)	(3,356)	(697)	(3,788)
Amortization of deferred financing costs	—	(15)	—	(92)	(810)	(46)	(129)

Total other income (expense)	6	(182)	—	(1,057)	(4,129)	(740)	(3,912)

Net earnings	10,115	10,703	4,008	7,139	5,122	2,719	2,459
Less:
Net earnings attributable to predecessor	(10,115)	(9,730)	(4,008)	(472)	(1,856)	—	—
General partner interest in net earnings	—	(19)	—	(133)	(66)	(54)	(49)

Net earnings allocable to limited partners	$—	$954	$—	$6,534	$3,200	$2,665	$2,410

Net earnings per limited partner unit—basic	$—	$0.13	$—	$0.90	$0.44	$0.37	$0.33

Net earnings per limited partner unit—diluted	$—	$0.13	$—	$0.90	$0.44	$0.37	$0.33

Weighted average limited partner units outstanding—basic	—	7,295	—	7,295	7,283	7,292	7,295

Weighted average limited partner units outstanding—diluted	—	7,295	—	7,295	7,286	7,292	7,295

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY

(Dollars in thousands)

	Predecessor	Common Units	Subordinated Units	General Partner Interest	Deferred Equity-Based Compensation	Total
Balance June 30, 2003	$121,834	$—	$—	$—	$—	$121,834
Net earnings	10,115	—	—	—	—	10,115
Distributions and repayments, net to Predecessor	(13,292)	—	—	—	—	(13,292)

Balance June 30, 2004	118,657	—	—	—	—	118,657
Net earnings through May 26, 2005	9,730	—	—	—	—	9,730
Distributions and repayments, net to Predecessor	(11,399)	—	—	—	—	(11,399)
Proceeds from initial public offering of 3,852,500 common units, net of underwriters' discount and offering expenses of $9,512	—	72,932	—	—	—	72,932
Proceeds from private placement of 450,000 subordinated units	—	—	7,945	—	—	7,945
Distribution to TransMontaigne Inc.	(111,461)	—	—	—	—	(111,461)
Allocation of predecessor equity in exchange for 120,000 common units, 2,872,266 subordinated units, and a 2% general partner interest (represented by 148,873 units)	(5,527)	211	5,054	262	—	—
Grant of 120,000 restricted common units under the long-term incentive plan	—	2,592	—	—	(2,592)	—
Amortization of deferred equity-based compensation related to restricted common units	—	—	—	—	48	48
Net earnings from May 27, 2005 through June 30, 2005	—	520	434	19	—	973

Balance June 30, 2005	—	76,255	13,433	281	(2,544)	87,425
Elimination of deferred equity-based compensation due to adoption of SFAS 123(R)	—	(2,544)	—	—	2,544	—
Distributions to unitholders	—	(2,119)	(1,827)	(81)	—	(4,027)
Amortization of deferred equity-based compensation related to restricted common units	—	323	—	—	—	323
Purchase of Mobile terminal by Predecessor	9,153	—	—	—	—	9,153
Net earnings from July 1, 2005 through December 31, 2005	472	3,559	2,975	133	—	7,139

Balance December 31, 2005	9,625	75,474	14,581	333	—	100,013
Distributions and repayments, net to Predecessor	70	—	—	—	—	70
Acquisition of Mobile terminal from Predecessor in exchange for $17.9 million	(8,869)	—	(9,066)	—	—	(17,935)
Distributions to unitholders	—	(6,552)	(5,614)	(252)	—	(12,418)
Amortization of deferred equity-based compensation related to restricted common units	—	610	—	—	—	610
Acceleration of vesting of all outstanding restricted phantom units and restricted common units	—	3,258	—	—	—	3,258
Common units repurchased from TransMontaigne Services Inc.'s employees for withholding taxes	—	(538)	—	—	—	(538)
Repurchase of 38,400 common units by our long-term incentive plan	—	(1,140)	—	—	—	(1,140)
Purchase of Brownsville and River terminals by Predecessor	135,823	—	—	—	—	135,823
Acquisition of Brownsville and River terminals from Predecessor in exchange for $135 million	(138,505)	—	3,505	—	—	(135,000)
Net earnings for the year ended December 31, 2006	1,856	1,740	1,460	66	—	5,122

Balance December 31, 2006	—	72,852	4,866	147	—	77,865
Distributions to unitholders (unaudited)	—	(1,708)	(1,429)	(64)		(3,201)
Net earnings for the three months ended March 31, 2007 (unaudited)	—	1,312	1,098	49	—	2,459

Balance March 31, 2007 (unaudited)	$—	$72,456	$4,535	$132	$—	$77,123

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended June 30, 2004	Year ended June 30, 2005	Six months ended December 31, 2004	Six months ended December 31, 2005	Year ended December 31, 2006	Three months ended March 31, 2006	Three months ended March 31, 2007
	(Unaudited)					(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net earnings	$10,115	$10,703	$4,008	$7,139	$5,122	$2,719	$2,459
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	5,903	6,154	3,044	3,461	9,188	1,942	2,990
Amortization of deferred equity-based compensation	—	48	—	323	610	162	—
Acceleration of vesting of all outstanding restricted phantom units and restricted common units	—	—	—	—	3,258	—	—
Amortization of deferred financing costs	—	15	—	92	810	46	129
Gain on disposition of assets, net	(6)	—	—	—	—	—	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Trade accounts receivable, net	177	290	376	(439)	(1,809)	(521)	(2,575)
Due from TransMontaigne Inc.	—	(14)	—	(1,199)	1,199	1,308	(2,821)
Other current assets	86	(54)	(156)	(36)	(740)	(355)	(129)
Trade accounts payable	(400)	1,234	736	(403)	1,012	(927)	1,233
Accrued liabilities	657	141	(738)	(1,105)	(293)	697	1,449

Net cash provided by operating activities	16,532	18,517	7,270	7,833	18,357	5,071	2,735

Cash flows from investing activities:
Acquisition of terminal facilities, net of cash acquired	—	—	—	(1,858)	(152,920)	(17,935)	—
Additions to property, plant and equipment—expansion of facilities	(1,327)	(2,332)	(880)	(722)	(8,292)	(634)	(1,771)
Additions to property, plant and equipment—maintain existing facilities	(1,955)	(1,354)	(502)	(462)	(1,796)	(200)	(978)
Reimbursement of costs to maintain our Port Everglades (South) terminal	—	—	—	—	377	—	—
Proceeds from sale of assets	26	—	—	—	—	—	—

Net cash (used) by investing activities	(3,256)	(3,686)	(1,382)	(3,042)	(162,631)	(18,769)	(2,749)

Cash flows from financing activities:
Net proceeds from issuance of common units	—	72,932	—	—	—	—	—
Net proceeds from issuance of subordinated units	—	7,945	—	—	—	—	—
Net (payments) borrowings under credit facility	—	28,307	—	(307)	161,621	17,508	79
Distributions paid to unitholders	—	—	—	(4,027)	(12,418)	(2,930)	(3,201)
Deferred financing costs	—	(916)	—	—	(2,603)	—	—
Reimbursement of deferred financing costs	—	—	—	—	—	—	27
Common units repurchased from TransMontaigne Services Inc.'s employees for withholding taxes	—	—	—	—	(538)	—	—
Repurchase of common units by our long-term incentive plan	—	—	—	—	(1,140)	(211)	—
Net contributions and advances by (distributions and repayments to) TransMontaigne Inc.	(13,292)	(122,860)	(5,888)	—	2,111	(756)	—

Net cash provided (used) by financing activities	(13,292)	(14,592)	(5,888)	(4,334)	147,033	13,611	(3,095)

Increase (decrease) in cash and cash equivalents	(16)	239	—	457	2,759	(87)	(3,109)
Cash and cash equivalents at beginning of period	18	2	2	241	698	698	3,457

Cash and cash equivalents at end of period	$2	$241	$2	$698	$3,457	$611	$348

Supplemental disclosures of cash flow information:
Cash paid for interest expense	$—	$167	$—	$969	$3,296	$635	$3,506

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED JUNE 30, 2004 AND 2005,
SIX MONTHS ENDED DECEMBER 31, 2005,
YEAR ENDED DECEMBER 31, 2006, AND
THREE MONTHS ENDED MARCH 31, 2006 AND 2007 (UNAUDITED)

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Nature of business

        TransMontaigne Partners L.P. ("Partners") was formed in February 2005 as a Delaware master limited partnership initially to own and operate refined products terminaling and transportation facilities. We conduct our operations in the United States primarily along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Midwest. We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of refined products, crude oil, chemicals, fertilizers and other liquid products, including TransMontaigne Inc. and Morgan Stanley Capital Group Inc.

        We are controlled by our general partner, TransMontaigne GP L.L.C., which is a wholly-owned subsidiary of TransMontaigne Inc. Effective September 1, 2006, Morgan Stanley Capital Group Inc., a wholly-owned subsidiary of Morgan Stanley, purchased all of the issued and outstanding capital stock of TransMontaigne Inc. Morgan Stanley Capital Group is the principal commodities trading arm of Morgan Stanley. Morgan Stanley Capital Group is a leading global commodity trader involved in proprietary and counterparty-driven trading in numerous commodities including crude oil, refined products, natural gas and natural gas liquids, coal, electric power, base and precious metals and others. Morgan Stanley Capital Group engages in trading both physical commodities, like the refined products that we handle in our terminals, and exchange or over-the-counter commodities derivative instruments. As a result of Morgan Stanley's acquisition of TransMontaigne Inc., Morgan Stanley became the indirect owner of our general partner. TransMontaigne Inc. and Morgan Stanley have a significant interest in our partnership through their indirect ownership of a 44.6% limited partner interest and a 2% general partner interest.

(b)   Change in year end

        We adopted a December 31 year end for financial and tax reporting purposes effective December 31, 2005. We previously maintained a June 30 year end for financial and tax reporting purposes.

(c)   Basis of presentation and use of estimates

        Our accounting and financial reporting policies conform to accounting principles and practices generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of TransMontaigne Partners L.P., a Delaware limited partnership, and its controlled subsidiaries. All significant inter-company accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.

        The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The following estimates, in management's opinion, are subjective in nature, require the exercise of judgment, and involve complex analyses: allowance for doubtful accounts and accrued environmental obligations. Changes in these estimates and assumptions will occur as a result of the passage of time and the occurrence of future events. Actual results could differ from these estimates.

        The accompanying consolidated financial statements as of and for the three months ended March 31, 2006 and 2007 are unaudited. These interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these interim financial statements reflect adjustments (consisting only of normal recurring entries), which, in our opinion, are necessary for a fair presentation of the financial results for the interim periods presented. Certain information and notes normally included in annual financial statements have been condensed in or omitted from these interim financial statements pursuant to such rules and regulations. Results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2007.

        The accompanying consolidated financial statements include the assets, liabilities and results of operations of certain TransMontaigne Inc. terminal and pipeline operations prior to their acquisition by us from TransMontaigne Inc. The acquired assets and liabilities have been recorded at TransMontaigne Inc.'s carryover basis. At the closing of our initial public offering on May 27, 2005, we acquired from TransMontaigne Inc. seven Florida terminals, including terminals located in Tampa, Port Manatee, Fisher Island, Port Everglades (North), Port Everglades (South), Cape Canaveral, and Jacksonville; and the Razorback Pipeline system, including the terminals located at Mt. Vernon, Missouri and Rogers, Arkansas in exchange for 120,000 common units, 2,872,266 subordinated units, a 2% general partner interest, and a cash payment of approximately $111.5 million. On January 1, 2006, we acquired from TransMontaigne Inc. the Mobile, Alabama terminal in exchange for a cash payment of approximately $17.9 million (See Note 3 of Notes to consolidated financial statements). On December 29, 2006, we acquired from TransMontaigne Inc. the Brownsville, Texas terminal, 12 terminals along the Mississippi and Ohio rivers ("River terminals"), and the Baton Rouge, Louisiana dock facility in exchange for a cash payment of approximately $135.0 million (See Note 3 of Notes to consolidated financial statements). The acquisitions of terminal and pipeline operations from TransMontaigne Inc. have been accounted for as transactions among entities under common control and, accordingly, prior periods include the activity of the acquired terminal and pipeline operations since the date common control was established. For acquisitions made by us from TransMontaigne Inc. prior to September 1, 2006, common control was established as of the date TransMontaigne Inc. purchased the terminal and pipeline operation. For acquisitions made by us from TransMontaigne Inc. on or after September 1, 2006, common control was established as of September 1, 2006 (the date Morgan Stanley Capital Group purchased TransMontaigne Inc.).

        On February 28, 2003, TransMontaigne Inc. purchased the Port Manatee, Fisher Island, Port Everglades (North), Cape Canaveral and Jacksonville terminal operations from an affiliate of El Paso Corporation (see Note 3 of Notes to consolidated financial statements). On August 1, 2005, TransMontaigne purchased the Mobile terminal operations from Radcliff/Economy Marine Services, Inc.

        The accompanying consolidated financial statements include allocated general and administrative charges from TransMontaigne Inc. for indirect corporate overhead to cover costs of functions such as legal, accounting, treasury, engineering, environmental safety, information technology, and other corporate services (see Note 2 of Notes to consolidated financial statements). The allocated general and administrative expenses were approximately $3.3 million and $2.8 million for the years ended June 30, 2004 and 2005, approximately $1.6 million for the six months ended December 31, 2005, approximately $4.5 million for the year ended December 31, 2006, and approximately $0.8 million and $1.7 million for the three months ended March 31, 2006 and 2007 (unaudited), respectively. The accompanying consolidated financial statements also include allocated insurance charges from TransMontaigne Inc. for insurance premiums to cover costs of insuring activities such as property, casualty, pollution, automobile, directors' and officers' liability, and other insurable risks. The allocated insurance charges were approximately $0.9 million and $1.0 million for the years ended June 30, 2004 and 2005, approximately $0.5 million for the six months ended December 31, 2005, approximately $1.2 million for the year ended December 31, 2006, and approximately $0.3 million and $0.4 million for the three months ended March 31, 2006 and 2007 (unaudited), respectively. Management believes that the allocated general and administrative charges and insurance charges are representative of the costs and expenses incurred by TransMontaigne Inc. for managing Partners' operations.

(d)   Accounting for terminal and pipeline operations

        In connection with our terminal and pipeline operations, we utilize the accrual method of accounting for revenue and expenses. We generate revenues in our terminal and pipeline operations from throughput fees, storage fees, transportation fees, management fees and cost reimbursements and fees from other ancillary services. Throughput revenue is recognized when the product is delivered to the customer; storage revenue is recognized ratably over the term of the storage contract; transportation revenue is recognized when the product has been delivered to the customer at the specified delivery location; management fee and cost reimbursement revenue is recognized as the services are performed or as the costs are incurred; and ancillary service revenue is recognized as the services are performed.

(e)   Cash and cash equivalents

        We consider all short-term investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents.

(f)    Property, plant and equipment

        Depreciation is computed using the straight-line and double-declining balance methods. Estimated useful lives are 20 to 25 years for plant, which includes buildings, storage tanks, and pipelines, and 3 to 20 years for equipment. All items of property, plant and equipment are carried at cost. Expenditures that increase capacity or extend useful lives are capitalized. Repairs and maintenance are expensed as incurred.

        We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. If an asset is impaired, the impairment loss to be recognized is the excess of the carrying amount of the asset over its estimated fair value.

(g)   Environmental obligations

        We accrue for environmental costs that relate to existing conditions caused by past operations when estimable. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as fines, damages and other costs, including direct legal costs. Liabilities for environmental costs at a specific site are initially recorded, on an undiscounted basis, when it is probable that we will be liable for such costs, and a reasonable estimate of the associated costs can be made based on available information. Such an estimate includes our share of the liability for each specific site and the sharing of the amounts related to each site that will not be paid by other potentially responsible parties, based on enacted laws and adopted regulations and policies. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation, technology changes, alternatives available and the evolving nature of environmental laws and regulations. We periodically file claims for insurance recoveries of certain environmental remediation costs with our insurance carriers under our comprehensive liability policies. We recognize our insurance recoveries as a credit to income in the period the insurance recoveries are received.

        At June 30, 2005, December 31, 2005 and 2006, and March 31, 2007 (unaudited), we have accrued environmental obligations of approximately $nil, $625,000, $682,000 and $660,000, respectively, representing our best estimate of our remediation obligations (see Note 9 of Notes to consolidated financial statements). The accrued environmental obligations at December 31, 2005 represent amounts assumed in connection with the acquisition of the Oklahoma City terminal facility (see Note 3 of Notes to consolidated financial statements). During the year ended December 31, 2006, we charged to income approximately $950,000 to increase our estimate of our future environmental remediation obligations due to product that was released during June 2006 at our Mobile, Alabama terminal facility and product that was released during October 2006 at our Rogers, Arkansas terminal facility. During the year ended December 31, 2006 we made payments of approximately $893,000 towards our environmental remediation obligations. During the three months ended March 31, 2007 (unaudited), we made payments of approximately $22,000 towards our environmental remediation obligations. Changes in our estimates of our future environmental remediation obligations may occur as a result of the passage of time and the occurrence of future events.

        TransMontaigne Inc. has indemnified us through May 2010 against certain potential environmental claims, losses and expenses associated with the operation of the Florida and Midwest terminal facilities and occurring before May 27, 2005, up to a maximum liability not to exceed $15 million for this indemnification obligation (see Note 2 of Notes to consolidated financial statements). TransMontaigne Inc. has indemnified us through December 2008 against certain potential environmental claims, losses and expenses associated with the operation of the Mobile, Alabama terminal and occurring before January 1, 2006, up to a maximum liability not to exceed $2.5 million for this indemnification obligation (see Note 2 of Notes to consolidated financial statements). TransMontaigne Inc. has indemnified us through December 2011 against certain potential environmental claims, losses and expenses associated with the operation of the Brownsville and River terminals and occurring before December 31, 2006, up to a maximum liability not to exceed $15 million for this indemnification obligation (see Note 2 of Notes to consolidated financial statements).

(h)   Asset retirement obligations

        Asset retirement obligations are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," requires that the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred. Once an asset retirement obligation is identified and a liability is recorded, a corresponding asset is recorded, which is depreciated over the remaining useful life of the asset. After the initial measurement, the liability is adjusted to reflect changes in the asset retirement obligation's fair value. If and when it is determined that a legal obligation has been incurred, the fair value of any liability is determined based on estimates and assumptions related to retirement costs, future inflation rates and interest rates. Our long-lived assets consist of above-ground storage facilities and an underground pipeline. We are unable to predict if and when our long-lived assets will become completely obsolete and require dismantlement. Accordingly, we have not recorded an asset retirement obligation, or corresponding asset, because the future dismantlement and removal dates of our long-lived assets, and the amount of any associated costs, are indeterminable. Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

        In March 2005, the FASB issued FASB Interpretation No. 47 ("FIN 47"), "Accounting for Conditional Asset Retirement Obligations—an interpretation of SFAS 143," which requires companies to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities that are conditional on a future event, if the amount can be reasonably estimated. We adopted the requirements of FIN 47 on January 1, 2006. The adoption of FIN 47 did not have a significant impact on our combined financial statements.

(i)    Equity-based compensation plan

        For periods ending prior to July 1, 2005, we accounted for our equity-based compensation awards using the intrinsic value method pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees.

        Effective July 1, 2005, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment. The adoption of this Statement did not have an impact on our consolidated financial statements, except for the elimination of deferred equity-based compensation from partners' equity. This Statement requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. We are required to estimate the number of equity instruments that are expected to vest in measuring the total compensation cost to be recognized over the related service period. For awards granted prior to July 1, 2005, we are required to measure compensation cost for the portion of outstanding awards for which the requisite service has not yet been rendered (i.e., the unvested portion of the award as of July 1, 2005). The compensation cost for these awards is based on their relative grant-date fair values.

        Compensation cost is recognized over the service period on a straight-line basis. On September 1, 2006, TransMontaigne Inc. was acquired by Morgan Stanley Capital Group resulting in the acceleration of vesting of all outstanding restricted phantom units and restricted common units.

(j)    Income taxes

        No provision for income taxes has been reflected in the accompanying consolidated financial statements because Partners is treated as a partnership for federal and state income taxes. As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by Partners flow through to the unitholders of the partnership.

(k)   Net earnings per limited partner unit

        Basic earnings per limited partner unit are computed by dividing net earnings allocable to limited partners by the weighted average number of limited partnership units outstanding during the period, excluding restricted phantom units. Diluted earnings per limited partner unit are computed by dividing net earnings allocable to limited partners by the weighted average number of limited partnership units outstanding during the period and, when dilutive, restricted phantom units. Net earnings allocable to limited partners are net of two percent of the earnings allocable to the general partner.

(l)    Reclassifications

        Certain amounts in the prior periods have been reclassified to conform to the current period's presentation. Net earnings and partners' equity have not been affected by these reclassifications.

(2)    TRANSACTIONS WITH TRANSMONTAIGNE INC. AND MORGAN STANLEY CAPITAL GROUP

        Omnibus Agreement.    We have an omnibus agreement with TransMontaigne Inc. that will expire in May 2008, unless extended. Under the omnibus agreement we pay TransMontaigne Inc. an administrative fee for the provision of various general and administrative services for our benefit. At December 31, 2006, the annual administrative fee payable to TransMontaigne Inc. was approximately $6.9 million. If we acquire or construct additional facilities, TransMontaigne Inc. will propose a revised administrative fee covering the provision of services for such additional facilities. If the conflicts committee of our general partner agrees to the revised administrative fee, TransMontaigne Inc. will provide services for the additional facilities pursuant to the agreement. The administrative fee includes expenses incurred by TransMontaigne Inc. to perform centralized corporate functions, such as legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental, information technology, human resources, credit, payroll, taxes and engineering and other corporate services, to the extent such services are not outsourced by TransMontaigne Inc. The omnibus agreement further provides that we pay TransMontaigne Inc. an insurance reimbursement for premiums on insurance policies covering our facilities and operations. At December 31, 2006 the annual insurance reimbursement payable to TransMontaigne Inc. was approximately $1.6 million.

        We also reimburse TransMontaigne Inc. for direct operating costs and expenses that TransMontaigne Inc. incurs on our behalf, such as salaries of operational personnel performing services on-site at our terminals and pipeline and the cost of their employee benefits, including 401(k) and health insurance benefits.

        Environmental Indemnification.    Under the omnibus agreement, TransMontaigne Inc. has agreed to indemnify us through May 2010 against certain potential environmental claims, losses and expenses occurring before May 27, 2005, and associated with the operation of the Florida and Midwest terminal facilities acquired by us on May 27, 2005. TransMontaigne Inc.'s maximum liability for this indemnification obligation is $15 million. TransMontaigne Inc. has no obligation to indemnify us for losses until such aggregate losses exceed $250,000. TransMontaigne Inc. has no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after May 27, 2005.

        In connection with our acquisition of the Mobile, Alabama terminal, TransMontaigne Inc. agreed to indemnify us through December 2008, against certain potential environmental liabilities associated with the operation of the Mobile terminal that occurred on or prior to January 1, 2006. Our environmental losses must first exceed $200,000 and TransMontaigne Inc.'s indemnification obligations are capped at $2.5 million. The cap amount does not apply to any environmental liabilities known to exist as of January 1, 2006. TransMontaigne Inc. has no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after January 1, 2006.

        In connection with our acquisition of the Brownsville and River terminals, TransMontaigne Inc. agreed to indemnify us through December 2011, against certain potential environmental liabilities associated with the operation of the Brownsville and River terminals that occurred on or prior to December 31, 2006. Our environmental losses must first exceed $250,000 and TransMontaigne Inc.'s indemnification obligations are capped at $15 million. The cap amount does not apply to any environmental liabilities known to exist as of December 31, 2006. TransMontaigne Inc. has no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after December 31, 2006.

        Terminaling Services Agreement—Florida Terminals and Razorback Pipeline System.    We have a terminaling and transportation services agreement with TransMontaigne Inc. that will expire on December 31, 2013. Under this agreement, TransMontaigne Inc. agreed to transport on the Razorback Pipeline and throughput at our Florida, Missouri and Arkansas terminals a volume of refined products that will, at the fee and tariff schedule contained in the agreement, result in minimum revenues to us of $20 million per year, or $5 million per quarter. If TransMontaigne Inc. fails to meet its minimum revenue commitment in any quarter, it must pay us the amount of any shortfall within 15 business days following receipt of an invoice from us. A shortfall payment may be applied as a credit in the following four quarters after TransMontaigne Inc.'s minimum obligations are met. In exchange for TransMontaigne Inc.'s minimum revenue commitment, we agreed to provide TransMontaigne Inc. approximately 2.6 million barrels of light oil storage capacity and approximately 1.3 million barrels of heavy oil storage capacity at certain of our Florida terminals.

        In the event of a force majeure event that renders performance impossible with respect to an asset for at least 30 consecutive days, TransMontaigne Inc.'s obligations would be temporarily suspended with respect to that asset. If a force majeure event continues for 30 consecutive days or more and results in a diminution in the storage capacity we make available to TransMontaigne Inc., TransMontaigne Inc.'s minimum revenue commitment would be reduced proportionately for the duration of the force majeure event.

        After the initial term, the terminaling services agreement will automatically renew for subsequent one-year periods, subject to either party's right to terminate with six months' notice. TransMontaigne Inc.'s obligations under the terminaling services agreement will not terminate if TransMontaigne Inc. no longer owns our general partner. TransMontaigne Inc. may assign the terminaling services agreement only with the consent of the conflicts committee of our general partner. Upon termination of the agreement, TransMontaigne Inc. has a right of first refusal to enter into a new terminaling services agreement with us, provided it pays no less than 105% of the fees offered by the third party.

        Effective September 1, 2006, we are responsible for all refined product losses and we are entitled to all product gains at our Florida terminals. Prior to September 1, 2006, we were responsible for all refined product losses in excess of 0.10% of the refined product we received from TransMontaigne Inc. at our Florida terminals; we were entitled to all product gains, including 0.10% of the refined product we received from TransMontaigne Inc. at our Florida terminals.

        Terminaling Services Agreement—Oklahoma City Terminal.    We have a revenue support agreement with TransMontaigne Inc. that provides that in the event any current third-party terminaling agreement should expire, TransMontaigne Inc. agrees to enter into a terminaling services agreement that will expire no earlier than November 1, 2012. The terminaling services agreement will provide that TransMontaigne Inc. agrees to throughput such volume of refined product as may be required to guarantee minimum revenues of $0.8 million per year. If TransMontaigne Inc. fails to meet its minimum revenue commitment in any year, it must pay us the amount of any shortfall within 15 business days following receipt of an invoice from us. In exchange for TransMontaigne Inc.'s minimum revenue commitment, we agreed to provide TransMontaigne Inc. approximately 153,000 barrels of light oil storage capacity at our Oklahoma City terminal. TransMontaigne Inc.'s minimum revenue commitment currently is not in effect because a major oil company is under contract for the utilization of the light oil storage capacity at the terminal.

        Terminaling Services Agreement—Mobile Terminal.    We have a terminaling and transportation services agreement with TransMontaigne Inc. that will expire on December 31, 2012. Under this agreement, TransMontaigne Inc. agreed to throughput at our Mobile terminal a volume of refined products that will, at the fee and tariff schedule contained in the agreement, result in minimum throughput revenues to us of $2.1 million per year. If TransMontaigne Inc. fails to meet its minimum revenue commitment in any year, it must pay us the amount of any shortfall within 15 business days following receipt of an invoice from us. A shortfall payment may be applied as a credit in the following year after TransMontaigne Inc.'s minimum obligations are met. In exchange for TransMontaigne Inc.'s minimum revenue commitment, we agreed to provide TransMontaigne Inc. approximately 46,000 barrels of light oil storage capacity and approximately 65,000 barrels of heavy oil storage capacity at the terminal.

        Terminaling Services Agreement—Morgan Stanley Capital Group.    We have a terminaling and transportation services agreement with Morgan Stanley Capital Group, relating to our Brownsville, Texas terminal, that will expire on October 31, 2010. Under this agreement, Morgan Stanley Capital Group agreed to store a specified minimum amount of fuel oils at our Brownsville terminal that will result in minimum revenues to us of approximately $2.2 million per year. In exchange for its minimum revenue commitment, we agreed to provide Morgan Stanley Capital Group a minimum amount of storage capacity for such fuel oils.

        Terminaling Services Agreement—Brownsville LPG.    We have a terminaling and transportation services agreement with TransMontaigne Inc. relating to our Brownsville LPG terminal that will expire on March 31, 2010. Under this agreement, TransMontaigne Inc. agreed to throughput at our Brownsville LPG terminal certain minimum volumes of natural gas liquids that will, under the fee and tariff schedule contained in the agreement, result in minimum revenues to us of approximately $1.4 million per year. In exchange for TransMontaigne Inc.'s minimum throughput commitment, we agreed to provide TransMontaigne Inc. approximately 15,000 barrels of storage capacity at our Brownsville LPG terminal. TransMontaigne Inc.'s minimum revenue commitment will increase to approximately $2.4 million per year when we increase the LPG storage capacity at our Brownsville LPG terminal to approximately 33,700 barrels.

(3)    ACQUISITIONS

        Brownsville and River Terminals.    Effective December 29, 2006, we acquired from TransMontaigne Inc. a refined product terminal with approximately 2.2 million barrels of aggregate active storage capacity in Brownsville, Texas, twelve refined product terminals along the Mississippi and Ohio rivers with approximately 2.7 million barrels of aggregate active storage capacity, and the Baton Rouge, Louisiana dock facility for a cash payment of approximately $135.0 million. The Brownsville terminal provides integrated terminaling services to customers, including TransMontaigne Inc. and Morgan Stanley Capital Group, engaged in the distribution and marketing of refined products, natural gas liquids, chemicals, fertilizers and other liquid products. The River terminals provide integrated terminaling services to third parties engaged in the distribution and marketing of refined products, chemicals, fertilizers and other liquid products. The acquisition of the Brownsville and River terminals from TransMontaigne Inc. has been recorded at carryover basis in a manner similar to a reorganization of entities under common control. As such, prior periods include the assets, liabilities, and results of operations of the Brownsville and River terminals from September 1, 2006, the date of acquisition by Morgan Stanley Capital Group of TransMontaigne Inc. The results of operations of the Brownsville and River terminals for periods prior to its actual sale to us have been allocated to TransMontaigne Inc. ("Predecessor"). The difference between the consideration we paid to TransMontaigne Inc. and the carryover basis of the net assets purchased has been reflected in the accompanying consolidated balance sheet and changes in partners' equity as an increase to partners' equity—subordinated units.

        TransMontaigne Inc.'s accounting basis in the assets and liabilities of the Brownsville and River terminals is preliminary and subject to change, pending the completion of an ongoing appraisal of

TransMontaigne Inc.'s identifiable tangible and intangible assets. The preliminary basis in the assets and liabilities of the Brownsville and River terminals are as follows (in thousands):

	September 1, 2006	December 29, 2006
Cash	$15	$15
Trade accounts receivable	2,420	—
Prepaid expenses and other	126	164
Property, plant and equipment	108,066	111,621
Goodwill	23,235	23,235
Other intangible assets, net	3,699	3,596
Other assets, net	3	10
Trade accounts payable	(1,221)	—
Other accrued liabilities	(520)	(136)

Predecessor equity	$135,823	$138,505

        The unaudited pro forma combined results of operations as if the acquisition of the Brownsville and River terminals had occurred on July 1, 2005 are as follows (in thousands, except per unit data):

	Six months ended December 31, 2005	Year ended December 31, 2006	Three months ended March 31, 2006
	(unaudited)
Revenue	$32,981	$75,139	$20,022

Net earnings (loss)	$644	$(3,719)	$804

Net earnings (loss) per limited partner unit—basic	$0.02	$(0.50)	$0.11

        Mobile Terminal.    Effective January 1, 2006, we acquired from TransMontaigne Inc. a refined product terminal with approximately 0.2 million barrels of aggregate active storage capacity in Mobile, Alabama for approximately $17.9 million. The Mobile terminal currently provides integrated terminaling services to TransMontaigne Inc., a major oil company, a crude oil marketing company and a petro-chemical company. The acquisition of the Mobile terminal from TransMontaigne Inc. has been recorded at carryover basis in a manner similar to a reorganization of entities under common control. As such, prior periods include the assets, liabilities, and results of operations of the Mobile terminal from August 1, 2005, the date of acquisition by TransMontaigne Inc. from Radcliff/Economy Marine Services, Inc. The results of operations of the Mobile terminal for periods prior to its actual sale to us have been allocated to TransMontaigne Inc. ("Predecessor"). The consideration we paid to TransMontaigne Inc. in excess of the carryover basis of the net assets purchased has been reflected in the accompanying consolidated balance sheet and changes in partners' equity as a reduction of partners' equity — subordinated units.

        The basis of the assets and liabilities of the Mobile terminal are as follows (in thousands):

	August 1, 2005	December 31, 2005
Trade accounts receivable	$72	$—
Due from TransMontaigne Inc.	—	—
Property, plant and equipment	9,137	8,869
Trade accounts payable	(56)	—

Predecessor equity	$9,153	$8,869

        Oklahoma City Terminal.    Effective October 31, 2005, we purchased from Magellan Pipeline Company, L.P. a refined product terminal with approximately 0.2 million barrels of aggregate active storage capacity in Oklahoma City, Oklahoma for approximately $1.9 million. The Oklahoma City terminal currently provides integrated terminaling services to a major oil company. The accompanying consolidated financial statements include the results of operations of the Oklahoma City terminal from October 31, 2005.

        The adjusted purchase price was allocated to the assets and liabilities acquired based upon the estimated fair value of the assets and liabilities as of the acquisition date. The adjusted purchase price was allocated as follows (in thousands):

Oklahoma City terminal
Property, plant and equipment	$2,493
Acquisition related liabilities	(635)

Cash paid	$1,858

        Acquisition-related liabilities include assumed environmental obligations of approximately $625,000 and accrued property taxes of approximately $10,000.

        Florida Terminals.    On February 28, 2003, TransMontaigne Inc. acquired all of the outstanding shares of capital stock of Coastal Fuels Marketing, Inc. and its subsidiary, Coastal Tug and Barge, Inc., along with the rights to and operations of the Southeast marketing division of El Paso Merchant Energy Petroleum Company, from an affiliate of El Paso Corporation. The acquisition included five Florida terminals, with aggregate active storage capacity of approximately 4.7 million barrels, and a related tug and barge operation (collectively, the "Coastal Fuels assets"). The Coastal Fuels assets primarily handle gasolines, distillates (including heating oils), jet fuels, residual fuel oils, asphalt and crude oil at Cape Canaveral, Port Manatee/Tampa, Port Everglades/Ft. Lauderdale, Fisher Island/Miami and Jacksonville, Florida. The adjusted purchase price for the acquisition, including approximately $37 million of product inventory, was approximately $156 million. The accompanying consolidated financial statements include the results of operations of the Coastal Fuels assets acquired by us from the closing date of the acquisition by TransMontaigne Inc. (February 28, 2003).

        TransMontaigne Inc.'s adjusted purchase price was allocated to the assets and liabilities acquired based upon the estimated fair value of the assets and liabilities as of the acquisition date. The applicable portion of the adjusted purchase price that was allocated to the Coastal Fuels assets acquired by us is as follows (in thousands):

Coastal Fuels
Property, plant and equipment	$93,006
Other assets—acquired intangible	2,500
Acquisition related liabilities	(140)

Cash paid	$95,366

        Coastal Fuels acquisition-related liabilities include accrued property taxes of approximately $140,000.

(4)    CONCENTRATION OF CREDIT RISK AND TRADE ACCOUNTS RECEIVABLE

        Our primary market areas are located along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio rivers, and in the Midwest. We have a concentration of trade receivable balances due from companies engaged in the trading, distribution and marketing of refined products, crude oil, chemicals, fertilizers and other liquid products, and the United States government. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Our customers' historical financial and operating information is analyzed prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions we may request letters of credit, prepayments or guarantees. We maintain allowances for potentially uncollectible accounts receivable. During the years ended June 30, 2005 and 2006, six months ended December 31, 2005, year ended December 31, 2006, and three months ended March 31, 2007 (unaudited), we increased the allowance for doubtful accounts through a charge to income of approximately $0.1 million, $50,000, $nil, $75,000, and $nil, respectively.

        Trade accounts receivable, net consists of the following (in thousands):

	June 30, 2005	December 31, 2005	December 31, 2006	March 31, 2007
				(unaudited)
Trade accounts receivable	$492	$1,003	$1,700	$4,274
Less allowance for doubtful accounts	—	—	(75)	(74)

	$492	$1,003	$1,625	$4,200

        TransMontaigne Inc. and Morgan Stanley Capital Group, in the aggregate, accounted for approximately 59%, 64%, 70%, 56%, 70% and 45% of our total revenues for the years ended June 30, 2004 and 2005, six months ended December 31, 2005, year ended December 31, 2006, and three months ended March 31, 2006 and 2007 (unaudited), respectively. Marathon Petroleum Company LLC ("Marathon") and the previous asphalt storage customers accounted for approximately 24%, 24%, 17%,

16%, 17% and 11% of our total revenues for the years ended June 30, 2004 and 2005, six months ended December 31, 2005, year ended December 31, 2006, and three months ended March 31, 2006 and 2007 (unaudited), respectively. Valero Energy Corporation accounted for approximately nil%, nil%, nil%, 7%, nil% and 16% of our total revenues for the years ended June 30, 2004 and 2005, six months ended December 31, 2005, year ended December 31, 2006, and three months ended March 31, 2006 and 2007 (unaudited), respectively.

(5)    OTHER CURRENT ASSETS

        Other current assets are as follows (in thousands):

	June 30, 2005	December 31, 2005	December 31, 2006	March 31, 2007
				(unaudited)
Additive detergent	$290	$307	$558	$622
Reimbursements due from the Federal government	—	—	438	562
Deposits and other assets	12	31	160	101

	$302	$338	$1,156	$1,285

        Reimbursements due from the Federal government represent costs we have incurred for the development and installation of terminal security plans and enhancements at our Gulf Coast terminals.

(6)    PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment, net is as follows (in thousands):

	June 30, 2005	December 31, 2005	December 31, 2006	March 31, 2007
				(unaudited)
Land	$25,024	$27,303	$34,039	$34,039
Terminals, pipelines and equipment	117,830	128,830	231,607	231,872
Furniture, fixtures and equipment	468	480	874	883
Construction in progress	741	263	8,132	10,608

	144,063	156,876	274,652	277,402
Less accumulated depreciation	(27,782)	(30,992)	(39,578)	(42,367)

	$116,281	$125,884	$235,074	$235,035

(7) GOODWILL

        At December 31, 2006 and March 31, 2007 (unaudited), goodwill is approximately $23.2 million and $23.2 million, respectively, resulting from the acquisition of the Brownsville and River terminals from TransMontaigne Inc. The acquisition of the Brownsville and River terminals from TransMontaigne Inc. has been recorded at TransMontaigne Inc.'s carryover basis in a manner similar to a reorganization of entities under common control (See Note 3 of Notes to consolidated financial statements). TransMontaigne Inc.'s carryover basis in the Brownsville and River terminals is derived from the application of push down accounting associated with Morgan Stanley Capital Group's acquisition of TransMontaigne Inc. on September 1, 2006. Goodwill represents the excess of Morgan Stanley Capital Group's aggregate purchase price over the fair value of the identifiable assets acquired attributable to the Brownsville and River terminals. Goodwill is not amortized, but instead tested for impairment on an annual basis during the three months ended December 31.

(8) OTHER ASSETS, NET

        Other assets, net are as follows (in thousands):

	June 30, 2005	December 31, 2005	December 31, 2006	March 31, 2007
				(unaudited)
Deferred financing costs, net of accumulated amortization of $15, $107, $nil and $129	$901	$809	$2,603	$2,448
Identifiable intangible assets, net:
Customer relationships, net of accumulated amortization of $nil, $nil, $103, and $180, respectively	—	—	3,596	3,519
Coastal Fuels trade name, net of accumulated amortization of $1,167, $1,417, $1,917, and $2,042, respectively	1,333	1,083	583	458
Deposits and other assets	9	9	19	18

	$2,243	$1,901	$6,801	$6,443

        Deferred financing costs are amortized using the interest method over the term of the related credit facility (see Note 10 of Notes to consolidated financial statements). On December 22, 2006, we entered into an amended and restated senior secured credit facility and incurred deferred financing costs of approximately $2.6 million. On December 29, 2006, we repaid and cancelled our former credit facility resulting in a charge to income of approximately $0.6 million for the write-off of the remaining unamortized deferred financing costs related to the former credit facility.

        Our acquisitions from TransMontaigne Inc. have been recorded at TransMontaigne Inc.'s carryover basis in a manner similar to a reorganization of entities under common control (See Note 3 of Notes to consolidated financial statements). Identifiable intangible assets, net include the carryover basis of certain customer relationships at our Brownsville and River terminals and the right to use the Coastal Fuels trade name at our Florida terminals. The carryover basis of the customer relationships is being amortized on a straight-line basis over twelve years; the carryover basis of the Coastal Fuels trade name is being amortized on a straight-line basis over five years. Expected amortization expense for identifiable intangible assets, net recorded as of December 31, 2006 is as follows (in thousands):

	Years ending December 31,
	2007	2008	2009	2010	2011	Thereafter
Amortization expense	$808	$391	$308	$308	$308	$2,056

(9) ACCRUED LIABILITIES

        Accrued liabilities are as follows (in thousands):

	June 30, 2005	December 31, 2005	December 31, 2006	March 31, 2007
				(unaudited)
Accrued property taxes	$785	$58	$177	$673
Accrued environmental obligations	—	625	682	660
Customer advances and deposits	633	233	146	320
Interest payable	—	26	87	369
Accrued expenses and other	243	297	373	892

	$1,661	$1,239	$1,465	$2,914

(10) LONG-TERM DEBT

        Senior Secured Credit Facility.    On December 22, 2006, we entered into a $225 million amended and restated senior secured credit facility ("Senior Secured Credit Facility") with a consortium of lending institutions. At December 31, 2006 and March 31, 2007 (unaudited), our outstanding borrowings under the Senior Secured Credit Facility were approximately $189.6 million and $189.7 million, respectively. At December 31, 2006 and March 31, 2007 (unaudited), our outstanding letters of credit were approximately $210,000 and $189,000, respectively. The initial borrowings under the Senior Secured Credit Facility were used to repay the outstanding loans under the Former Credit Facility and to finance the acquisition of the Brownsville and River terminals from TransMontaigne Inc. (See Note 3 of Notes to consolidated financial statements).

        The Senior Secured Credit Facility is composed of a $75 million term loan facility and a $150 million revolving credit facility. We may elect to have loans under the Senior Secured Credit Facility bear interest either (i) at a rate of LIBOR plus a margin ranging from 1.50% to 2.50% depending on the total leverage ratio then in effect, or (ii) at a base rate (the greater of (a) the federal funds rate plus 0.5% or (b) the prime rate) plus a margin ranging from 0.5% to 1.5% depending on the total leverage ratio then in effect. We also pay a commitment fee ranging from 0.30% to 0.50% per annum, depending on the total leverage ratio then in effect, on the total amount of unused commitments. The interest rate on borrowings under our Senior Secured Credit Facility was approximately 7.8% at December 31, 2006 and the weighted average interest rate on outstanding borrowings under our Senior Secured Credit Facility was approximately 7.9% for the three months ended March 31, 2007 (unaudited). Our obligations under the Senior Secured Credit Facility are secured by a first priority security interest in favor of the lenders in our assets, including cash, accounts receivable, inventory, general intangibles, investment property, contract rights and real property. The terms of the Senior Secured Credit Facility include covenants that restrict our ability to make cash distributions and acquisitions. The principal balance of loans and any accrued and unpaid interest will be due and payable in full on the maturity date, December 22, 2011.

        The credit facility also contains customary representations and warranties (including those relating to organization and authorization, compliance with laws, absence of defaults, material agreements and litigation) and customary events of default (including those relating to monetary defaults, covenant defaults, cross defaults and bankruptcy events). The primary financial covenants contained in the credit facility are (i) a total leverage ratio test (not to exceed 5.75 times through the earlier of September 30, 2007 or the completion of a new equity offering of not less than $65 million, and not to exceed 4.5 times thereafter), (ii) a senior secured leverage ratio test (not to exceed 5.75 times through the earlier of September 30, 2007 or the completion of a new equity offering of not less than $65 million, and not to exceed 4.0 times thereafter), and (iii) a minimum interest coverage ratio test (not to be less than 2.25 times through September 30, 2007, then 2.5 times through December 31, 2007, and not less than 2.75 times thereafter).

        Former Credit Facility.    On May 9, 2005, we entered into a $75 million senior secured credit facility ("Former Credit Facility"). At June 30, 2005 and December 31, 2005, our outstanding borrowings under the Former Credit Facility were approximately $28.3 million and $28.0 million, respectively. The Former Credit Facility provided for a maximum borrowing line of credit equal to the lesser of (i) $75 million and (ii) four times Consolidated EBITDA (as defined; $78.4 million at December 31, 2005). The maximum borrowing amount was reduced by the amount of letters of credit that were outstanding. The weighted average interest rate on borrowings under our Former Credit Facility was 5.0% and 5.8% during the year ended June 30, 2005 and six months ended December 31, 2005, respectively. In addition, we paid a commitment fee ranging from 0.375% to 0.50% per annum on the total amount of the unused commitments. On December 29, 2006, we repaid all outstanding borrowings under the Former Credit Facility with the proceeds from the initial borrowings under our new Senior Secured Credit Facility and the Former Credit Facility was cancelled.

(11) LONG-TERM INCENTIVE PLAN

        TransMontaigne GP L.L.C. ("TransMontaigne GP") is our general partner and manages our operations and activities. TransMontaigne Services Inc. is a wholly-owned subsidiary of TransMontaigne Inc. and is the sole member of TransMontaigne GP. TransMontaigne Services Inc. adopted a long-term incentive plan for its employees and consultants and non-employee directors of our general partner. The long-term incentive plan currently permits the grant of awards covering an aggregate of 345,895 common units, which amount will automatically increase on an annual basis by 2% of the total outstanding common and subordinated units at the end of the preceding fiscal year. As of December 31, 2006 and March 31, 2007 (unaudited), 170,395 common units and 306,290 common units, respectively, are available for future grant under the long-term incentive plan. Ownership in the awards is subject to forfeiture until the vesting date, but recipients have distribution and voting rights from the date of grant. The plan is administered by the compensation committee of the board of directors of our general partner. On January 19, 2006, we announced a program for the repurchase of outstanding common units for purposes of making subsequent grants of restricted units to key employees and non-employee directors of our general partner. As of December 31, 2006, we have repurchased approximately 38,400 common units pursuant to the program. As a result of the merger between TransMontaigne Inc. and Morgan Stanley Capital Group, repurchases of outstanding common units under the program were discontinued.

        On May 27, 2005, TransMontaigne Services Inc. granted 120,000 restricted common units to its key employees and executive officers, and non-employee directors of our general partner. On March 31, 2006, TransMontaigne Services Inc. granted 58,000 restricted phantom units to its key employees and executive officers, and non-employee directors of our general partner. On March 31, 2007, TransMontaigne Services Inc. granted 10,000 restricted phantom units to the non-officer directors of our general partner. We recognized deferred equity-based compensation of approximately $2.6 million, $1.7 million and $0.4 million (unaudited) associated with the May 2005, March 2006 and March 2007 grants, respectively.

        Pursuant to the terms of the long-term incentive plan, all restricted phantom units and restricted common units granted to employees and executive officers, and non-employee directors of our general partner vest upon a change in control of TransMontaigne Inc. On September 1, 2006, TransMontaigne Inc. was acquired by Morgan Stanley Capital Group resulting in the acceleration of vesting of all outstanding restricted phantom units and restricted common units. Amortization of deferred equity-based compensation, including the effects of the acceleration of vesting of all outstanding restricted phantom units and restricted common units, of approximately $0.3 million, $3.9 million, $0.2 million and $nil is included in direct general and administrative expense for the six months ended December 31, 2005, year ended December 31, 2006 and three months ended March 31, 2006 and 2007 (unaudited), respectively.

(12) COMMITMENTS AND CONTINGENCIES

        Operating Leases.    We lease property and equipment under non-cancelable operating leases that extend through April 2021. At March 31, 2007, future minimum lease payments under these non-cancelable operating leases are as follows (in thousands):

Years ending December 31:	Property and equipment
(unaudited)
2007 (remainder of the year)	$500
2008	695
2009	652
2010	607
2011	233
Thereafter	1,136

$3,823

        Rental expense under operating leases was approximately $0.2 million, $0.2 million, $0.2 million, $0.5 million, $80,000 and $180,000 for the years ended June 30, 2004 and 2005, six months ended December 31, 2005, year ended December 31, 2006, and three months ended March 31, 2006 and 2007 (unaudited), respectively.

(13) NET EARNINGS PER LIMITED PARTNER UNIT

        The following table reconciles the computation of basic and diluted weighted average units (in thousands):

	Year ended June 30, 2004	Year ended June 30, 2005	Six months ended December 31, 2004	Six months ended December 31, 2005	Year ended December 31, 2006	Three months ended March 31, 2006	Three months ended March 31, 2007
			(unaudited)			(unaudited)	(unaudited)
Basic weighted average units	—	7,295	—	7,295	7,283	7,292	7,295
Dilutive effect of restricted phantom units	—	—	—	—	3	—	—

Diluted weighted average units	—	7,295	—	7,295	7,286	7,292	7,295

        For the year ended December 31, 2006, we included the dilutive effect of 58,000 restricted phantom units, prior to their vesting on September 1, 2006, in the computation of diluted net earnings per limited partner unit because the average quoted market price of our common units for the period exceeded the related unamortized deferred compensation.

        We exclude potentially dilutive securities from our computation of diluted earnings per limited partner unit when their effect would be anti-dilutive. There were no anti-dilutive securities for the years ended June 30, 2004 and 2005, six months ended December 31, 2004 and 2005 and the three months ended March 31, 2006 and 2007 (unaudited).

(14) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of financial instruments at June 30, 2005, December 31, 2005 and 2006, and March 31, 2007 (unaudited).

        Cash and Cash Equivalents, Trade Receivables and Trade Accounts Payable.    The carrying amount approximates fair value because of the short-term maturity of these instruments.

        Debt.    The carrying value of the senior secured credit facility approximates fair value since borrowings under the senior secured credit facility bear interest at current market interest rates.

(15) BUSINESS SEGMENTS

        We provide integrated terminaling, storage, transportation and related services to companies engaged in the trading, distribution and marketing of refined products, crude oil, chemicals, fertilizers and other liquid products. Our chief operating decision maker is our general partner's chief executive officer ("CEO"). Our general partner's CEO reviews the financial performance of our business segments using disaggregated financial information about "net margins" for purposes of making operating decisions and assessing financial performance. "Net margins" is composed of revenues less direct operating costs and expenses. Accordingly, we present "net margins" for each of our business segments: (i) Gulf Coast terminals, (ii) Midwest terminals and pipeline system, (iii) Brownsville terminal and (iv) River terminals.

        The financial performance of our business segments is as follows (in thousands):

	Year ended June 30, 2004	Year ended June 30, 2005	Six months ended December 31, 2004	Six months ended December 31, 2005	Year ended December 31, 2006	Three months ended March 31, 2006	Three months ended March 31, 2007
			(unaudited)			(unaudited)	(unaudited)
Gulf Coast Terminals:
Throughput and additive injection fees, net	$9,186	$10,077	$4,497	$10,807	$21,523	$5,589	$7,033
Storage	17,711	18,014	9,015	5,270	10,786	2,549	2,822

	26,897	28,091	13,512	16,077	32,309	8,138	9,855
Other	3,410	3,509	1,071	3,696	7,728	2,209	937

Revenues	30,307	31,600	14,583	19,773	40,037	10,347	10,792
Direct operating costs and expenses	(13,044)	(14,014)	(7,058)	(7,123)	(19,123)	(4,217)	(4,359)

Net margins	17,263	17,586	7,525	12,650	20,914	6,130	6,433

Midwest Terminals and Pipeline System:
Throughput and additive injection fees, net	1,431	1,816	877	1,197	3,027	769	614
Pipeline transportation fees	2,141	2,242	1,098	1,226	2,449	594	574
Other	558	435	134	712	1,307	380	563

Revenues	4,130	4,493	2,109	3,135	6,783	1,743	1,751
Direct operating costs and expenses	(1,187)	(1,161)	(682)	(773)	(2,117)	(310)	(634)

Net margins	2,943	3,332	1,427	2,362	4,666	1,433	1,117

Brownsville Terminal (since September 1, 2006):
Throughput and additive injection fees, net	—	—	—	—	1,351	—	1,501
Storage	—	—	—	—	1,967	—	1,446
Other	—	—	—	—	930	—	1,039

Revenues	—	—	—	—	4,248	—	3,986
Direct operating costs and expenses	—	—	—	—	(2,586)	—	(2,032)

Net margins	—	—	—	—	1,662	—	1,954

River Terminals (since September 1, 2006):
Throughput and additive injection fees, net	—	—	—	—	1,221	—	1,011
Storage	—	—	—	—	4,315	—	3,495
Other	—	—	—	—	181	—	161

Revenues	—	—	—	—	5,717	—	4,667
Direct operating costs and expenses	—	—	—	—	(2,365)	—	(1,779)

Net margins	—	—	—	—	3,352	—	2,888

Total net margins	20,206	20,918	8,952	15,012	30,594	7,563	12,392
Direct general and administrative expenses	—	(79)	—	(1,267)	(6,453)	(1,100)	(893)
Allocated general and administrative expenses	(3,300)	(2,800)	(1,400)	(1,588)	(4,487)	(812)	(1,725)
Allocated insurance expense	(900)	(1,000)	(500)	(500)	(1,215)	(250)	(413)
Depreciation and amortization	(5,903)	(6,154)	(3,044)	(3,461)	(9,188)	(1,942)	(2,990)
Gain on disposition of assets, net	6	—	—	—	—	—	—

Operating income	10,109	10,885	4,008	8,196	9,251	3,459	6,371
Other income (expense), net	6	(182)	—	(1,057)	(4,129)	(740)	(3,912)

Net earnings	$10,115	$10,703	$4,008	$7,139	$5,122	$2,719	$2,459

        Supplemental information about our business segments is summarized below (in thousands):

	Year ended June 30, 2004
	Gulf Coast Terminals	Midwest Terminals and Pipeline System	Total
Revenues from external customers	$14,259	$—	$14,259
Revenues from TransMontaigne Inc.	16,048	4,130	20,178

Revenues	$30,307	$4,130	$34,437

Identifiable assets	$110,227	$10,659	$120,886

Capital expenditures	$3,175	$107	$3,282

	Year ended June 30, 2005
	Gulf Coast Terminals	Midwest Terminals and Pipeline System	Total
Revenues from external customers	$13,037	$—	$13,037
Revenues from TransMontaigne Inc.	18,563	4,493	23,056

Revenues	$31,600	$4,493	$36,093

Identifiable assets	$109,701	$9,872	$119,573

Capital expenditures	$3,686	$—	$3,686

	Six months ended December 31, 2005
	Gulf Coast Terminals	Midwest Terminals and Pipeline System	Total
Revenues from external customers	$6,610	$195	$6,805
Revenues from TransMontaigne Inc.	13,163	2,940	16,103

Revenues	$19,773	$3,135	$22,908

Identifiable assets	$119,044	$11,992	$131,036

Capital expenditures	$1,143	$2,534	$3,677

	Year ended December 31, 2006
	Gulf Coast Terminals	Midwest Terminals and Pipeline System	Brownsville Terminal	River Terminals	Total
Revenues from external customers	$14,294	$1,099	$4,085	$5,791	$25,269
Revenues from TransMontaigne Inc. and Morgan Stanley Capital Group	25,743	5,684	163	(74)	31,516

Revenues	$40,037	$6,783	$4,248	$5,717	$56,785

Identifiable assets	$114,460	$18,259	$50,311	$65,096	$248,126

Capital expenditures	$13,568	$158	$45,895	$59,061	$118,682

	Three months ended March 31, 2006
	Gulf Coast Terminals	Midwest Terminals and Pipeline System	Total
	(unaudited)
Revenues from external customers	$3,276	$301	$3,577
Revenues from TransMontaigne Inc.	7,071	1,442	8,513

Revenues	$10,347	$1,743	$12,090

Identifiable assets	$116,695	$11,911	$128,606

Capital expenditures	$796	$38	$834

	Three months ended March 31, 2007
	Gulf Coast Terminals	Midwest Terminals and Pipeline System	Brownsville Terminal	River Terminals	Total
	(unaudited)
Revenues from external customers	$3,610	$237	$3,042	$4,667	$11,556
Revenues from TransMontaigne Inc. and Morgan Stanley Capital Group	7,182	1,514	944	—	9,640

Revenues	$10,792	$1,751	$3,986	$4,667	$21,196

Identifiable assets	$116,156	$10,753	$49,726	$67,816	$244,451

Capital expenditures	$1,899	$42	$760	$48	$2,749

(16) FINANCIAL RESULTS BY QUARTER (UNAUDITED)

(in thousands)

	Three months ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	Year ended June 30, 2005
Revenues	$8,392	$8,300	$9,714	$9,687	$36,093

Net earnings	$1,985	$2,023	$3,363	$3,332	$10,703

	Three months ended
	September 30, 2005	December 31, 2005	Six months ended December 31, 2005
Revenues	$10,967	$11,941	$22,908

Net earnings	$3,373	$3,766	$7,139

	Three months ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	Year ended December 31, 2006
Revenues	$12,090	$11,563	$13,850	$19,282	$56,785

Net earnings (loss)	$2,719	$1,537	$(1,045)	$1,911	$5,122

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Member

TransMontaigne GP L.L.C.:

        We have audited the accompanying combined balance sheets of TransMontaigne Partners (Predecessor) as of June 30, 2005, December 31, 2005, and August 31, 2006, and the related combined statements of operations, equity, and cash flows for each of the years in the two-year period ended June 30, 2005, six months ended December 31, 2005, and for the eight months ended August 31, 2006. These combined financial statements are the responsibility of TransMontaigne GP L.L.C.'s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of TransMontaigne Partners (Predecessor) as of June 30, 2005, December 31, 2005, and August 31, 2006, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2005, six months ended December 31, 2005, and for the eight months ended August 31, 2006, in conformity with U.S. generally accepted accounting principles.

KPMG LLP
Denver, Colorado March 16, 2007

TRANSMONTAIGNE PARTNERS (PREDECESSOR)

COMBINED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2005	December 31, 2005	August 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$15	$15	$15
Trade accounts receivable, net	1,102	1,377	2,420
Other current assets	340	256	126

	1,457	1,648	2,561
Property, plant and equipment, net	57,833	56,673	63,782
Other assets	6,856	6,856	6,856

	$66,146	$65,177	$73,199

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$785	$1,119	$1,221
Accrued liabilities	370	187	520

Total current liabilities	1,155	1,306	1,741
Equity	64,991	63,871	71,458

	$66,146	$65,177	$73,199

See accompanying notes to combined financial statements.

TRANSMONTAIGNE PARTNERS (PREDECESSOR)

COMBINED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Year Ended June 30, 2004	Year Ended June 30, 2005	Six Months Ended December 31, 2005	Eight Months Ended August 31, 2006
Revenue	$18,263	$19,198	$10,073	$18,354
Costs and expenses:
Direct operating costs and expenses	(10,811)	(11,385)	(6,328)	(10,364)
Allocated general and administrative expenses	(3,276)	(3,384)	(1,692)	(2,334)
Allocated insurance expense	(620)	(631)	(315)	(431)
Depreciation and amortization	(4,169)	(4,262)	(2,128)	(2,900)

Net earnings (loss)	$(613)	$(464)	$(390)	$2,325

See accompanying notes to combined financial statements.

TRANSMONTAIGNE PARTNERS (PREDECESSOR)

COMBINED STATEMENTS OF EQUITY

(Dollars in thousands)

	Year Ended June 30, 2004	Year Ended June 30, 2005	Six Months Ended December 31, 2005	Eight Months Ended August 31, 2006
Balance at beginning of period	$67,869	$68,110	$64,991	$63,871
Net earnings (loss)	(613)	(464)	(390)	2,325
Net contributions (distributions)	854	(2,655)	(730)	5,262

Balance at end of period	$68,110	$64,991	$63,871	$71,458

See accompanying notes to combined financial statements.

TRANSMONTAIGNE PARTNERS (PREDECESSOR)

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended June 30, 2004	Year Ended June 30, 2005	Six Months Ended December 31, 2005	Eight Months Ended August 31, 2006
Cash flows from operating activities:
Net earnings (loss)	$(613)	$(464)	$(390)	$2,325
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	4,169	4,262	2,128	2,900
Changes in operating assets and liabilities, net of effects from acquisitions:
Trade accounts receivable, net	307	107	(275)	(1,043)
Other current assets	(155)	107	84	130
Trade accounts payable	(844)	244	334	102
Accrued liabilities	97	(207)	(183)	311

Net cash provided by operating activities	2,961	4,049	1,698	4,725

Cash flows from investing activities:
Acquisition of LPG facilities	—	—	—	(4,979)
Additions to property, plant and equipment—expansion of facilities	(3,513)	(1,076)	(772)	(4,868)
Additions to property, plant and equipment—maintain existing facilities	(346)	(317)	(196)	(140)

Net cash (used) by investing activities	(3,859)	(1,393)	(968)	(9,987)

Cash flows from financing activities:
Net contributions and advances by (distributions and repayments to) TransMontaigne Inc.	854	(2,655)	(730)	5,262

Net cash provided (used) by financing activities	854	(2,655)	(730)	5,262

Increase (decrease) in cash and cash equivalents	(44)	1	—	—
Cash and cash equivalents at beginning of period	58	14	15	15

Cash and cash equivalents at end of period	$14	$15	$15	$15

See accompanying notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

YEARS ENDED JUNE 30, 2004 AND 2005, SIX MONTHS ENDED DECEMBER 31, 2005 AND EIGHT MONTHS ENDED AUGUST 31, 2006

(1) Summary of Significant Accounting Policies

(a) Nature of business

        TransMontaigne Partners (Predecessor) includes the assets, liabilities and results of operations of certain terminal and transportation operations of TransMontaigne Inc. prior to their sale by TransMontaigne Inc. to TransMontaigne Partners L.P. ("Partners" or the "Partnership"). The accompanying combined financial statements include the assets, liabilities and results of operations of the Brownsville, Texas terminaling facility with aggregate active storage capacity of approximately 2.2 million barrels, liquefied petroleum gas terminaling facility with storage capacity of approximately 15,000 barrels, 12 terminaling facilities along the Mississippi and Ohio rivers with aggregate active storage capacity of approximately 2.7 million barrels, Baton Rouge dock facility, and associated improvements, leases, easements, licenses and permits. These terminal and transportation operations were sold to the Partnership on December 29, 2006 in exchange for a cash payment of $135.0 million.

        The Partnership was formed in 2005 as a Delaware master limited partnership initially to own and operate refined petroleum products terminaling and transportation facilities. The Partnership provides integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc.

        TransMontaigne Partners is controlled by its general partner, TransMontaigne GP L.L.C., which is a wholly-owned subsidiary of TransMontaigne Inc. Effective September 1, 2006, Morgan Stanley Capital Group Inc., a wholly-owned subsidiary of Morgan Stanley, purchased all of the issued and outstanding capital stock of TransMontaigne Inc. As a result of Morgan Stanley's acquisition of TransMontaigne Inc., Morgan Stanley became the indirect owner of the Partnership's general partner. TransMontaigne Inc. and Morgan Stanley have a significant interest in the Partnership through their indirect ownership of a 44.6% limited partnership interest and a 2% general partnership interest.

(b) Change in year end

        We adopted a December 31 year end for financial and tax reporting purposes effective December 31, 2005. We previously maintained a June 30 year end for financial and tax reporting purposes.

(c) Basis of presentation and use of estimates

        Our accounting and financial reporting policies conform to accounting principles and practices generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. The following estimates, in management's opinion, are subjective in nature, require the exercise of judgment, and involve complex analyses: allowance for doubtful accounts and accrued environmental obligations. Changes in these estimates and assumptions will occur as a result of the passage of time and the occurrence of future events. Actual results could differ from these estimates.

        All significant inter-company accounts and transactions have been eliminated in the preparation of the accompanying combined financial statements.

(d) Accounting for terminal operations

        In connection with our terminal operations, we utilize the accrual method of accounting for revenue and expenses. We generate revenue in our terminal and pipeline operations from throughput fees, storage fees, and fees from other ancillary services. Throughput revenue is recognized when the product is delivered to the customer; storage revenue is recognized ratably over the term of the storage contract; management fee revenue is recognized as the services are performed; and ancillary service revenue is recognized as the services are performed.

(e) Cash and cash equivalents

        We consider all short-term investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents.

(f) Property, plant and equipment

        Depreciation is computed using the straight-line and double-declining balance methods. Estimated useful lives are 20 to 25 years for plant, which includes buildings, storage tanks, and pipelines, and 3 to 20 years for equipment. All items of property, plant and equipment are carried at cost. Expenditures that increase capacity or extend useful lives are capitalized. Routine repairs and maintenance are expensed as incurred.

        We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. If an asset is impaired, the impairment loss to be recognized is the excess of the carrying amount of the asset over its estimated fair value.

(g) Environmental obligations

        We accrue for environmental costs that relate to existing conditions caused by past operations when estimable. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as fines, damages and other costs, including direct legal costs. Liabilities for environmental costs at a specific site are initially recorded, on an undiscounted basis, when it is probable that we will be liable for such costs, and a reasonable estimate of the associated costs can be made based on available information. Such an estimate includes our share of the liability for each specific site and the sharing of the amounts related to each site that will not be paid by other potentially responsible parties, based on enacted laws and adopted regulations and policies. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation, technology changes, alternatives available and the evolving nature of environmental laws and regulations. We periodically file claims for insurance recoveries of certain environmental remediation costs with our insurance carriers under our comprehensive liability policies. We recognize our insurance recoveries as a credit to income in the period the insurance recoveries are received.

        At June 30, 2005, December 31, 2005, and August 31, 2006, we are not aware of any existing conditions that may cause us to incur significant expenditures in the future for the remediation of existing contamination. Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

        TransMontaigne Inc. has indemnified us through December 2011 against certain potential environmental claims, losses and expenses associated with the operation of the acquired facilities and occurring before December 31, 2006, up to a maximum liability not to exceed $15 million for this indemnification obligation (see Note 2 of Notes to combined financial statements).

(h) Income taxes

        No provision for income taxes has been reflected in the accompanying combined financial statements because Partners is treated as a partnership for federal and state income taxes. As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by Partners flow through to the unit holders of the partnership.

(i) Asset retirement obligations

        Asset retirement obligations are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," requires that the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred. Once an asset retirement obligation is identified and a liability is recorded, a corresponding asset is recorded, which is depreciated over the remaining useful life of the asset. After the initial measurement, the liability is adjusted to reflect changes in the asset retirement obligation's fair value. If and when it is determined that a legal obligation has been incurred, the fair value of any liability is determined based on estimates and assumptions related to retirement costs, future inflation rates and interest rates. Our long-lived assets consist of above-ground storage facilities and an underground pipeline. We are unable to predict if and when our long-lived assets will become completely obsolete and require dismantlement. Accordingly, we have not recorded an asset retirement obligation, or corresponding asset, because the future dismantlement and removal dates of our long-lived assets, and the amount of any associated costs, are indeterminable. Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

        In March 2005, the FASB issued FASB Interpretation No. 47 ("FIN 47"), "Accounting for Conditional Asset Retirement Obligations—an interpretation of SFAS 143," which requires companies to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities that are conditional on a future event, if the amount can be reasonably estimated. We adopted the requirements of FIN 47 on January 1, 2006. The adoption of FIN 47 did not have a significant impact on our combined financial statements.

(2) Transactions with Transmontaigne Inc.

        Omnibus Agreement.    Partners entered into an omnibus agreement with TransMontaigne Inc. and Partners' general partner that expires in May 2008, unless extended. Under the omnibus agreement Partners pays TransMontaigne Inc. an annual administrative fee for the provision of various general and administrative services for the management of Partners' assets. The omnibus agreement further provides that Partners pays TransMontaigne Inc. an annual insurance reimbursement for premiums on insurance policies covering Partners' assets. The administrative fee may increase in subsequent years by the percentage increase in the consumer price index for the immediately preceding year, and the insurance reimbursement will increase in accordance with increases in the premiums payable under the relevant policies. In addition, if Partners acquires or constructs additional facilities during the term of the agreement, TransMontaigne Inc. will propose a revised administrative fee covering the provision of services for such additional facilities. If the conflicts committee of Partners' general partner agrees to the revised administrative fee, TransMontaigne Inc. will provide services for the additional facilities pursuant to the agreement. Prior to the expiration of the agreement during May 2008, Partners' general partner will propose revised general and administrative expenses to be allocated to Partners.

        The accompanying combined financial statements include allocated general and administrative charges from TransMontaigne Inc. for indirect corporate overhead. The administrative fee includes expenses incurred by TransMontaigne Inc. to perform centralized corporate functions, such as legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental, information technology, human resources, credit, payroll, taxes and engineering and other corporate services, to the extent such services are not outsourced by TransMontaigne Inc. The administrative fee does not include reimbursements for direct expenses TransMontaigne Inc. incurs on Partners' behalf, such as salaries of operational personnel performing services on-site at our terminals and pipeline and the cost of their employee benefits, including 401(k), pension, and health insurance benefits. The allocated general and administrative expenses were $3.3 million and $3.4 million for the years ended June 30, 2004 and 2005, $1.7 million for the six months ended December 31, 2005 and $2.3 million for the eight months ended August 31, 2006, respectively.

        The accompanying combined financial statements also include allocated insurance charges from TransMontaigne Inc. for insurance premiums to cover costs of insuring activities such as property, casualty, pollution, automobile, directors and officers' liability, and other insurable risks. The allocated insurance charges were $0.6 million and $0.6 million for the years ended June 30, 2004 and 2005, $0.3 million for the six months ended December 31, 2005 and $0.4 million for the eight months ended August 31, 2006, respectively.

        Management believes that the allocated general and administrative charges and insurance charges are representative of the costs and expenses incurred by TransMontaigne Inc. for managing the Brownsville and River operations.

        Under the omnibus agreement, TransMontaigne Inc. has agreed to indemnify Partners for a stipulated period of time against certain potential environmental claims, losses and expenses associated with the operation of the facilities prior to their acquisition by the Partnership. TransMontaigne Inc. has no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the assets are contributed to the Partnership. Partners has agreed to indemnify TransMontaigne Inc. against environmental liabilities related to Partners' facilities for potential environmental claims, losses and expenses associated with the operation of the facilities after their acquisition by the Partnership.

        With respect to the Brownsville and River operations, TransMontaigne Inc.'s maximum liability for environmental indemnification is $15 million and TransMontaigne Inc. has no obligation to indemnify Partners for losses until such aggregate losses exceed $250,000.

(3) Acquisition

        On August 22, 2006, TransMontaigne Inc. acquired certain liquefied petroleum gas ("LPG") facilities from Rio Vista Energy Partners L.P. ("Rio Vista") and Penn Octane Corporation ("Penn Octane"). On December 29, 2006, TransMontaigne Inc. sold the LPG terminaling assets with an aggregate active storage capacity of approximately 15,000 barrels to the Partnership. The sale of the LPG terminaling facilities by TransMontaigne Inc. to us has been recorded at carryover basis in a manner similar to a reorganization of entities under common control. As such, the accompanying combined financial statements include the assets, liabilities, and results of operations of the LPG storage assets from August 22, 2006, the date of acquisition by TransMontaigne Inc. from Rio Vista and Penn Octane.

        The basis of the assets and liabilities of the LPG terminaling assets sold to us by TransMontaigne Inc. are as follows (in thousands):

August 22, 2006
Property, plant and equipment	$5,001
Accrued liabilities—accrued property taxes	(22)

Predecessor equity	$4,979

(4) Concentration of Credit Risk and Trade Accounts Receivable

        Our primary market areas are located in Brownsville, Texas and along the Mississippi and Ohio rivers. We have a concentration of trade receivable balances due from companies engaged in the distribution and marketing of refined products, chemicals and other liquids. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Our customers' historical and future credit positions are analyzed prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions we may request letters of credit, prepayments or guarantees. We maintain allowances for potentially uncollectible accounts receivable. At June 30, 2005, December 31, 2005, and August 31, 2006, we are not aware of any existing trade accounts receivable that may not be collected in the future. Changes in our estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

        Trade accounts receivable, net consists of the following (in thousands):

	June 30, 2005	December 31, 2005	August 31, 2006
Trade accounts receivable	$1,102	$1,377	$2,420
Less allowance for doubtful accounts	—	—	—

	$1,102	$1,377	$2,420

        The following customers accounted for at least 10% of our combined revenues during one of the periods presented in the accompanying combined statements of operations (percentage of combined revenues for the respective period):

	Year Ended June 30, 2004	Year Ended June 30, 2005	Six Months Ended December 31, 2005	Eight Months Ended August 31, 2006
TransMontaigne Inc.	29%	16%	8%	1%
Valero Supply and Marketing Company	4%	10%	13%	36%
P.M.I. Trading Limited	17%	17%	20%	17%
Glencore LTD	1%	8%	13%	9%

(5) Other Current Assets

        Other current assets are as follows (in thousands):

	June 30, 2005	December 31, 2005	August 31, 2006
Additive detergent	$318	$256	$114
Miscellaneous receivables and other	22	—	12

	$340	$256	$126

(6) Property, Plant and Equipment

        Property, plant and equipment, net is as follows (in thousands):

	June 30, 2005	December 31, 2005	August 31, 2006
Land	$1,432	$1,432	$1,432
Terminals, pipelines and equipment	79,990	80,173	86,598
Technology and equipment	1,367	1,367	1,367
Furniture, fixtures and equipment	257	257	257
Construction in progress	167	952	4,537

	83,213	84,181	94,191
Less accumulated depreciation	(25,380)	(27,508)	(30,409)

	$57,833	$56,673	$63,782

(7) Other Assets

        Other assets are as follows (in thousands):

	June 30, 2005	December 31, 2005	August 31, 2006
Goodwill	$6,853	$6,853	$6,853
Deposits	3	3	3

	$6,856	$6,856	$6,856

        Goodwill represents the excess of the aggregate purchase price over the fair value of the identifiable net assets acquired in connection with TransMontaigne Inc.'s November 1997 acquisition of the ITAPCO terminals. Goodwill is not amortized, but instead tested for impairment on an annual basis during the three months ended June 30.

(8) Accrued Liabilities

        Accrued liabilities are as follows (in thousands):

	June 30, 2005	December 31, 2005	August 31, 2006
Accrued property taxes	$229	$10	$381
Customer advances and deposits	116	152	114
Other accrued liabilities	25	25	25

	$370	$187	$520

(9) Commitments and Contingencies

        Operating Leases.    We lease property and equipment under non-cancelable operating leases that extend through December 2010. At August 31, 2006, future minimum lease payments under these non-cancelable operating leases are as follows (in thousands):

Years Ending December 31:	Property and Equipment
2006 (remainder of the year)	$119
2007	357
2008	357
2009	357
2010	357
Thereafter	—

$1,547

        Rental expense under operating leases was approximately $0.4 million, $0.4 million, $0.2 million and $0.2 million for the years ended June 30, 2004 and 2005, six months ended December 31, 2005 and eight months ended August 31, 2006, respectively.

(10) Disclosures About Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of financial instruments at June 30, 2005, December 31, 2005 and August 31, 2006.

        Cash and Cash Equivalents, Trade Receivables and Trade Accounts Payable.    The carrying amount approximates fair value because of the short-term maturity of these instruments.

(11) Business Segments

        We provide integrated terminaling, storage, and related services to companies engaged in the distribution and marketing of refined petroleum products, chemicals and other liquids. Our chief operating decision maker is TransMontaigne Inc.'s chief executive officer ("CEO"). TransMontaigne Inc.'s CEO reviews the financial performance of our business segments using disaggregated financial information about "net margins" for purposes of making operating decisions and assessing financial performance. "Net margins" is composed of revenues less direct operating costs and expenses. Accordingly, we present "net margins" for each of our two business segments: (i) Brownsville terminal and (ii) River terminal system.

	Year Ended June 30, 2004	Year Ended June 30, 2005	Six Months Ended December 31, 2005	Eight Months Ended August 31, 2006
	(in thousands)
Brownsville Terminal:
Throughput and additive injection fees, net	$14	$1,129	$1,335	$2,856
Storage fees	6,004	5,970	3,104	3,926
Management fees	1,015	1,017	485	701
Other	1,462	1,506	749	797

Revenues	8,495	9,622	5,673	8,280
Direct operating costs and expenses	(4,927)	(4,892)	(2,729)	(3,765)

Net margins	3,568	4,730	2,944	4,515

River Terminal System:
Throughput and additive injection fees, net	6,250	5,676	2,769	4,059
Storage fees	3,312	3,706	1,671	5,662
Other	206	194	(40)	353

Revenues	9,768	9,576	4,400	10,074
Direct operating costs and expenses	(5,884)	(6,493)	(3,599)	(6,599)

Net margins	3,884	3,083	801	3,475

Total net margins	7,452	7,813	3,745	7,990
Allocated general and administrative expenses	(3,276)	(3,384)	(1,692)	(2,334)
Allocated insurance expense	(620)	(631)	(315)	(431)
Depreciation and amortization	(4,169)	(4,262)	(2,128)	(2,900)

Net earnings (loss)	$(613)	$(464)	$(390)	$2,325

        Supplemental information about our business segments is summarized below (in thousands):

	Year Ended June 30, 2004
	Brownsville Terminal	River Terminal System	Total
Revenues from external customers	$8,495	$4,557	$13,052
Revenues from TransMontaigne Inc.	—	5,211	5,211

Revenues	$8,495	$9,768	$18,263

Identifiable assets	$21,979	$40,396	$62,375

Capital expenditures	$3,033	$826	$3,859

	Year Ended June 30, 2005
	Brownsville Terminal	River Terminal System	Total
Revenues from external customers	$9,622	$6,529	$16,151
Revenues from TransMontaigne Inc.	—	3,047	3,047

Revenues	$9,622	$9,576	$19,198

Identifiable assets	$20,807	$38,486	$59,293

Capital expenditures	$337	$1,056	$1,393

	Six Months Ended December 31, 2005
	Brownsville Terminal	River Terminal System	Total
Revenues from external customers	$5,673	$3,584	$9,257
Revenues from TransMontaigne Inc.	—	816	816

Revenues	$5,673	$4,400	$10,073

Identifiable assets	$21,115	$37,209	$58,324

Capital expenditures	$749	$219	$968

	Eight Months Ended August 31, 2006
	Brownsville Terminal	River Terminal System	Total
Revenues from external customers	$8,280	$9,887	$18,167
Revenues from TransMontaigne Inc.	—	187	187

Revenues	$8,280	$10,074	$18,354

Identifiable assets	$29,320	$37,026	$66,346

Capital expenditures	$9,129	$880	$10,009

TRANSMONTAIGNE PARTNERS L.P.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

        Our unaudited pro forma combined statement of operations for the year ended December 31, 2006 assumes that the following transactions occurred on January 1, 2006:

  •
  The acquisition of the Brownsville, Texas terminaling operations, 12 terminaling operations along the Mississippi and Ohio rivers, and the Baton Rouge, Louisiana dock facility (collectively, the "Acquired Operations") from TransMontaigne Inc. for $135 million; and

  •
  Borrowings under our amended and restated senior secured credit facility of $135 million to finance the Acquired Operations and $2.6 million of deferred debt issuance costs to amend and restate our credit facility.

        The accompanying pro forma combined statement of operations should be read together with the historical consolidated financial statements of TransMontaigne Partners L.P., which are included in the Annual Report on Form 10-K for the year ended December 31, 2006 that was filed with the Securities and Exchange Commission on March 16, 2007. The accompanying pro forma combined statement of operations was derived by adjusting the historical consolidated statement of operations of TransMontaigne Partners L.P. The pro forma combined statement of operations is based on currently available information and certain estimates and assumptions that we believe are reasonable under the circumstances. The pro forma results of operations are not necessarily indicative of the results of future operations and, therefore, the actual results of operations in the future may differ from the pro forma results of operations.

        The acquisition of the Acquired Operations from TransMontaigne Inc. has been recorded at carryover basis in a manner similar to a reorganization of entities under common control. Therefore, the results of operations of the Acquired Operations are included in the historical consolidated statement of operations of TransMontaigne Partners L.P. from September 1, 2006 (the date of acquisition by Morgan Stanley Capital Group Inc. of TransMontaigne Inc., including our general partner). The results of operations of the Acquired Operations for the period January 1, 2006 through August 31, 2006 are presented separately in the accompanying unaudited pro forma combined statement of operations.

        The accompanying unaudited pro forma combined statement of operations does not give effect to any anticipated cost savings or other financial benefits expected to result from the acquisition of the Acquired Operations.

TRANSMONTAIGNE PARTNERS L.P.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006

(in thousands, except per unit amounts)

	TransMontaigne Partners L.P.	Acquired Operations	Adjustments		Pro Forma
Revenues	$56,785	$18,354	1,772	(a)	$79,125
			2,214	(b)
Direct operating costs and expenses	(26,191)	(10,364)	(400	)(b)	(36,955)
Direct general and administrative expenses	(6,453)	—	—		(6,453)
Allocated general and administrative expenses	(4,487)	(2,334)	—		(6,821)
Allocated insurance	(1,215)	(431)	—		(1,646)
Depreciation and amortization	(9,188)	(2,900)	(656	)(c)	(12,744)

Operating income	9,251	2,325	2,930		14,506
Other income (expense):
Interest income	37	—	—		37
Interest expense	(3,356)	—	(10,800	)(d)	(14,156)
Amortization of deferred debt issuance costs	(810)	—	290	(e)	(520)

Net earnings (loss)	5,122	$2,325	$(7,580)		(133)

Less:
Net earnings attributable to predecessor	(1,856)				—
General partner interest in net (earnings) loss	(66)				3

Net earnings (loss) allocable to limited partners	$3,200				$(130)

Net earnings (loss) per limited partners' unit—basic	$0.44				$(0.02)

Net earnings (loss) per limited partners' unit—diluted	$0.44				$(0.02)

Weighted average limited partners' units outstanding—basic	7,283				7,283

Weighted average limited partners' units outstanding—diluted	7,286				7,283

See accompanying notes to unaudited pro forma combined statement of operations.

TRANSMONTAIGNE PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

        The accompanying unaudited pro form combined statement of operations and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions. Therefore, actual results of operations in the future could differ materially from the pro forma results of operations.

        Effective December 29, 2006, we acquired from TransMontaigne Inc. a refined product terminal with approximately 2.2 million barrels of aggregate active storage capacity in Brownsville, Texas, twelve refined product terminals along the Mississippi and Ohio rivers with approximately 2.7 million barrels of aggregate active storage capacity, and the Baton Rouge, Louisiana dock facility (collectively, the "Acquired Operations") for a cash payment of $135 million. The acquisition of the Acquired Operations by us from TransMontaigne Inc has been recorded at carryover basis in a manner similar to a reorganization of entities under common control. Therefore, the results of operations of the Acquired Operations are included in the historical consolidated statement of operations of TransMontaigne Partners L.P. from September 1, 2006 (the date of acquisition by Morgan Stanley Capital Group Inc. of TransMontaigne Inc., including our general partner). The results of operations of the Acquired Operations for the period January 1, 2006 through August 31, 2006 are presented separately in the accompanying unaudited pro forma combined statement of operations. The difference between the consideration we paid to TransMontaigne Inc. of $135 million and the carryover basis of the Acquired Operations' net assets of approximately $139 million has been reflected as an increase to partners' equity—subordinated units in TransMontaigne Partners L.P. historical consolidated balance sheet at December 31, 2006.

        At December 31, 2006, TransMontaigne Inc.'s accounting basis in the assets and liabilities of the acquired operations is preliminary and subject to change pending the completion of an ongoing appraisal of TransMontaigne Inc.'s identifiable tangible and intangible assets. TransMontaigne Inc.'s preliminary basis in the assets and liabilities of the Acquired Operations are as follows (in thousands):

	December 29, 2006	September 1, 2006
Cash	$15	$15
Trade accounts receivable	—	2,420
Prepaid expenses and other	164	126
Property, plant and equipment	111,621	108,066
Goodwill and other intangible assets, net	26,831	26,934
Other assets, net	10	3
Trade accounts payable	—	(1,221)
Other accrued liabilities	(136)	(520)

Equity	$138,505	$135,823

Pro Forma Adjustments

(a)
During 2006, we executed a terminaling services agreement with Valero Supply and Marketing Company ("Valero") that became effective on April 1, 2006. Pursuant to the terminaling services agreement, we agreed to provide Valero with light oil storage capacity at certain of our River terminals. Had our terminaling services agreement with Valero been effective as of January 1, 2006, our revenues for the year ended December 31, 2006 would have increased by approximately $1.8 million.

(b)
On December 29, 2006, we executed a terminaling services agreement with TransMontaigne Inc. for the throughput of liquefied petroleum gas ("LPG") at our Brownsville terminal. TransMontaigne Inc. acquired the LPG facilities on August 22, 2006 from Rio Vista Energy Partners L.P. and Penn Octane Corporation. Had TransMontaigne Inc. acquired the LPG facilities on January 1, 2006 and had our terminaling services agreement with TransMontaigne Inc. been effective as of January 1, 2006, our revenues and direct operating costs and expenses would have increased by approximately $2.2 million and $0.4 million, respectively, for the year ended December 31, 2006.

(c)
Reflects depreciation and amortization expense on the Acquired Operations based on the straight-line method of depreciation over the estimated useful lives of the acquired assets.

(d)
Reflects interest expense at 8.0% on the additional borrowings under our amended and restated senior secured credit facility of $135 million to finance the acquisition of the Acquired Operations. Should the actual interest rate increase or decrease by 50 basis points, pro forma interest expense would increase or decrease by $675,000 for the year ended December 31, 2006.

(e)
Reflects amortization of the $2.6 million of deferred financing costs to amend and restate our credit facility.

TRANSMONTAIGNE PARTNERS L.P.
COMMON UNITS

DEBT SECURITIES

TRANSMONTAIGNE OPERATING COMPANY L.P.
TLP Finance Corp.
TLP Operating Finance Corp.
DEBT SECURITIES

The following securities may be offered under this prospectus:

  •
  Common units representing limited partner interests in TransMontaigne Partners L.P.;

  •
  Debt securities of TransMontaigne Partners L.P.; and

  •
  Debt securities of TransMontaigne Operating Company L.P.

TLP Finance Corp. may act as co-issuer of the debt securities issued by TransMontaigne Partners L.P. and TLP Operating Finance Corp. may act as the co-issuer of the debt securities issued by TransMontaigne Operating Company L.P. The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $1,000,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specified manner in which we will offer the securities and also may add, update or change information contained in this prospectus.

You should read this prospectus and the prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

Investing in our securities involves risk. You should carefully consider the risk factors described under "Risk Factors" beginning on page 2 of this prospectus before you make any investment in our securities.

TransMontaigne Partners L.P.'s common units are traded on the New York Stock Exchange under the symbol "TLP."

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 10, 2007

About This Prospectus
Who We Are
The Guarantors
Risk Factors
Cautionary Statement Regarding Forward-Looking Statements
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of the Debt Securities
Description of the Common Units
Description of Our Partnership Agreement
Cash Distribution Policy
Conflicts of Interest and Fiduciary Duties
Material Tax Consequences
Investment in TransMontaigne Partners by Employee Cash Benefit Plans
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Incorporation of Information Filed With the SEC
Appendix A: Glossary of Terms

        You should only rely on the information contained or incorporated by reference in this prospectus and in the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and TransMontaigne Operating Company L.P. have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement also may add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

        Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read "Where You Can Find More Information" and "Incorporation of Information Filed with the SEC." You are urged to read this prospectus carefully, including the "Risk Factors," and our SEC reports in their entirety before investing in our common units or debt securities.

        Unless the context requires otherwise, references to "we," "us," "our," "TransMontaigne Partners," or the "partnership" are intended to mean TransMontaigne Partners L.P., TransMontaigne Operating Company L.P. and our other subsidiaries. References to TransMontaigne Inc. are intended to mean TransMontaigne Inc. and its subsidiaries other than (i) TransMontaigne GP L.L.C., our general partner, (ii) TransMontaigne Partners and (iii) subsidiaries of TransMontaigne Partners.

WHO WE ARE

        We are a terminaling and transportation company with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Midwest. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels. Heavy refined products include residual fuel oils and asphalt. We do not purchase or market products that we handle or transport. Therefore, we do not have material direct exposure to changes in commodity prices, except for the value of refined product gains and losses arising from our terminaling services agreements with certain of our customers.

        Our existing facilities are located in four geographic regions, which we refer to as our Gulf Coast, Brownsville, River and Midwest facilities. We principally derive revenues by charging fees for providing integrated terminaling and related services, including: throughput and additive injection fees based on the volume of product distributed at a contracted rate per barrel, terminaling storage fees based on a per barrel of storage capacity per month, ancillary services such as heating and mixing of stored products, and product transfer services and other services. We may also derive revenues from product gains and losses arising from our terminaling services agreements with certain of our customers as well as for other services we provide.

        Our general partner, TransMontaigne GP L.L.C., is a Delaware limited liability company, the sole member of which is TransMontaigne Services Inc., a wholly owned subsidiary of TransMontaigne Inc. Our general partner has sole responsibility for conducting our operations. We conduct our operations through, and our operating assets are owned by, our subsidiaries: TransMontaigne Operating Company L.P., Coastal Terminals L.L.C., Razorback L.L.C. and TPSI Terminals L.L.C. TLP Finance Corp., or TLP Finance, and TLP Operating Finance Corp., or TLP Operating Finance, were incorporated under the laws of Delaware on April 30, 2007 for the sole purpose of co-issuing certain debt securities of TransMontaigne Partners and TransMontaigne Operating Company L.P., respectively. TLP Finance is a wholly owned subsidiary of TransMontaigne Partners and TLP Operating Finance is a wholly owned subsidiary of TransMontaigne Operating Company L.P. Neither TLP Finance nor TLP Operating Finance has a material amount of assets or liabilities.

THE GUARANTORS

        TransMontaigne Partners will, and any or all of TransMontaigne Partners' subsidiaries may, fully and unconditionally guarantee on an unsecured basis any series of debt securities of TransMontaigne Operating Company L.P. and TLP Operating Finance. In addition, any or all of TransMontaigne Operating Company L.P. and TransMontaigne Partners' other subsidiaries may fully and unconditionally guarantee on an unsecured basis any series of debt securities of TransMontaigne Partners and TLP Finance. Any such guarantee will be evidenced by a notation of guarantee executed by the appropriate entity. As used in this prospectus, the term "Subsidiary Guarantors" with respect to a series of debt securities means the subsidiaries of TransMontaigne Partners identified as such in the applicable prospectus supplement to the extent that such subsidiary guarantees such series of debt securities. The term "Guarantor" means TransMontaigne Partners in its role as guarantor of the debt securities of TransMontaigne Operating Company L.P. and TLP Operating Finance. The applicable prospectus supplement will name the Subsidiary Guarantors for that series of debt securities and will describe the terms of the guarantee by the Subsidiary Guarantors.

RISK FACTORS

An investment in our securities involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document in evaluating an investment in our securities.

If any of the following risks were actually to occur, our business, financial condition, or results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in Our Business

        Our senior secured credit facility requires that we reduce our leverage during 2007, which may limit our flexibility in pursuing other business opportunities.

        In connection with our acquisition of the Brownsville and River facilities in December 2006, we incurred substantial indebtedness under our senior secured credit facility. Our senior secured credit facility contains covenants that require us to meet certain ratio tests relating to our leverage, including our maximum total leverage, minimum interest coverage and maximum secured leverage. As a condition to funding the purchase price of the Brownsville and River facilities, the lenders participating in our senior secured credit facility required that we reduce our leverage before September 30, 2007. If we are unable to successfully reduce our leverage to the extent required by the senior secured credit facility, we would have to seek a waiver from our lenders. To secure such a waiver, we could have to expend significant fees and expenses, including the payment of fees to the lenders, and we cannot be assured that we would be successful. If we were unsuccessful in securing a waiver, we would be in default under our senior secured credit facility and would have to replace it, if possible. Any replacement would likely not be on favorable terms and could significantly limit our operating flexibility, operations and future business opportunities. The need to reduce our leverage may distract management from other operational issues and business opportunities, including the pursuit or completion of additional acquisitions. As a result, until we reduce our leverage, our ability to grow our business may be limited and our operations could be adversely affected.

        Our business involves many hazards and operational risks, including adverse weather conditions, which could cause us to incur substantial liabilities and increased operating costs.

        Our operations are subject to the many hazards inherent in the terminaling and transportation of products, including:

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  leaks or accidental releases of products or other materials into the environment, whether as a result of human error or otherwise;

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  extreme weather conditions, such as hurricanes, tropical storms, and rough seas, which are common along the Gulf Coast;

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  explosions, fires, accidents, mechanical malfunctions, faulty measurement and other operating errors; and

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  acts of terrorism or vandalism.

        If any of these events were to occur, we could suffer substantial losses because of personal injury or loss of life, severe damage to and destruction of storage tanks, pipelines and related property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of our related operations and potentially substantial unanticipated costs for the repair or replacement of property and environmental cleanup. In addition, if we suffer accidental releases or spills of products at our terminals or pipelines, we could be faced with material third-party costs and liabilities, including those relating to claims for damages to property and persons. For example, two unrelated releases of product at our facilities during 2006, each of which was caused by human error and did not involve any system malfunctions, resulted in approximately $1.2 million in unreimbursed environmental remediation costs and product losses. Furthermore, events like hurricanes can affect large geographical areas which can cause us to suffer additional costs and delays in connection with subsequent repairs and operations because contractors and other resources are not available, or are only available at substantially increased costs following widespread catastrophes.

        We depend upon a relatively small number of customers for a substantial majority of our revenues. A substantial reduction of those revenues would have a material adverse effect on our financial condition and results of operations.

        We expect to derive a substantial majority of our revenues from a small number of significant customers for the foreseeable future. Events that adversely affect the business operations of any one or more of our significant customers may adversely affect our financial condition or results of operations. Therefore, we are indirectly subject to the business risks of our significant customers, many of which are similar to the business risks we face. For example, a material decline in refined petroleum product supplies available to our customers, or a significant decrease in our customers' ability to negotiate marketing contracts on favorable terms, could result in a material decline in the use of our tank capacity or throughput of product at our terminal facilities, which would likely cause our revenues and results of operations to decline. In addition, if any of our significant customers were unable to meet its contractual commitments to us for any reason, then our revenues and cash flow would decline.

        The obligations of several of our key customers under their terminaling services agreements may be reduced or suspended in some circumstances, which would adversely affect our financial condition and results of operations.

        Our agreements with several of our significant customers provide that, if any of a number of events occur, which we refer to as events of force majeure, and the event renders performance impossible with respect to a facility, usually for a specified minimum period of days, our customer's obligations would be temporarily suspended with respect to that facility. In that case, a significant customer's minimum revenue commitment may be reduced or the contract may be subject to termination. As a result, our revenues and results of operations could be materially adversely affected.

        If one or more of our significant customers do not continue to engage us to provide services after the expiration of their current terminaling services agreements and we are unable to secure comparable alternative arrangements, our financial condition and results of operations will be adversely affected.

        Our terminaling services agreements with our significant customers expire on various dates ranging from 2007 to 2016. After the expiration of each of these terminaling services agreements, the customers may elect not to continue to engage us to provide services. In addition, even if a significant customer does engage us, the terms of any renegotiated agreement may be less favorable than the agreement it replaces. In either case, we may not be able to generate sufficient additional revenues from third parties to replace any shortfall in revenues or increase in costs. Additionally, we may incur substantial costs if modifications to our terminals are required in order to attract substitute customers or provide alternative services. To the extent a significant customer does not extend or renew its terminaling services agreement, if we extend or renew the terminaling services agreement on less favorable terms or if we must incur substantial costs to attract substitute customers, our financial condition and results of operations could be adversely affected.

        We are exposed to the credit risks of Morgan Stanley Capital Group and TransMontaigne Inc. and our other significant customers, which could affect our creditworthiness. Any material nonpayment or nonperformance by such customers could also adversely affect our financial condition and results of operations.

        Because of Morgan Stanley Capital Group's and TransMontaigne Inc.'s ownership interest in and control of us, the strong operational links between Morgan Stanley Capital Group and TransMontaigne Inc. and us and our reliance on Morgan Stanley Capital Group and TransMontaigne Inc. for a majority of our revenues, if one or more credit rating agencies were to view unfavorably the credit quality of Morgan Stanley Capital Group or TransMontaigne Inc., we could experience an increase in our borrowing costs or difficulty accessing capital markets. Such a development could adversely affect our ability to grow our business.

        We are subject to risks of loss resulting from nonpayment or nonperformance by our other significant customers. Some of our significant customers may be highly leveraged and subject to their own operating and regulatory risks. Any material nonpayment or nonperformance by our other significant customers could require us to pursue substitute customers for our affected assets or provide alternative services. There can be no assurance that any such efforts would be successful or would provide similar fees. These events could adversely affect our financial condition and results of operations.

        TransMontaigne may not elect to renew the omnibus agreement when it expires, which could have an adverse impact on our business operations and financial condition.

        Under the omnibus agreement, we currently pay TransMontaigne Inc. an annual administrative fee of $6.9 million for centralized corporate functions, such as management, legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental, information technology, human resources, credit, payroll, taxes and engineering and other corporate services. The omnibus agreement will expire in May 2008, unless extended. TransMontaigne Inc. may elect not to extend the term of the omnibus agreement, or may only agree to extend the omnibus agreement on terms that are less favorable to us than the current terms.

        If TransMontaigne Inc. does not extend the omnibus agreement or does not offer to extend the omnibus agreement on terms that we find acceptable, we may have to seek to replace the services that TransMontaigne Inc. provides with a third party service provider. We may not be able to obtain similar services from independent third parties on economical terms or at all. If such services are unavailable or available at unfavorable rates, we would need to hire qualified managerial, technical and administrative personnel. The process of hiring, training and successfully integrating qualified personnel into our operations would be lengthy and would divert management's time and attention from managing our operations. Moreover, personnel with the qualifications, experience and contacts in the industry we require may be unavailable or difficult to hire. Our failure to hire and retain qualified employees could cause an interruption in our business and could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

        If we do not make acquisitions on economically acceptable terms, any future growth will be limited.

        Our ability to grow is dependent principally on our ability to make acquisitions that are attractive because they are expected to result in an increase in our quarterly distributions to unitholders. Our acquisition strategy is based, in part, on our expectation of ongoing divestitures of product terminal and transportation facilities by large industry participants. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our operations and cash flows.

        In addition, we may be unable to make attractive acquisitions for any of the following reasons, among others:

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  because we are outbid by competitors, some of which are substantially larger than us and have greater financial resources and lower costs of capital than we do;

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  because we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, or acceptable terminaling services contracts with them or another customer; or

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  because we are unable to raise financing for such acquisitions on economically acceptable terms.

        If we consummate future acquisitions, our capitalization and results of operations may change significantly.

        Any acquisitions we make are subject to substantial risks, which could adversely affect our financial condition and results of operations.

        Any acquisition involves potential risks, including risks that we may:

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  fail to realize anticipated benefits, such as cost-savings or cash flow enhancements;

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  decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

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  significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

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  encounter difficulties operating in new geographic areas or new lines of business;

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  incur or assume unanticipated liabilities, losses or costs associated with the business or assets acquired, including upon exercise of our exclusive option with TransMontaigne Inc., for which we are not indemnified or for which the indemnity is inadequate;

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  be unable to hire, train or retain qualified personnel to manage and operate our growing business and assets;

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  less effectively manage our historical assets, because of the diversion of management's attention; or

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  incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

        If any acquisitions we ultimately consummate result in one or more of these outcomes, our financial condition and results of operations may be adversely affected.

        Our exclusive option to negotiate for the purchase of additional product terminals from TransMontaigne Inc. is subject to significant risks and uncertainty, and thus the option may not be exercised, which could limit our ability to grow our business.

        TransMontaigne Inc. granted us an exclusive option to negotiate for the purchase of certain additional product terminals located along the Southeast corridor at various points along the Plantation and Colonial Pipelines. The exercise of the option with respect to any additional terminals will be subject to the negotiation of a purchase price and, if appropriate, a terminaling services agreement relating to the terminals proposed to be purchased, and may be conditioned on obtaining various consents. Such consents may include consents of third parties or governmental consents. We can offer no assurance that we will be able to successfully negotiate a purchase price or that any necessary consents will be obtained. Additionally, the conflicts committee of our general partner may conclude that it does not wish to cause us to exercise the option when it becomes exercisable, and their decision will not be subject to unitholder approval.

        If for any reason the exercise of an option is not consummated, our ability to grow our business may be limited. In addition, if we do not acquire the facilities subject to the option, TransMontaigne Inc. or another purchaser of the relevant facilities may use the facilities to compete with us.

        We may not be able to obtain financing for the exercise of our exclusive option to purchase additional product terminals from TransMontaigne Inc., which could limit our ability to grow our business.

        Even if the conflicts committee of the board of directors of our general partner concludes that exercising an option to acquire additional product terminals from TransMontaigne Inc. would be beneficial to us, we may be unable to obtain the financing necessary to exercise the option. To fund the exercise of an option, we would be required to use cash from operations or incur borrowings or raise capital through the sale of debt or additional equity securities. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control.

        Expanding our business by constructing new facilities subjects us to risks that the project may not be completed on schedule, and that the costs associated with the project may exceed our estimates or budgeted costs, which could adversely affect our financial condition and results of operations.

        The construction of additions or modifications to our existing terminal and transportation facilities, and the construction of new terminals and pipelines, involves numerous regulatory, environmental, political, legal and operational uncertainties beyond our control and requires the expenditure of significant amounts of capital. If we undertake these projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we construct additional storage capacity, the construction may occur over an extended period of time, and we will not receive any material increases in revenues until the project is completed. Moreover, we may construct additional storage capacity to capture anticipated future growth in consumption of products in a market in which such growth does not materialize.

        A significant decrease in demand for products in the areas served by our terminals and pipeline would adversely affect our financial condition and results of operations.

        A sustained decrease in demand for products in the areas served by our terminals and pipeline could significantly reduce our revenues. Factors that could lead to a decrease in market demand include:

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  a recession or other adverse condition that results in lower spending by consumers on gasolines, distillates, and travel;

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  an increase in the market price of crude oil that leads to higher refined product prices;

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  higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasolines or other refined products; and

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  a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy, whether as a result of technological advances by manufacturers, pending legislation proposing to mandate higher fuel economy or otherwise.

        Competition from other terminals and pipelines that are able to supply our significant customers with storage capacity at a lower price could adversely affect our financial condition and results of operations.

        We face competition from other terminals and pipelines that may be able to supply our significant customers with integrated terminaling services on a more competitive basis. We compete with national, regional and local terminal and pipeline companies, including the major integrated oil companies, of widely varying sizes, financial resources and experience. Our ability to compete could be harmed by factors we cannot control, including:

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  price competition from terminal and transportation companies, some of which are substantially larger than us and have greater financial resources and control substantially greater product storage capacity, than we do;

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  the perception that another company may provide better service; and

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  the availability of alternative supply points or supply points located closer to our customers' operations.

        If we are unable to compete with services offered by other enterprises, our financial condition and results of operations would be adversely affected.

        In addition, TransMontaigne Inc. may engage in competition with us under certain conditions. Pursuant to the omnibus agreement, TransMontaigne Inc. has agreed to offer us certain tangible assets it acquires or constructs related to the storage, transportation or terminaling of refined petroleum products in the United States. If we decline any such offer, TransMontaigne Inc. will be free to use the asset to compete with us or to sell the asset without restriction. If we indicate our desire to purchase the assets, but we cannot agree on the terms, TransMontaigne Inc. has the right to sell the asset, subject to certain restrictions, to a third party. Either event would increase competition in the area in which the asset is located.

        Because of our lack of asset diversification, adverse developments in our terminals or pipeline operations could adversely affect our revenues and cash flows.

        We rely exclusively on the revenues generated from our terminals and pipeline operations. Because of our lack of diversification in asset type, an adverse development in these businesses would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

        Our operations are subject to governmental laws and regulations relating to the protection of the environment that may expose us to significant costs and liabilities.

        Our business is subject to the jurisdiction of numerous governmental agencies that enforce complex and stringent laws and regulations with respect to a wide range of environmental, safety and other regulatory matters. We could be adversely affected by increased costs resulting from more strict pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental laws and regulations might adversely impact our activities, including the transportation, storage and distribution of petroleum products. Federal, state and local agencies also could impose additional safety requirements, any of which could affect our profitability. Furthermore, our failure to comply with environmental or safety related laws and regulations could result also in the assessment of administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and even the issuance of injunctions that restrict or prohibit the performance of our operations.

        Terrorist attacks, and the threat of terrorist attacks, have resulted in increased costs to our business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact our ability to make distributions to our unitholders.

        The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the threat of future terrorist attacks, on the energy transportation industry in general, and on us in particular, is not known at this time. Increased security measures taken by us as a precaution against possible terrorist attacks have resulted in increased costs to our business. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terrorism.

        We are not fully insured against all risks incident to our business, and could incur substantial liabilities as a result.

        We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, our insurance carriers require broad exclusions for losses due to terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial condition. In accordance with typical industry practice, we do not have any property insurance on the Razorback Pipeline.

        We share insurance policies, including our general liability and pollution policies, with TransMontaigne Inc. These policies contain caps on the insurer's maximum liability under the policy, and claims made by either of TransMontaigne Inc. or us are applied against the caps. In the event we reach the cap, we would seek to acquire additional insurance in the marketplace; however, we can provide no assurance that such insurance would be available or if available, at a reasonable cost. The possibility exists that, in any event in which we wish to make a claim under a shared insurance policy, our claim could be denied or only partially satisfied due to claims made by TransMontaigne Inc. against the policy cap.

        Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

        Our level of debt could have important consequences to us. For example our level of debt could:

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  impair our ability to obtain additional financing, if necessary, for distributions to unitholders, working capital, capital expenditures, acquisitions or other purposes;

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  require us to dedicate a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations and future business opportunities;

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  make us more vulnerable to competitive pressures, changes in interest rates or a downturn in our business or the economy generally;

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  impair our ability to make distributions to our unitholders; and

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  limit our flexibility in responding to changing business and economic conditions.

        If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may not be able to effect any of these actions on satisfactory terms, or at all.

        Our senior secured credit facility also contains covenants limiting our ability to make distributions to unitholders in certain circumstances. In addition, our senior secured credit facility contains various covenants that limit, among other things, our ability to incur indebtedness, grant liens or enter into a merger, consolidation or sale of assets. Furthermore, our senior secured credit facility contains covenants requiring us to maintain certain financial ratios and tests. Any future breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under the terms of our senior secured credit facility, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral.

Risks Inherent in an Investment in Us

        We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

        We may not have sufficient available cash each quarter to pay the minimum quarterly distribution to our unitholders. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

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  the level of consumption of products in the markets in which we operate;

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  the prices we obtain for our services;

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  the level of our operating costs, including payments to our general partner; and

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  prevailing economic conditions.

        Additionally, the actual amount of cash we have available for distribution to our unitholders depends on other factors such as:

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  the level of capital expenditures we make;

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  the restrictions contained in our debt instruments and our debt service requirements;

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  fluctuations in our working capital needs; and

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  the amount, if any, of reserves, including reserves for future capital expenditures and other matters, established by our general partner in its discretion.

        The amount of cash we have available for distribution depends primarily on our cash flow, including cash flow from operations and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we incur net losses and may not make cash distributions during periods when we generate net earnings.

        Our partnership agreement limits our general partner's fiduciary duties and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether to consent to any merger or consolidation of the partnership;

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  provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

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  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

        TransMontaigne Inc. controls our general partner, which has sole responsibility for conducting our business and managing our operations. TransMontaigne Inc. and Morgan Stanley Capital Group have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to our detriment.

        TransMontaigne Services Inc., a wholly owned subsidiary of TransMontaigne Inc., owns and controls our general partner. TransMontaigne Inc., in turn, is wholly owned by Morgan Stanley Capital Group, which is the principal commodities trading arm of Morgan Stanley. Neither our general partner nor its board of directors is elected by our unitholders and our unitholders have no right to elect our general partner or its board of directors on an annual or other continuing basis. Furthermore, unitholders have limited ability to remove our general partner.

        Two of our general partner's directors, and all of its executive officers, are affiliated with TransMontaigne Inc. and one of our general partner's directors is affiliated with Morgan Stanley Capital Group. Therefore, conflicts of interest may arise between TransMontaigne Inc. and its affiliates, including Morgan Stanley Capital Group and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving those conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders.

        The following are potential conflicts of interest:

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  TransMontaigne Inc. and Morgan Stanley Capital Group, as users of our pipeline and terminals, have economic incentives not to cause us to seek higher tariffs or higher terminaling service fees, even if such higher rates or terminaling service fees would reflect rates that could be obtained in arm's-length, third-party transactions.

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  Morgan Stanley Capital Group, TransMontaigne Inc. and their affiliates may engage in competition with us under certain circumstances.

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  Neither our partnership agreement nor any other agreement requires TransMontaigne Inc. or Morgan Stanley Capital Group to pursue a business strategy that favors us. TransMontaigne Inc.'s and Morgan Stanley Capital Group's respective directors and officers have fiduciary duties to make decisions in the best interests of those companies, which may be contrary to our interests or the interests of our other customers.

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  Our general partner is allowed to take into account the interests of parties other than us, such as TransMontaigne Inc. and Morgan Stanley Capital Group, in resolving conflicts of interest.

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  Officers of TransMontaigne Inc. who provide services to us also devote significant time to the businesses of TransMontaigne Inc., and are compensated by TransMontaigne Inc. for the services rendered to it.

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  Our general partner has limited its liability and reduced its fiduciary duties, and also has restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

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  Our general partner determines the amount and timing of acquisitions and dispositions, capital expenditures, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash that is distributed to our unitholders.

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  Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. That determination can affect the amount of cash that is distributed to our unitholders.

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  Our general partner may use an amount, equal to $12.8 million as of the date of this prospectus, which would not otherwise constitute operating surplus, in order to permit the payment of cash distributions on the incentive distribution rights.

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  Our general partner determines which out-of-pocket costs incurred by TransMontaigne Inc. are reimbursable by us.

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  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

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  Our general partner intends to limit its liability regarding our contractual and other obligations.

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  Our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units.

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  Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including the terminaling services agreements with TransMontaigne Inc. and Morgan Stanley Capital Group.

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  Our general partner decides whether to retain separate counsel, accountants, or others to perform services on our behalf.

        By purchasing a common unit, a common unitholder will become bound by the provisions in the partnership agreement, including the provisions discussed above (please read "Description of the Common Units—Transfer of Common Units").

        Cost reimbursements, which will be determined by our general partner, and fees due our general partner and its affiliates for services provided are and will continue to be substantial and will reduce our cash available for distribution to unitholders.

        Payments to our general partner are and will continue to be substantial and will reduce the amount of available cash for distribution to unitholders. For the year ended December 31, 2006, we paid TransMontaigne Inc. and its affiliates an administrative fee of $3.4 million with an additional insurance reimbursement of $1.0 million. In connection with our acquisition of the River and Brownsville facilities on December 29, 2006, the administrative fee was increased to $6.9 million and the insurance reimbursement was increased to $1.6 million for 2007. Both the administrative fee and the insurance reimbursement are subject to increase in the event we acquire or construct facilities to be managed and operated by

TransMontaigne Inc. Our general partner and its affiliates will continue to be entitled to reimbursement for all other direct expenses they incur on our behalf, including the salaries of and the cost of employee benefits for employees working on-site at our terminals and pipeline. Our general partner will determine the amount of these expenses. Our general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our general partner.

        Unitholders have limited voting rights, and are not entitled to elect our general partner or its directors.

        Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders do not elect our general partner or its board of directors, and will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen by the members of our general partner. As a result of these limitations, the price at which the common units trade may be diminished because of the absence or reduction of a takeover premium in the trading price.

        Even if unitholders are dissatisfied, it may be difficult for them to remove our general partner without its consent.

        Our unitholders may be unable to remove our general partner without its consent because our general partner and its affiliates own 45.5% of our outstanding common and subordinated units, as of the date of this prospectus. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class, including units owned by our general partner and its affiliates, is required to remove our general partner. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

        Additionally, any or all of the provisions of the omnibus agreement, other than the indemnification provisions, will be terminable by TransMontaigne Inc. at its option if our general partner is removed without cause and units held by our general partner and its affiliates are not voted in favor of that removal. Cause is narrowly defined in the omnibus agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders' dissatisfaction with our general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

        Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Unitholders' voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

        The control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. If TransMontaigne Inc. ceases to control our general partner, our exclusive option to negotiate for the purchase of product terminals from TransMontaigne Inc. under the omnibus agreement would terminate. The termination of such option could adversely impact our ability to grow through the acquisition of additional product terminals, which could have an adverse effect on our operations. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective limited liability company interests in our general partner to a third party. The new members of our general partner then would be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

        We may issue additional units without your approval, which would dilute your ownership interests.

        Subject to applicable NYSE rules, our general partner may cause us to issue an unlimited number of additional units without the approval of our unitholders. We may issue additional units in connection with the exercise of our option under the omnibus agreement with TransMontaigne Inc.

        The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

        Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You also may incur a tax liability upon a sale of your units. As of the date of this prospectus, our general partner and its affiliates own 3,322,266 subordinated units, representing 45.5% of all limited partnership interests, which units will convert into common units at the end of the subordination period. For additional information about this call right, please read "Description of Our Partnership Agreement—Limited Call Right."

        Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for our obligations as if you were a general partner if:

  •
  a court or government agency determined that we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        Please read "Description of Our Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations of liability on a unitholder.

  Unitholders may have liability to repay distributions.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Purchasers of units who become limited partners are liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Risks Related to Debt Securities

        We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

        We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make required payments on the debt securities depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. Pursuant to the credit facilities, we may be required to establish cash reserves for the future payment of principal and interest on the amounts outstanding under the credit facilities. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the debt securities, or to repurchase the debt securities upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the debt securities. We cannot assure you that we would be able to refinance the debt securities.

        If we issue unsecured debt securities, your right to receive payments on the debt securities will be unsecured and will be effectively subordinated to our existing and future secured indebtedness and to indebtedness of any of our subsidiaries who do not guarantee the debt securities.

        Any unsecured debt securities, including any guarantees, issued by us, TransMontaigne Operating Company L.P., TLP Finance, TLP Operating Finance or any Subsidiary Guarantors will be effectively subordinated to the claims of our secured creditors. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business or that of TransMontaigne Operating Company L.P. or any Subsidiary Guarantors, their secured creditors would generally have the right to be paid in full before any distribution is made to the holders of the unsecured debt securities. Furthermore, if any of our subsidiaries do not guarantee the unsecured securities, these debt securities will be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of those subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to the issuer of the unsecured debt securities or the holders of the unsecured debt securities.

        We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the debt securities or to repay them at maturity.

        Unlike a corporation, our partnership agreement requires us to distribute on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash on hand at the end of each quarter, after payment of fees and expenses and the establishment of cash reserves by our general partner in its discretion. Our general partner determines the amount and timing of cash distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating partnerships in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

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  to provide for the proper conduct of our business and the businesses of our operating partnerships (including reserves for future capital expenditures and for our anticipated future credit needs);

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  to provide funds for distributions to our unitholders and our general partner from any one or more of the next four calendar quarters; or

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  to comply with applicable law or any of our loan or other agreements.

        Depending on the timing and amount of our cash distributions to unitholders and because we are not required to accumulate cash for the purpose of meeting obligations to holders of any debt securities, such distributions could significantly reduce the cash available to us in subsequent periods to make payments on any debt securities.

Tax Risks

        You should read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of our common units.

        Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by states. If the Internal Revenue Service were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to unitholders would be substantially reduced.

        The anticipated after-tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to our unitholders. Because a tax would be imposed upon us as a corporation, our cash flows would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of the common units.

        Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to entity-level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, our cash flows would be reduced. For example, under recently enacted legislation, we will be subject to a new entity level tax payable in 2008 on the portion of our total revenue (as that term is defined in the legislation) that is generated in Texas beginning in our tax year ending December 31, 2007. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our total revenue that is apportioned to Texas. Imposition of such a tax on us by Texas, or any other state, will reduce the cash available for distribution to our unitholders. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amounts will be reduced to reflect the impact of that law on us.

        If the IRS were to successfully challenge our use of a calendar taxable year for federal income tax purposes, the challenge may result in adjustments to the federal income tax liability of our unitholders, and the imposition of tax penalties on us and we may have difficulty providing our unitholders with all of the information necessary to timely file their federal income tax returns. As a result, the market for our common units may be adversely affected and our relations with our unitholders could suffer.

        Under the Internal Revenue Code and applicable Treasury Regulations, we are required to use a taxable year that is determined by reference to the taxable years of our partners. If holders of a majority of the interests in our capital and profits use a single taxable year, we must use that year. If there is no such "majority interest taxable year," and if no person with a taxable year different from that of our general partner and its affiliates owns a 5% or greater interest in our capital or profits, then we must use the same taxable year as our general partner and its affiliates. If there is no majority interest taxable year and there is an owner, other than our general partner and its affiliates, of 5% or more of our capital or profits that has a taxable year different from that of our general partner and its affiliates, we must use the taxable year that produces the "least aggregate deferral" to holders of partnership interests. In general, these determinations are made on the first day of each taxable year.

        There are significant factual and legal uncertainties in applying these rules to us because:

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  our general partner and its affiliates have not used, and do not currently use, the calendar year as their taxable year;

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  we have limited information as to the taxable years of the holders of our common units; and

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  the regulations prescribing the time and manner for determining the interest of a partner in our profits are susceptible to multiple interpretations.

        Our initial taxable year ended on June 30, 2005, because our general partner and its affiliates, who used a June 30 taxable year at the time we were organized, initially owned all of the interests in our profits and capital. We have taken the position that we were required to change our taxable year to the calendar year as of July 1, 2005, on the basis that the calendar year was our "majority interest taxable year" due to public ownership of our common units by calendar year taxpayers. In view of the factual and legal uncertainties regarding the taxable year that we are required to use, our position that we are required to use the calendar year as our taxable year is also based in part upon the fact that the calendar year is (i) the simplest and most administrable taxable year for a publicly traded partnership, (ii) to our knowledge, the taxable year used by all other publicly traded partnerships and (iii) the default taxable year originally provided by the Internal Revenue Code for partnerships in certain other circumstances. Based upon that position, we used the calendar year as our taxable year for 2006 and plan to use the calendar year as our taxable year for 2007. The IRS, however, could disagree with the position we have taken.

        If we are required to change our taxable year to a year other than the calendar year, we may have difficulty providing certain unitholders with information about our income, gain, loss and deduction for our taxable year in a manner that allows those unitholders to timely file their federal income tax returns for the years in which they are required to include their share of our income, gain, loss and deduction. In addition, if we are required to change our taxable year as a result of an IRS challenge of our use of the calendar year for a taxable year as to which we and our unitholders have already filed a federal income tax return, the change may result in an adjustment to a unitholder's federal income tax liability and we could be subject to penalties. In that event, our relations with our unitholders could suffer. Moreover, if we were not allowed to use a calendar year end for tax purposes, many existing and potential unitholders that do have a calendar tax year may not be willing to purchase our units, which could adversely affect the market price of our units and limit our ability to raise capital through public or private offerings of our units in the future.

        A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contest will be borne by our unitholders and our general partner.

        The IRS may adopt positions that differ from positions we have taken or from our counsel's conclusions expressed in this prospectus. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of the our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS will result in a reduction in cash available for distribution to our unitholders and our general partner and, thus, will be borne indirectly by our unitholders and our general partner.

        You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

        You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

        Tax gain or loss on the disposition of our common units could be different than expected.

        If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. If you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. If the IRS successfully contests some positions we take, unitholders could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years.

        Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), other retirement plans and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Regulated investment companies are subject to limitations and special rules with respect to ownership of our common units. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity, regulated investment company or a non-U.S. person, you should consult your tax advisor before investing in our units.

        We treat each purchaser of units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we take depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Tax Consequences—Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

        You likely will be subject to state and local taxes and return filing requirements as a result of investing in our common units.

        In addition to federal income taxes, you will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You likely will be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We own property and conduct business in Alabama, Arkansas, Florida, Indiana, Kentucky, Louisiana, Mississippi, Missouri, Ohio, Oklahoma, and Texas. Of those states, Florida and Texas currently do not impose a state income tax upon individuals. We may own property or conduct business in other states or foreign countries in the future. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

        The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        For federal income tax purposes, the partnership will be considered to have terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. If this occurs, you will be allocated an increased amount of federal taxable income for the year in which we are considered to be terminated as a percentage of the cash distributed to you with respect to that period.

        We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the following:

  •
  certain statements, including possible or assumed future results of operations, in "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

  •
  any statements contained in this prospectus regarding the prospects for our business or any of our services or our ability to pay distributions;

  •
  any statements preceded by, followed by or that include the words "may," "seeks," "believes," "expects," "anticipates," "intends," "continues," "estimates," "plans," "targets," "predicts," "attempts," "is scheduled," or similar expressions; and

  •
  other statements contained in this prospectus regarding matters that are not historical facts.

        Our business and results of operations are subject to risks and uncertainties, many of which are beyond our ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

        Important factors, many of which are described in more detail in "Risk Factors," that could cause actual results to differ materially from our expectations include, but are not limited to:

  •
  a reduction in revenues from any of our significant customers upon which we rely for a substantial majority of our revenues;

  •
  debt levels and restrictions in our debt agreements that may limit our operational flexibility;

  •
  the impact on our facilities or operations of extreme weather conditions, such as hurricanes, and other events, such as terrorist attacks or war and costs associated with environmental compliance and remediation;

  •
  failure by any of our significant customers to continue to engage us to provide services after the expiration of existing terminaling services agreements, or our failure to secure comparable alternative arrangements;

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  the continued creditworthiness of, and performance by our significant customers;

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  the availability of acquisition opportunities and successful integration and future performance of acquired facilities;

  •
  timing, cost and other economic uncertainties related to the construction of new tank capacity or facilities;

  •
  conflicts of interest and the limited fiduciary duties of our general partner, which is controlled by TransMontaigne Inc.;

  •
  our failure to avoid federal income taxation as a corporation or the imposition of state-level taxation; and

  •
  the impact of current and future laws and governmental regulations, general economic, market or business conditions.

        We do not intend to update these forward-looking statements except as required by law.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditure or acquisitions.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

	Years ended June 30,				Six Months Ended December 31, 2005	Year Ended December 31, 2006
							Three Months Ended March 31, 2007
	2002	2003	2004	2005
Ratio of Earnings to Fixed Charges	216.4x	153.7x	137.7x	44.0x	7.4x	2.2x	1.6x

        TransMontaigne Partners closed its initial public offering of units on May 27, 2005. Therefore, the information appearing in the table for all periods prior to May 27, 2005 is the information of TransMontaigne Partners (Predecessor). Prior to May 27, 2005, TransMontaigne Partners (Predecessor) was primarily funded with equity contributions from TransMontaigne Inc.

DESCRIPTION OF THE DEBT SECURITIES

        TransMontaigne Partners may issue senior debt securities and TLP Finance may be a co-issuer of senior debt securities under an indenture among TransMontaigne Partners and TLP Finance, as issuers, TransMontaigne Operating Company L.P., Razorback L.L.C., Coastal Terminals L.L.C. and TPSI Terminals L.L.C., as possible Subsidiary Guarantors, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the TransMontaigne Partners senior indenture. TransMontaigne Partners may also issue subordinated debt securities and TLP Finance may be a co-issuer of subordinated debt securities under an indenture to be entered into among TransMontaigne Partners and TLP Finance, as issuers, TransMontaigne Operating Company L.P., Razorback L.L.C., Coastal Terminals L.L.C. and TPSI Terminals L.L.C., as possible Subsidiary Guarantors, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the TransMontaigne Partners subordinated indenture.

        TransMontaigne Operating Company L.P. may issue senior debt securities and TLP Operating Finance may be a co-issuer of senior debt securities under an indenture among TransMontaigne Operating Company L.P. and TLP Operating Finance, as issuers, TransMontaigne Partners, as Guarantor, Razorback L.L.C., Coastal Terminals L.L.C. and TPSI Terminals L.L.C., as possible Subsidiary Guarantors, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the TransMontaigne Operating Company senior indenture. TransMontaigne Operating Company L.P. may also issue subordinated debt securities and TLP Operating Finance may be a co-issuer of subordinated debt securities under an indenture to be entered into among TransMontaigne Operating Company L.P. and TLP Operating Finance, as issuers, TransMontaigne Partners, as Guarantor, Razorback L.L.C., Coastal Terminal L.L.C. and TPSI Terminals L.L.C., as possible Subsidiary Guarantors, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the TransMontaigne Operating Company subordinated indenture.

        We refer to the TransMontaigne Partners senior indenture, the TransMontaigne Operating Company senior indenture, the TransMontaigne Partners subordinated indenture and the TransMontaigne Operating Company subordinated indenture, collectively, as the indentures. The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

        We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the form of the senior indentures and the form of the subordinated indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you.

        Unless the context otherwise requires, references in this section to (i) "we," "us" and "our" mean TransMontaigne Partners L.P., TransMontaigne Operating Company L.P., TLP Finance and TLP Operating Finance, collectively (ii) the "issuer" or "issuers" means TransMontaigne Partners and TLP Finance, collectively, or TransMontaigne Operating Company L.P. and TLP Operating Finance, collectively, as applicable and (iii) an "indenture" refers to the particular indenture under which we issue a series of debt securities.

Provisions Applicable to Each Indenture

General

        Any series of debt securities:

  •
  will be general obligations of the issuer of such series;

  •
  will be general obligations of the Guarantor if they are guaranteed by the Guarantor;

  •
  will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

  •
  may be subordinated to the Senior Indebtedness of the issuers and the Subsidiary Guarantors.

        The indentures do not limit the amount of debt securities that may be issued under any indenture, and do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities under an indenture from time to time in one or more series, each in an amount authorized prior to issuance.

Terms

        We will prepare a prospectus supplement and either a supplemental indenture, or authorizing resolutions of the board of directors of our general partner, accompanied by an officers' certificate, relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

  •
  whether the debt securities will be senior or subordinated debt securities;

  •
  the form and title of the debt securities of that series;

  •
  the total principal amount of the debt securities of that series;

  •
  whether the debt securities of that series will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of and any premium on the debt securities of that series will be payable;

  •
  any interest rate which the debt securities of that series will bear, the date from which interest will accrue, interest payment dates and record dates for interest payments;

  •
  any right to extend or defer the interest payment periods and the duration of the extension;

  •
  whether and under what circumstances any additional amounts with respect to the debt securities of that series will be payable;

  •
  whether debt securities of that series are (i) to be co-issued by TLP Finance or TLP Operating Finance, as applicable, and (ii) entitled to the benefits of any guarantee of the Guarantor or any Subsidiary Guarantor, the identity of any such Subsidiary Guarantors for that series and the terms of such guarantee if different than those set forth in the indenture;

  •
  the place or places where payments on the debt securities of that series will be payable;

  •
  any provisions for the optional redemption or early repayment of that series of debt securities;

  •
  any provisions that would require the redemption, purchase or repayment of that series of debt securities;

  •
  the denominations in which that series of debt securities will be issued;

  •
  the portion of the principal amount of that series of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  any additional means of defeasance of that series of debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

  •
  any changes or additions to the events of default or covenants described in this prospectus;

  •
  any restrictions or other provisions relating to the transfer or exchange of that series of debt securities;

  •
  any terms for the conversion or exchange of that series of debt securities for our other securities or securities of any other entity;

  •
  any changes to the subordination provisions for the subordinated debt securities; and

  •
  any other terms of the debt securities of that series.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the related prospectus supplement any material United States federal income tax consequences and other special considerations.

Guarantee of TransMontaigne Partners

        TransMontaigne Partners will fully and unconditionally guarantee on an unsecured basis all series of debt securities of TransMontaigne Operating Company L.P. and TLP Operating Finance, and will execute a notation of guarantee as further evidence of its guarantee. As used in this prospectus, the term "Guarantor" means TransMontaigne Partners in its role as guarantor of the debt securities of TransMontaigne Operating Company L.P. and TLP Operating Finance. The applicable prospectus supplement will describe the terms of the guarantee by TransMontaigne Partners.

        If a series of senior debt securities of TransMontaigne Operating Company L.P. and TLP Operating Finance is so guaranteed, TransMontaigne Partners' guarantee of the senior debt securities will be TransMontaigne Partners' unsecured and unsubordinated general obligation, and will rank on a parity with all of TransMontaigne Partners' other unsecured and unsubordinated indebtedness. If a series of subordinated debt securities of TransMontaigne Operating Company L.P. and TLP Operating Finance is so guaranteed, TransMontaigne Partners' guarantee of the subordinated debt securities will be TransMontaigne Partners' unsecured general obligation and will be subordinated to all of TransMontaigne Partners' other unsecured and unsubordinated indebtedness.

The Subsidiary Guarantees

        If specified in the prospectus supplement relating to a series of debt securities, any or all of the subsidiaries of TransMontaigne Partners may guarantee any series of debt securities of the issuers. Any such guarantee will be evidenced by a notation of guarantee executed by the appropriate entity. As used in this prospectus, the term "Subsidiary Guarantors" with respect to a series of debt securities means the subsidiaries of TransMontaigne Partners specified in the applicable prospectus supplement to the extent that such subsidiary guarantees such series of debt securities. The applicable prospectus supplement will name the Subsidiary Guarantors for that series of debt securities and will describe the terms of the guarantee by the Subsidiary Guarantors.

        If a series of senior debt securities of the issuers is so guaranteed, the Subsidiary Guarantors' guarantee of the senior debt securities will be the Subsidiary Guarantors' unsecured and unsubordinated general obligation, and will rank on a parity with all of the Subsidiary Guarantors' other unsecured and unsubordinated indebtedness. If a series of subordinated debt securities of the issuers is so guaranteed, the Subsidiary Guarantors' guarantee of the subordinated debt securities will be the Subsidiary Guarantors' unsecured general obligation and will be subordinated to all of the Subsidiary Guarantors' other unsecured and unsubordinated indebtedness.

        The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Subsidiary Guarantor; and

  •
  any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

        The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described below in "—Defeasance," then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the applicable indenture, and to the extent not otherwise prohibited by the applicable indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

  •
  automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

  •
  automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

  •
  following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt for borrowed money of the issuers of such series of debt securities, except for any series of debt securities under the indenture.

Consolidation, Merger and Sale of Assets

        The indentures generally permit a consolidation or merger involving the issuers or the Subsidiary Guarantors. They also permit the issuers or the Subsidiary Guarantors, as applicable, to lease, transfer or dispose of all or substantially all of its assets. Each of the issuers and the Subsidiary Guarantors has agreed, however, that it will not consolidate with or merge into any entity (other than the issuers or a Subsidiary Guarantor, as applicable) or lease, transfer or dispose of all or substantially all of its assets to any entity (other than the issuers or a Subsidiary Guarantor, as applicable) unless:

  •
  it is the continuing entity; or

  •
  if it is not the continuing entity, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction provided that neither TLP Finance nor TLP Operating Finance may merge or consolidate with or into another entity other than a corporation satisfying such requirement for so long as TransMontaigne Partners or TransMontaigne Operating Company L.P., as applicable, is not a corporation; and

  •
  assumes the performance of its covenants and obligations under the applicable indenture; and

  •
  in either case, immediately after giving effect to the transaction, no default or event of default under the applicable indenture would occur and be continuing or would result from the transaction.

        Upon any such consolidation, merger or asset lease, transfer or disposition involving the issuers, the Guarantor or the Subsidiary Guarantors, the resulting entity or transferee will be substituted for the issuers, the Guarantor or the Subsidiary Guarantors, as applicable, under the applicable indenture and debt securities. In the case of an asset transfer or disposition other than a lease, the issuers, the Guarantor or the Subsidiary Guarantors, as applicable, will be released from the applicable indenture.

Events of Default

        Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

  •
  failure to pay interest on that series of debt securities when due that continues for 30 days;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by an issuer or, if the series of debt securities is guaranteed by the Guarantor or the Subsidiary Guarantors, by such Guarantor or Subsidiary Guarantors, to comply with the other agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under the applicable indenture that are affected by that failure;

  •
  certain events of bankruptcy, insolvency or reorganization of an issuer of that series of debt securities or, if the series of debt securities is guaranteed by the Guarantor or any Subsidiary Guarantor, of the Guarantor and/or any such Subsidiary Guarantor that is a "significant subsidiary" of the issuer under the regulations of the Securities and Exchange Commission;

  •
  if the series of debt securities is guaranteed by the Guarantor and/or any Subsidiary Guarantor:

  •
  any of the guarantees of the Guarantor or of any Subsidiary Guarantor that is a significant subsidiary of the issuer ceases to be in full force and effect, except as otherwise provided in the indenture;

  •
  any of the guarantees of the Guarantor or of any Subsidiary Guarantor that is a significant subsidiary of the issuer is declared null and void in a judicial proceeding; or

  •
  the Guarantor or any Subsidiary Guarantor that is a significant subsidiary of the issuer denies or disaffirms its obligations under the indenture or its guarantee; and

  •
  any other event of default provided for in that series of debt securities.

        A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

        If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

        A holder of a debt security of any series issued under each indenture may pursue any remedy under that indenture only if:

  •
  the holder gives the trustee written notice of a continuing event of default for that series;

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

  •
  the holders offer to the trustee indemnity satisfactory to the trustee;

  •
  the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

        In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

  •
  conducting any proceeding for any remedy available to the trustee; and

  •
  exercising any trust or power conferred upon the trustee relating to or arising as a result of an event of default.

        The issuers of a series of debt securities, the Guarantor and the Subsidiary Guarantor, as the case may be, each is required to file each year with the trustee a written statement as to its compliance with the covenants contained in the applicable indenture.

Modification and Waiver

        Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security affected, however, no modification may:

  •
  reduce the amount of debt securities whose holders must consent to an amendment, a supplement or a waiver;

  •
  reduce the rate of or change the time for payment of interest on the debt security;

  •
  reduce the principal of the debt security or change its stated maturity;

  •
  reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

  •
  change any obligation to pay additional amounts on the debt security;

  •
  make payments on the debt security payable in currency other than as originally stated in the debt security;

  •
  impair the holder's or the trustee's right to institute suit for the enforcement of any payment on or with respect to the debt security;

  •
  make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

  •
  modify the provisions relating to the subordination of any subordinated debt security in a manner materially adverse to the holder of that security;

  •
  waive a continuing default or event of default regarding any payment on the debt securities; or

  •
  release the Guarantor, or any Subsidiary Guarantor, or modify the guarantee of the Guarantor or any Subsidiary Guarantor in any manner materially adverse to the holders.

        Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for the assumption of the issuer's obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

  •
  to provide any security for, any guarantees of or any additional obligors on any series of debt securities or any related guarantee;

  •
  to release TLP Finance or TLP Operating Finance, as applicable, as an issuer under the indenture under certain circumstances;

  •
  to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

  •
  to add covenants that would benefit the holders of any debt securities or to surrender any rights the issuer of the debt securities, the Guarantor or any Subsidiary Guarantor, as the case may be, has under that indenture;

  •
  to establish the form or terms of debt securities of any series to be issued under the indenture;

  •
  add or appoint a successor or separate trustee;

  •
  to permit or facilitate the defeasance and discharge of any series of debt securities as permitted by the indenture, provided that such action does not adversely affect the interest of the holders of such debt securities or any other series in any material respect;

  •
  to add events of default with respect to any debt securities; and

  •
  to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

        The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

        When we use the term defeasance, we mean discharge from some or all of an issuer's obligations under the indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at the issuer's option, either of the following may occur:

  •
  the issuer and the Subsidiary Guarantors, if any, will be discharged from its or their obligations with respect to the debt securities of that series and, if applicable, any related guarantee ("legal defeasance"); or

  •
  the issuer and the Subsidiary Guarantors, if any, will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the applicable indenture, and the related events of default will no longer apply ("covenant defeasance").

        If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the issuer's obligation to pay principal, premium and interest on the debt securities and, if applicable, any guarantee of the payments will also survive.

        Unless we inform you otherwise in the prospectus supplement, the issuers will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If the issuers elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

No Personal Liability of General Partner

        TransMontaigne GP L.L.C., TransMontaigne Partners' general partner, and TransMontaigne Operating GP L.L.C., TransMontaigne Operating Company L.P.'s general partner, and their respective directors, managers, officers, employees, incorporators and partners, in such capacity, will not be liable for the obligations of TransMontaigne Partners, TransMontaigne Operating Company L.P. or any Gurantor or Subsidiary Guarantor under the debt securities, the indentures or any related guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a debt security, each holder of that debt security will have agreed to this provision and waived and released any such liability on the part of TransMontaigne GP L.L.C. and TransMontaigne Operating GP L.L.C. and their directors, managers, officers, employees, incorporators and partners. This waiver and release are part of the consideration for our issuance of the debt securities. It is the view of the SEC that a waiver of liabilities under the federal securities laws is against public policy and unenforceable.

Governing Law

        New York law will govern the indentures, the debt securities and any guarantees of the Guarantor or the Subsidiary Guarantors.

Trustee

        We may appoint a separate trustee for any series of debt securities. We use the term "trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Form, Exchange, Registration and Transfer

        The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

        The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any registrar we initially designate, we may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for any series of debt securities.

        In the case of any redemption, we will not be required to register the transfer or exchange of:

  •
  any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice; or

  •
  any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

        Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register.

        Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment unless applicable law designates another person. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities

        The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the related prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the related prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to the TransMontaigne Partners and TransMontaigne Operating Company Subordinated Indentures

Subordination

        Debt securities of a series may be subordinated to the issuer's "Senior Indebtedness," which is defined generally to include any obligation created or assumed by the issuer (or, if the series is guaranteed, the Guarantor and the Subsidiary Guarantors, as the case may be) for the repayment of borrowed money, any purchase money obligation created or assumed by the issuer, and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of the Guarantor or the Subsidiary Guarantors, as the case may be), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of the Guarantor or the Subsidiary Guarantors, as the case may be). Subordinated debt securities will be subordinated in right of payment, to the extent and in the manner set forth in the subordinated indenture and the prospectus supplement relating to such series, to the prior payment of all of the issuer's indebtedness and that of the Guarantor or the Subsidiary Guarantors, as the case may be, that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of the issuer or, if applicable, the Guarantor or the Subsidiary Guarantors, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to that series of subordinated debt securities upon any payment or distribution of the issuer's assets or, if applicable to such series of subordinated debt securities, the Guarantor's assets or the Subsidiary Guarantors' assets, as the case may be, to creditors:

  •
  upon a liquidation or dissolution of the issuer or, if applicable to such series of subordinated debt securities, the Guarantor or the Subsidiary Guarantors, as the case may be; or

  •
  in a bankruptcy, receivership or similar proceeding relating to the issuer or, if applicable to such series of subordinated debt securities, to the Guarantor or the Subsidiary Guarantors, as the case may be.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of such series of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of such series of subordinated debt securities may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as such series of subordinated debt securities.

        If the issuer does not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, the issuer may not:

  •
  make any payments of principal, premium, if any, or interest with respect to such series of subordinated debt securities;

  •
  make any deposit for the purpose of defeasance of such series of subordinated debt securities; or

  •
  repurchase, redeem or otherwise retire any subordinated debt securities of such series, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, the issuer may deliver subordinated debt securities to the trustee in satisfaction of its sinking fund obligation, unless, in either case,

  •
  the default has been cured or waived and any declaration of acceleration has been rescinded;

  •
  the Senior Indebtedness has been paid in full in cash; or

  •
  the issuer and the trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

        Generally, "Designated Senior Indebtedness" will include:

  •
  any specified issue of Senior Indebtedness of at least $100.0 million; and

  •
  any other Senior Indebtedness that the issuer may designate in respect of any series of subordinated debt securities.

        During the continuance of any default, other than a default described in the second paragraph immediately preceding this paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the issuer may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by the issuer and the trustee (and if such Designated Senior Indebtedness is debt of the Guarantor or a Subsidiary Guarantor, the Guarantor or such Subsidiary Guarantor) of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

        The Payment Blockage Period may be terminated before its expiration:

  •
  by written notice from the person or persons who gave the Blockage Notice;

  •
  by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

  •
  if the default giving rise to the Payment Blockage Period is no longer continuing.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities of such series after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities of such series are paid in full, holders of the subordinated debt securities of such series will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Cash Distribution Policy". For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Description of Our Partnership Agreement".

Transfer Agent and Registrar

Duties

        Computershare Trust Company, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

        By transfer of common units or the issuance of common units in a merger or consolidation in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee:

  •
  represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy";

  •
  with regard to the fiduciary duties of our general partner, please read "Risk Factors—Risks Inherent in an Investment in Us" and "Conflicts of Interest and Fiduciary Duties";

  •
  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        We were organized on February 23, 2005 and have a perpetual existence.

Purpose

        Our purpose under the partnership agreement is limited to any business activities that are approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us, the operating partnership or its subsidiaries to engage in activities other than the storage, terminaling, transportation and distribution of refined products, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Voting Rights

        The following matters require the unitholder vote specified below. Various matters require the approval of a "unit majority," which means:

  •
  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the common units.

        In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and the limited partners.

Issuance of additional units:	No approval right.
Amendment of the partnership agreement:
Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See "—Amendment of the Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets:	Unit majority in certain circumstances. See "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership:	Unit majority. See "—Termination and Dissolution."
Continuation of our partnership upon dissolution:	Unit majority. See "—Termination and Dissolution."
Withdrawal of our general partner:
Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2015 in a manner that would cause a dissolution of our partnership. See "—Withdrawal or Removal of Our General Partner."
Removal of our general partner:
Not less than 66 2/3% of the outstanding common and subordinated units, voting as a single class, including units held by our general partner and its affiliates. See "—Withdrawal or Removal of Our General Partner."
Transfer of the general partner interest:
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2015. See "—Transfer of General Partner Interest."

Transfer of incentive distribution rights:
Except for transfers to an affiliate or another person as part of our general partner's merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2015. See "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in our general partner:	No approval required at any time. See "—Transfer of Ownership Interests in General Partner."

Limited Liability

Participation in the Control of Our Partnership

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to the partnership agreement; or

  •
  to take other action under the partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

Unlawful Partnership Distributions

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Failure to Comply with the Limited Liability Provisions of Jurisdictions in which we do Business

        Our subsidiaries conduct business in eleven states. Our subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in the operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        The partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership securities, our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner's 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

        Amendments to the partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

        The provision of the partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding common and subordinated units voting together as a single class (including units owned by our general partner and its affiliates). As of the date of this prospectus, our general partner and its affiliates own 45.5% of the outstanding common and subordinated units.

No Unitholder Approval

        Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

  (1)
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  (2)
  the admission, substitution, withdrawal, or removal of partners in accordance with the partnership agreement;

  (3)
  a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating partnership, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  (6)
  any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

  (7)
  an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

  (8)
  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by the partnership agreement;

  (9)
  a change in our year or taxable year and related changes;

  (10)
  mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

  (11)
  any other amendments substantially similar to any of the matters described in (1) through (10) above.

        In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee in connection with a merger or consolidation approved in accordance with our partnership agreement, or if our general partner determines that those amendments:

  (1)
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

  (5)
  are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under "—No Unitholder Approval." No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding common and subordinated units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale, or Other Disposition of Assets

        A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

        In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the aggregate amount of units and other equity interests to be issued do not exceed 20% of our outstanding equity interests immediately prior to the transaction.

        If conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  (2)
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  (3)
  the entry of a decree of judicial dissolution of our partnership; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  (1)
  the action would not result in the loss of limited liability of any limited partner; and

  (2)
  neither our partnership, the limited partnership, the operating partnership nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Cash

Distribution Policy—Distributions of cash upon liquidation". The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common and subordinated units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common and subordinated units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding common and subordinated units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. As of the date of this prospectus, our general partner and its affiliates own approximately 45.5% of the outstanding common and subordinated units.

        The partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for the transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

  •
  an affiliate of our general partner (other than an individual), or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to June 30, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in General Partner

        At any time, TransMontaigne Services Inc. may sell or transfer all or part of its membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest of the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to June 30, 2015, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after June 30, 2015, the incentive distribution rights will be freely transferable.

Change of Management Provisions

        The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove TransMontaigne GP L.L.C. as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

        The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either of our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

  •
  the current market price as of the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities". However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state, or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship, or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship, or related status. If a limited partner fails to furnish information about his nationality, citizenship, or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was an affiliate of our general partner or any departing general partner;

  (4)
  any person who is or was a officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

  (5)
  any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; or

  (6)
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf on-site at our terminals and pipeline, and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year ends on December 31.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

  (1)
  a current list of the name and last known address of each partner;

  (2)
  a copy of our tax returns;

  (3)
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  (4)
  copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

  (5)
  information regarding the status of our business and financial condition; and

  (6)
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units, or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of TransMontaigne GP L.L.C. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CASH DISTRIBUTION POLICY

        The following terms used in this section are defined in the "Glossary of Terms" attached to this prospectus as Appendix A: "adjusted operating surplus," "arrearage," "available cash," "capital surplus," "operating surplus," "incentive distribution right," "Incentive distributions" and "subordination period."

General

        All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus." We distribute available cash from operating surplus and available cash from capital surplus in different ways. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus as of the end of the fiscal quarter before that distribution. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not currently anticipate that we will make any distributions from capital surplus in the foreseeable future.

Distributions of Available Cash

        Within approximately 45 days after the end of each quarter, we will distribute all of our available cash, as defined in our partnership agreement, to unitholders of record on the applicable record date. Available cash generally means all cash on hand at the end of the quarter:

  •
  less the amount of cash reserves established by our general partner to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

  •
  plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter.

Distributions of Available Cash During the Subordination Period

        During the subordination period, common units are entitled to receive distributions from operating surplus of $0.40 per unit per quarter (which we refer to as the minimum quarterly distribution), or $1.60 per unit per year, plus any arrearages in the payment of the minimum quarterly distribution from prior quarters, before any such distributions are paid on our subordinated units. At December 31, 2006, there were 3,972,500 common units and 3,322,266 subordinated units issued and outstanding. At December 31, 2006, the amounts of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter and for four quarters on the common units, the subordinated units, and the general partner units were approximately:

	One Quarter	Four Quarters
	(in thousands)
Common units and related distribution on general partner units	$1,621	$6,486
Subordinated units and related distribution on general partner units	$1,356	$5,424

Total	$2,977	$11,910

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  First, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, cash in excess of the minimum quarterly distributions is distributed to unitholders and the general partner in the manner described under "—Incentive Distribution Rights" below.

Distributions of Available Cash After the Subordination Period

        The subordination period generally will not end until June 30, 2010. However, a portion of the subordinated units may be converted into common units at an earlier date on a one-for-one basis based on the achievement of certain financial goals as discussed below.

        We will make distributions of available cash for any quarter after the subordination period in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, in the manner described under "—Incentive Distribution Rights" below.

Definition of Subordination Period

        We define the subordination period in the Glossary of Terms. The subordination period will extend until the first day of any quarter beginning after June 30, 2010 that each of the following are met:

  •
  distributions of available cash from operating surplus on each outstanding common unit, subordinated unit and general partner unit equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the general partner units during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit will immediately convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

        Early Conversion of Subordinated Units.    Before the end of the subordination period, a portion of the subordinated units may convert into common units on a one-for-one basis immediately after the distribution of available cash to partners in respect of any quarter ending on or after:

  •
  June 30, 2008 with respect to 25% of the subordinated units; and

  •
  June 30, 2009 with respect to an additional 25% of the subordinated units.

        The early conversions will occur if, at the end of the applicable quarter, each of the three tests described above for terminating the subordination period are met. However, the early conversion of the second 25% of the subordinated units may not occur until at least one year following the early conversion of the first 25% of the subordinated units.

        In addition to the early conversion of subordinated units described above, 25% of the subordinated units may convert into common units on a one-for-one basis prior to the end of the subordination period if at the end of a quarter ending on or after June 30, 2008 each of the following occurs:

  •
  distributions of available cash from operating surplus on each outstanding common unit, subordinated unit and general partner unit equaled or exceeded $2.00 (125% of the annualized minimum quarterly distribution) for each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of a distribution of $2.00 (125% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units on a fully diluted basis and the general partner units during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        This additional early conversion is a one time occurrence.

        Finally, 25% of the subordinated units may convert into common units on a one-for-one basis prior to the end of the subordination period if at the end of a quarter ending on or after June 30, 2009 each of the following occurs:

  •
  distributions of available cash from operating surplus on each outstanding common unit and subordinated unit and general partner unit equaled or exceeded $2.24 (140% of the annualized minimum quarterly distribution) for each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of a distribution of $2.24 (140% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units on a fully diluted basis and the general partner units during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        This additional early conversion is a one time occurrence.

        For example, if we earn and pay at least $1.60 on each outstanding unit and general partner unit for each of the three four-quarter periods ending June 30, 2008, and if we earn and pay at least $2.00 on each outstanding unit and general partner unit for each of the two four-quarter periods ending June 30, 2008, 50% of the subordinated units will convert into common units with respect to the quarter ending June 30,

2008. If we then earn and pay at least $1.60 on each outstanding unit and general partner unit for each of the three consecutive four-quarter periods ending June 30, 2009, and if we earn and pay at least $2.00 on each outstanding unit and general partner unit for each of the two four-quarter periods ending June 30, 2009, the remaining 50% of the subordinated units will convert into common units.

        Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

Incentive Distribution Rights

        Incentive distribution rights are a non-voting limited partner interest that represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

        The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal percentage interest in distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total per unit quarterly distribution," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume our general partner has contributed any additional capital to maintain its 2% general partner interest and has not transferred its incentive distribution rights.

		Marginal percentage interest in distributions
	Total per unit quarterly distribution	Unitholders	General partner
Minimum Quarterly Distribution	$0.40	98%	2%
First Target Distribution	up to $0.44	98%	2%
Second Target Distribution	above $0.44 up to $0.50	85%	15%
Third Target Distribution	above $0.50 up to $0.60	75%	25%
Thereafter	Above $0.60	50%	50%

        There is no guarantee that we will be able to pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our senior secured credit facility.

Distribution from Capital Surplus

        How Distributions from Capital Surplus Will Be Made.    We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        Effect of a Distribution from Capital Surplus.    The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered capital." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered capital. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered capital is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We would then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to our general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the number of common units issuable during the subordination period without a unitholder vote; and

  •
  the number of common units into which a subordinated unit is convertible.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered capital would each be reduced to 50% of its initial level, the number of common units issuable during the subordination period without a unitholder vote would double and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

        General.    If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

        Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  Fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

  •
  Fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

  •
  Sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

  •
  Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

        The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        Manner of Adjustments for Losses.    If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  Thereafter, 100% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        Adjustments to Capital Accounts.    We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including TransMontaigne Inc., on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner, TransMontaigne GP L.L.C., have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

        Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth arrow points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

        Conflicts of interest could arise in the situations described below, among others.

        Morgan Stanley Capital Group and TransMontaigne Inc., as users of our pipeline and terminals, have an economic incentive not to cause us to seek a higher tariff or higher terminaling service fees, even if such higher rates or terminaling service fees would reflect rates that could be obtained in arm's-length, third-party transactions.

        Although the terminaling services agreement contains pricing methodologies for Morgan Stanley Capital Group's and TransMontaigne Inc.'s use of our pipeline and integrated terminaling services, we may decrease our fees voluntarily at any time. Our general partner has the authority to determine if and to what extent our fees will be decreased. However, any proposals by our general partner to reduce our fees will be submitted to the conflicts committee for their approval. Our general partner also has the authority to determine whether we seek an increase to our fees, and if so, the size of the increase. In making such a decision, the directors and officers of our general partner will consider their fiduciary duties to manage our general partner in a manner beneficial to its owner, TransMontaigne Services Inc.

        TransMontaigne Inc. may engage in competition with us under certain circumstances.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us and certain services the employees of TransMontaigne Services Inc. are currently providing to TransMontaigne Inc. In the omnibus agreement TransMontaigne Inc. will agree to certain exclusive options and obligations to offer to sell acquired or constructed assets; if we do not exercise our right to negotiate for the purchase of the assets subject to these provisions, TransMontaigne Inc. will be permitted to retain or sell the assets without restriction. Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

        Neither our partnership agreement nor any other agreement requires TransMontaigne Inc. to pursue a business strategy that favors us or utilizes our assets or what markets to pursue or grow. TransMontaigne Inc.'s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of TransMontaigne Inc., which may be contrary to our interests.

        Because the officers and certain of the directors of our general partner are also directors and/or officers of TransMontaigne Inc., such directors and officers have fiduciary duties to TransMontaigne Inc. that may cause them to pursue business strategies that disproportionately benefit TransMontaigne Inc. or which otherwise are not in our best interests.

        Our general partner is allowed to take into account the interests of parties other than us, such as TransMontaigne Inc., in resolving conflicts of interest.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

        We do not have any employees and rely on the employees of the sole member of our general partner and its affiliates.

        We do not have any officers or employees and rely solely on officers of our general partner and employees of TransMontaigne Services Inc., the sole member of our general partner, and its affiliates. Affiliates of our general partner and TransMontaigne Services Inc. conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to TransMontaigne Services Inc. and its affiliates. The officers of our general partner are not required to work full time on our affairs. These officers devote significant time to the affairs of TransMontaigne Inc. or its affiliates and will be compensated by these affiliates for the services rendered to them.

        Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

  •
  provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

  •
  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

        Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash that is distributed to our unitholders.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

  •
  the amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  the issuance of additional units; and

  •
  the creation, reduction, or increase of reserves in any quarter.

        In addition, our general partner may use an amount, equal to $12.8 million as of the date of this prospectus, which would not otherwise constitute operating surplus in order to permit the payment of cash distributions on the subordinated units or incentive distribution rights. Please read "Cash Distribution Policy".

        Our general partner determines which costs incurred by TransMontaigne Inc. are reimbursable by us.

        We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

        Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, are or will be the result of arm's-length negotiations.

        Our general partner will determine, in good faith, the terms of any of these transactions.

        Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

        Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements, such as our senior secured credit facility, so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

        Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units.

        Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "Description of Our Partnership Agreement—Limited Call Right."

        Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including the terminaling services agreements with Morgan Stanley Capital Group and TransMontaigne Inc.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

        Our general partner decides whether to retain separate counsel, accountants, or others to perform services for us.

        The attorneys, independent accountants, and others who perform services for us have been retained by our general partner. Attorneys, independent accountants, and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware

Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that otherwise would be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such modifications, transactions such as the exercise of our exclusive options to purchase additional product terminals from TransMontaigne Inc. could result in violations of our general partner's state-law fiduciary duty standards. We believe this is appropriate and necessary because our general partner's board of directors has fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

        The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general standards partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
• "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the arrow points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

        In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Description of the Common Units—Transfer of Common Units." This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        We must indemnify our general partner and its officers, directors, and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons.

        We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the fiduciary duties of our general partner, you should consult with your own counsel. Please read "Description of Our Partnership Agreement—Indemnification."

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Morrison & Foerster LLP, counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to TransMontaigne Partners and our operating partnership.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters or as to positions attributed to us, contained in this section, unless otherwise noted, are the opinion of Morrison & Foerster LLP and are based on the accuracy of the representations made by us.

        We will rely on opinions of Morrison & Foerster LLP with respect to certain tax matters as described below. Unlike an IRS ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that approximately 6% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Morrison & Foerster LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time, but we believe that our qualifying income has been, and will be, significantly more than 90% of our gross income for all relevant tax periods.

        No ruling has been or will be sought from the IRS as to our status for federal income tax purposes. Instead, we will rely on the opinion of Morrison & Foerster LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we are classified as a partnership and the operating partnership is disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Morrison & Foerster LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Morrison & Foerster LLP has relied are:

  (a)
  Neither we, the general partner of the operating partnership nor the operating partnership has elected or will elect to be treated as a corporation;

  (b)
  For each taxable year, more than 90% of our gross income will be income that Morrison & Foerster LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

  (c)
  Other customary representations.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net earnings would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Morrison & Foerster LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of TransMontaigne Partners will be treated as partners of TransMontaigne Partners for federal income tax purposes. Also:

  (a)
  assignees who are awaiting admission as limited partners, and

  (b)
  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of TransMontaigne Partners for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in TransMontaigne Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-through of Taxable Income.    We do not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder is required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Please read "—Tax Treatment of Operations—Taxable Year and Accounting Method."

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of common units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net earnings may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. Gross income may also be allocated to holders of subordinated units after the close of the subordination period to the extent necessary to give them economic rights at liquidation identical to the rights of common units. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        For tax purposes, we are required to adjust the "book" basis of all assets held by us and our operating partnership, referred to below as "Adjusted Property," to their fair market values each time we issue additional units. We will be required to do so in connection with the closing of an offering and to adjust this book basis for each asset in proportion to tax depreciation or amortization we later claim with respect to the asset. Section 704(c) principles set forth in Treasury Regulations require that subsequent allocations of depreciation, gain, loss and similar items with respect to the asset take into account the difference between the "book" and tax basis of the asset. In this context, we use the term "book" as that term is used in Treasury regulations relating to partnership allocations for tax purposes. The "book" value of our property for this purpose may not be the same as the book value of our property for financial reporting purposes.

        For example, a substantial portion of our Adjusted Property may be depreciable property with a "book" basis in excess of its tax basis immediately prior to an offering. Section 704(c) principles generally will require that depreciation with respect to each such property be allocated disproportionately to purchasers of common units in an offering and away from our general partner and other unitholders. To the extent these disproportionate allocations do not produce a result to purchasers of common units in an offering similar to that which would be the case if all of our assets had a tax basis "stepped up" to their "book" basis on the date an offering closes, purchasers of common units in an offering will be allocated the additional tax deductions needed to produce that result as to any asset with respect to which we elect the "remedial method" of taking into account differences between the "book" and tax bases of the asset.

        In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by unitholders that did not receive the benefit of such deduction. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Morrison & Foerster LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss".

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        The timing of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c)-type gain or loss with respect to an asset and certain elections we make as to the manner in which we will apply Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read "—Allocation of Income, Gain, Loss and Deduction". The timing of these deductions may affect the uniformity of our units. Please read "—Uniformity of Units".

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. Morrison & Foerster LLP has not rendered an opinion regarding these allocations, adjustments or determinations. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Taxable Year and Accounting Method.    We have taken the position that our current taxable year will end on December 31, 2007. Please read "Risk Factors—Tax Risks." Each unitholder will be required to include in income his share our income, gain, loss and deduction for the our taxable year ending within or with his taxable year. A unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees". We use the accrual method of accounting for federal income tax purposes.

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any future offering will be borne by our general partner and the holders of units immediately prior to an offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction".

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss".

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. The underwriting discounts and commissions we incur will be treated as syndication expenses. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated"

partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Morrison & Foerster LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Transfer Notification Requirements.    A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A unitholder who acquires units generally is required to notify us in writing of that acquisition within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. Please read "—Tax Treatment of Operations—Taxable Year and Accounting Method". We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units.

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Our counsel, Morrison & Foerster LLP, is unable to opine as to validity of such filing positions. A unitholder's basis in units is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in his or her common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss". The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, nonresident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        A regulated investment company is subject to limitations and special rules with respect to ownership of our units. Accordingly, regulated investment companies should consult their tax advisors with respect to the tax consequences of the ownership of our units.

        Nonresident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net earnings or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the

United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Morrison & Foerster LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names TransMontaigne GP L.L.C. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  whether the beneficial owner is:

  1.
  a person that is not a United States person;

  2.
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  3.
  a tax-exempt entity;

  (c)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  (1)
  for which there is, or was, "substantial authority;" or

  (2)
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        More stringent rules apply to "tax shelters," as that term is defined for purposes of the penalty provisions, but we believe we are not a tax shelter under that definition. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in Alabama, Arkansas, Florida, Indiana, Kentucky, Louisiana, Mississippi, Missouri, Ohio, Oklahoma, and Texas. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. We may, but are not required to, treat amounts withheld as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections". Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Morrison & Foerster LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating the offering of debt securities.

INVESTMENT IN TRANSMONTAIGNE PARTNERS BY EMPLOYEE CASH BENEFIT PLANS

        An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income (please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors" by the plan and, if so, the potential after-tax investment return.

        In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit our common units, employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified prohibited transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our common units should consider whether the entity's purchase or ownership of such common units would or could result in the occurrence of such a prohibited transaction.

        In addition to considering whether the purchase or ownership of common units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, any of the following applies (provided certain technical requirements are satisfied): (a) the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws; (b) the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

        Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby directly to purchasers, through agents, through underwriters or through dealers.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

        Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

        The aggregate maximum compensation that underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 8% of the gross proceeds from the sale.

        Because the NASD views our common units as interests in a direct participation program, any offering of common units pursuant to this registration statement will be made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Morrison & Foerster LLP, Denver, Colorado. Morrison & Foerster LLP, New York, New York, will also render an opinion on the material federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering that counsel will be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements and schedules of TransMontaigne Partners L.P. as of December 31, 2006 and 2005 and for the year ended December 31, 2006, the six months ended December 31, 2005 and for each of the years in the two-year period ended June 30, 2005 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the combined balance sheets of TransMontaigne Partners (Predecessor) as of August 31, 2006, December 31, 2005, and June 30, 2005, and the related combined statements of operations, equity, and cash flows for the eight months ended August 31, 2006, six months ended December 31, 2005, and for each of the years in the two-year period ended June 30, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about their public reference room and their copy charges. Our periodic reports and other information about us may also be inspected at:

The New York Stock Exchange
20 Broad Street
New York, New York 10005

INCORPORATION OF INFORMATION FILED WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, supersede the information contained in this prospectus.

        We are incorporating by reference the following documents that we have previously filed with the SEC (Commission File No. 001-32505), except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules:

  •
  Annual Report on Form 10-K for the year ended December 31, 2006.

  •
  Current Reports on Form 8-K and 8-K/A filed with the SEC on January 5, 2007, January 22, 2007, March 16, 2007, April 24, 2007 and May 8, 2007.

  •
  Our Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

  •
  The description of our common units contained in our Registration Statement on Form 8-A dated and filed with the SEC on May 17, 2005, including any amendments or reports filed with the SEC for the purpose of updating such description.

        We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus. In no event, however, will any of the information that we "furnish" to the SEC in any Current Report on Form 8-K from time to time be incorporated by reference into, or otherwise included in, this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any of the documents referred to above by written or oral request to:

TransMontaigne Partners L.P.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Attention: Investor Relations
Telephone: (303) 626-8200

        We maintain a web site at www.transmontaignepartners.com. The reference to our web site does not constitute incorporation by reference of the information contained at the site and you should not consider it a part of this prospectus or any other document we file with or furnish to the SEC.

Appendix A

GLOSSARY OF TERMS

        adjusted operating surplus:    With respect to any period, generated operating surplus with respect to such period as adjusted to:

  (a)
  increase generated operating surplus by any decreases made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period;

  (b)
  decrease generated operating surplus by any decrease in cash reserves for operating expenditures with respect to such period not relating to an operating expenditure made with respect to such period; and

  (c)
  increase generated operating surplus by any net increase in cash reserves for operating expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium.

        available cash:    With respect to any quarter ending prior to liquidation:

  (a)
  the sum of:

  (1)
  all cash and cash equivalents of TransMontaigne Partners and its subsidiaries on hand at the end of that quarter; and

  (2)
  if our general partner so determines, all or a portion of any additional cash or cash equivalents of TransMontaigne Partners and its subsidiaries on hand on the date of determination of available cash for that quarter;

  (b)
  less the amount of cash reserves established by our general partner to:

  (1)
  provide for the proper conduct of the business of TransMontaigne Partners and its subsidiaries (including reserves for future capital expenditures and for future credit needs of TransMontaigne Partners and its subsidiaries) after that quarter;

  (2)
  comply with applicable law or any debt instrument or other agreement or obligation to which TransMontaigne Partners or any of its subsidiaries is a party or its assets are subject; and

  (3)
  provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our general partner may not establish cash reserves pursuant to clause (3) above unless our general partner has determined that the establishment of reserves will not prevent TransMontaigne Partners from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and provided, further, that disbursements made by TransMontaigne Partners or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the general partner so determines.

        barrel:    One barrel of petroleum products equals 42 U.S. gallons.

        bbls:    Barrels.

        capital account:    The capital account maintained for a partner under the partnership agreement. The capital account in respect of a general partner interest, a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that general partner interest, common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in TransMontaigne Partners held by a partner.

        capital surplus:    All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

        closing price:    The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, as reported in the principal consolidated transaction reporting system for securities listed on the principal national securities exchange on which the units of that class are listed. If the units of that class are not listed on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our general partner.

        common carrier pipeline:    A pipeline engaged in the transportation of petroleum as a public utility and common carrier for hire.

        common unit arrearage:    The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

        current market price:    For any class of units listed on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

        EBITDA:    Earnings before interest, taxes, depreciation and amortization.

        GAAP:    Generally accepted accounting principles in the United States.

        general and administrative expenses:    General and administrative expenses consist of employment costs, cost of facilities, as well as legal, audit and other administrative costs.

        generated operating surplus:    With respect to any period ending prior to liquidation and without duplication:

  (a)
  all cash receipts during such period, excluding cash from interim capital transactions; less

  (b)
  all operating expenditures during such period; less

  (c)
  the amount of all increases made during such period in cash reserves established by our general partner to provide funds for future operating expenditures; plus

  (d)
  the amount of all decreases made during such period in cash reserves established by our general partner to provide funds for future operating expenditures.

        incentive distribution right:    A non-voting limited partner partnership interest issued to the general partner. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

        incentive distributions:    The distributions of available cash from operating surplus initially made to the general partner that are in excess of the general partner's aggregate 2% general partner interest.

        interim capital transactions:    The following transactions if they occur prior to liquidation:

  (a)
  borrowings, refinancings or refundings of indebtedness (other than for items purchased on open account in the ordinary course of business) by TransMontaigne Partners or any of its subsidiaries, and sales of debt securities of TransMontaigne Partners or any of its subsidiaries;

  (b)
  sales of equity interests by TransMontaigne Partners or any of its subsidiaries (including common units sold to the underwriters pursuant to the exercise of the overallotment option); and

  (c)
  sales or other voluntary or involuntary dispositions of any assets of TransMontaigne Partners or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as a part of normal retirements or replacements).

        operating expenditures:    All expenditures of TransMontaigne Partners and its subsidiaries, including, but not limited to, taxes, reimbursements of our general partner, interest payments, maintenance capital expenditures and non-pro rata repurchases of units of TransMontaigne Partners, but excluding the following:

  (a)
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness;

  (b)
  expansion capital expenditures;

  (c)
  payment of transaction expenses relating to interim capital transactions; and

  (d)
  distributions to partners, including taxes paid on behalf of partners that are deemed to be distributions to partners.

Where capital expenditures consist of both maintenance capital expenditures and expansion capital expenditures, the general partner, with the concurrence of the conflicts committee, shall determine the allocation between the amounts paid for each.

        operating surplus:    With respect to any period prior to liquidation, on a cumulative basis and without duplication:

  (a)
  generated operating surplus with respect to such period; plus

  (b)
  an amount equal to four times the amount needed for any one quarter for TransMontaigne Partners to pay a distribution on all units (including general partner units) and incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter.

        residual fuel oils:    The heavier oils that remain after the distillate fuel oils and lighter hydrocarbons are boiled off in refinery operations.

        subordination period:    The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

  (a)
  the first day of any quarter beginning after June 30, 2010 for which:

  (1)
  distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  (2)
  the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted basis, and the general partner units; and

    (3)
    there are no outstanding cumulative common units arrearages; and

  (b)
  the date on which the general partner is removed as general partner of TransMontaigne Partners upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal.

        throughput:    The volume of refined product transported or passing through a pipeline, plant, terminal or other facility.

        units:    Refers to both common units and subordinated units, but not general partner units.

Port Everglades Terminal

Truck Rack at Port Everglades Terminal

Baton Rouge Barge Dock

Brownsville Terminal